   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 1997
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        WARWICK COMMUNITY BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                            6036                       BEING APPLIED FOR
   (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD                   (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NO.)            IDENTIFICATION NO.)

                               18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (914) 986-2206
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               TIMOTHY A. DEMPSEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WARWICK COMMUNITY BANCORP, INC.
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

                          DOUGLAS J. MCCLINTOCK, ESQ.
                            THACHER PROFFITT & WOOD
                             TWO WORLD TRADE CENTER
                               NEW YORK, NY 10048
                                 (212) 912-7436
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF SECURITIES TO     AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
     BE REGISTERED          REGISTERED(1)        PER SHARE(2)           PRICE(2)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share........   6,606,523 shares         $10.00             $66,065,230            $20,020
============================================================================================================

(1) Includes the maximum number of shares that may be issued in connection with this offering, based on various assumptions relating thereto.
(2) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                     [LOGO] WARWICK COMMUNITY BANCORP, INC.
            (PROPOSED HOLDING COMPANY FOR THE WARWICK SAVINGS BANK)

                        5,577,500 SHARES OF COMMON STOCK
                                $10.00 PER SHARE

    Warwick Community Bancorp, Inc. ("Company"), a Delaware corporation, is offering up to 5,577,500 shares of its common stock, par value $.01 per share ("Common Stock"), in connection with the conversion of The Warwick Savings Bank ("Bank") from a New York mutual savings bank to a New York stock savings bank pursuant to the Bank's amended plan of conversion ("Plan" or "Plan of Conversion"). In certain circumstances, the Company may increase the amount of Common Stock offered hereby to 6,414,100 shares. See footnote 4 to the table below. The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company, the offer and sale of the Common Stock by the Company and the additional issuance to The Warwick Savings Foundation ("Foundation") equal to 3% of the number of shares sold by the Company are referred to herein as the "Conversion." Consummation of the Conversion is subject to, among other things, the approval of the Plan by the Bank's Eligible Account Holders (as defined herein). See "The Conversion."
                                                   (continued on following page)
                            ------------------------

      THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROSPECTUS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK, THE
NEW YORK STATE BANKING BOARD, THE NEW YORK STATE BANKING DEPARTMENT, THE FEDERAL
 DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION OR ANY OTHER AGENCY, NOR HAS SUCH COMMISSION, SUPERINTENDENT, BOARD, DEPARTMENT, CORPORATION
 OR ANY STATE SECURITIES COMMISSION OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                                               ESTIMATED
                                                                                             UNDERWRITING
                                                                                            COMMISSIONS AND      ESTIMATED NET
                                                                       PURCHASE PRICE(1)   OTHER EXPENSES(2)      PROCEEDS(3)
------------------------------------------------------------------------------------------------------------------------------
Minimum Per Share....................................................       $10.00               $0.43               $9.57
------------------------------------------------------------------------------------------------------------------------------
Midpoint Per Share...................................................       $10.00               $0.39               $9.61
------------------------------------------------------------------------------------------------------------------------------
Maximum Per Share....................................................       $10.00               $0.36               $9.64
------------------------------------------------------------------------------------------------------------------------------
Total Minimum(1).....................................................     $41,225,000         $1,781,000          $39,444,000
------------------------------------------------------------------------------------------------------------------------------
Total Midpoint(1)....................................................     $48,500,000         $1,906,000          $46,594,000
------------------------------------------------------------------------------------------------------------------------------
Total Maximum(1).....................................................     $55,775,000         $2,031,000          $53,744,000
------------------------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted(4)........................................     $64,141,000         $2,175,000          $61,966,000
==============================================================================================================================

(1) Determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro"), dated as of September 18, 1997, which states that the aggregate estimated pro forma market value of the Common Stock ranged from $41,225,000 to $55,775,000 with a midpoint of $48,500,000 ("Valuation
    Range"). FinPro's independent appraisal is based upon estimates and projections that are subject to change, and the valuation must not be construed as a recommendation as to the advisability of purchasing the Common Stock nor an assurance that a purchaser will thereafter be able to sell such shares at or above the $10.00 price per share ("Purchase Price") to be paid for each share of Common Stock subscribed for or purchased in the Offerings (as defined herein). Based on the Valuation Range, the Board of Trustees of the Bank established the estimated price range of $41,225,000 to $55,775,000 ("Estimated Price Range"), or between 4,122,500 and 5,577,500 shares of Common Stock at the Purchase Price. See "The Conversion -- Stock Pricing" and "-- Number of Shares to be Issued."

(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of approximately $1.1 million and marketing fees to be paid to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in connection with the Subscription and Community Offerings (as defined herein), which fees are estimated to be $681 thousand and $931 thousand, respectively, at the minimum and the maximum of the Estimated Price Range. See "The Conversion -- Marketing and Underwriting Arrangements." Such fees may be deemed to be underwriting fees, and Sandler O'Neill may be deemed to be an underwriter. See "Pro Forma Data" for the assumptions used to arrive at these estimates. Actual fees and expenses may vary from the estimates.

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in each of the Offerings (as defined herein) and other factors. Includes the purchase of shares of Common Stock by the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan and related trust ("ESOP"), which is intended to be funded by a loan from the Company to the ESOP, which initially will be deducted from the Company's shareholders' equity. See "Use of Proceeds" and "Pro Forma Data."

(4) As adjusted to give effect to the sale of up to an additional 15% of the shares which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in the market and general financial and economic conditions. See "Pro Forma Data" and "The Conversion -- Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion -- Subscription Offering and Subscription Rights," "-- Community Offering" and "-- Limitations on Common Stock Purchases."

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY.

                        Sandler O'Neill & Partners, L.P.
                            ------------------------

               The date of this Prospectus is November   , 1997.

(continued from previous page)

     NON-TRANSFERABLE RIGHTS TO SUBSCRIBE FOR THE COMMON STOCK HAVE BEEN GRANTED, IN ORDER OF PRIORITY, TO EACH OF THE BANK'S ELIGIBLE ACCOUNT HOLDERS (AS DEFINED HEREIN) AND TO THE COMPANY'S AND THE BANK'S TAX-QUALIFIED STOCK EMPLOYEE BENEFIT PLANS ("EMPLOYEE PLANS") IN A SUBSCRIPTION OFFERING ("SUBSCRIPTION OFFERING"). SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING OR ATTEMPTING TO TRANSFER SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE NEW YORK STATE BANKING DEPARTMENT ("NYSBD"). Upon completion of the Subscription Offering and subject to other limitations described herein, any shares of Common Stock not subscribed for in the Subscription Offering will be subsequently offered by the Company for sale in a community offering ("Community Offering") to certain members of the general public to whom a copy of this Prospectus is delivered. The Subscription Offering and the Community Offering are referred to, together, as the "Subscription and Community Offerings." It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a syndicated community offering ("Syndicated Community Offering") (the Subscription and Community Offerings and the Syndicated Community Offering are referred to, collectively, as the "Offerings"). If shares of Common Stock are offered by the Company in a Syndicated Community Offering, the Company will incur additional underwriting commissions, in accordance with agreements to be entered into at the time of such offering. See "The
Conversion -- Syndicated Community Offering."

     The Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"), which is an Employee Plan, intends to subscribe for 8% of the total number of shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation. To the extent not purchased in the Subscription Offering, the ESOP intends to purchase the remaining portion of such shares in open market transactions following the Conversion. Shares purchased by the ESOP are anticipated to be funded by a loan from the Company to be repaid over a period of up to 10 years at an interest rate of 8%.

     No Eligible Account Holder, in his or her capacity as such, may subscribe in the Subscription Offering for more than $150,000 of the Common Stock offered in the Conversion; no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than $150,000 of the Common Stock offered in the Conversion; and, except for the Employee Plans, no person, together with associates of and persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of 1.0% of the total number of shares of Common Stock offered for sale in the Conversion. At any time during the Conversion, the overall maximum purchase limitation may be increased and the amount that may be subscribed for may be increased in the sole discretion of the Bank or the Company without further approval of the Bank's depositors. Prior to the consummation of the Conversion, if such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. The minimum purchase is 25 shares. THE COMPANY AND THE BANK RESERVE THE RIGHT, IN THEIR ABSOLUTE DISCRETION, TO ACCEPT OR REJECT, IN WHOLE OR IN PART, ANY OR ALL SUBSCRIPTIONS IN THE COMMUNITY OFFERING AND THE SYNDICATED COMMUNITY OFFERING, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE TERMINATION OF SUCH OFFERINGS. If an order is rejected, the funds submitted with such order will be returned promptly with interest. If the Company rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription. See "The Conversion -- Subscription Offering and Subscription Rights," "-- Community Offering" and "-- Limitations on Common Stock Purchases."

     Pursuant to the Plan, the Company intends to establish a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will create the Foundation and fund the Foundation with shares of Common Stock contributed by the Company from authorized but unissued shares, in an amount equal to 3% of the number of shares of Common Stock sold in the Conversion. The Foundation will be dedicated to charitable purposes within the Bank's local community. For a discussion of the Foundation and its effects on the Conversion, see "Risk Factors -- Establishment of Charitable Foundation," "Pro Forma Data" and "The Conversion -- Establishment of The Warwick Savings Foundation."

(continued from previous page)
     The Bank has engaged Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to consult with and advise the Company and the Bank in the Offerings, and Sandler O'Neill has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Sandler O'Neill is not obligated to take or purchase any shares of Common Stock in the Offerings. The Company and the Bank have agreed to indemnify Sandler O'Neill against certain liabilities arising under the Securities Act of 1933, as amended ("Securities Act"). See "The
Conversion -- Marketing and Underwriting Arrangements."

     THE SUBSCRIPTION OFFERING WILL TERMINATE AT        , EASTERN TIME, ON
DECEMBER   , 1997 ("EXPIRATION DATE") UNLESS EXTENDED BY THE BANK AND THE
COMPANY, WITH THE APPROVAL OF THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK ("SUPERINTENDENT") AND THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), IF NECESSARY. The Community Offering, if any, shall commence upon the completion of the Subscription Offering and shall terminate 14 days after the close of the Subscription Offering unless extended by the Bank and the Company, with the approval of the Superintendent and the FDIC, if necessary. Subscriptions paid by cash, check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's rate of interest on passbook accounts from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds otherwise will be unavailable to the depositor until such time. Upon completion of the Conversion, funds withdrawn from depositors' accounts for stock purchases will no longer be insured by the FDIC. ORDERS SUBMITTED ARE IRREVOCABLE UNTIL THE COMPLETION OF THE CONVERSION; provided, that, if the Conversion is not completed within 45 days after the close of the Subscription Offering, unless such period has been extended with the consent of the Superintendent and the FDIC, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be canceled. If an extension of time has been granted, all subscribers will be notified (i) of such extension, (ii) of any rights to confirm their subscriptions or to modify or rescind their subscriptions and have their funds returned promptly with interest and (iii) of the time period within which the subscribers must notify the Bank of their intention to confirm, modify or rescind their subscriptions. Each such extension may not exceed 60 days, and
such extensions, in the aggregate, may not last beyond                  , 1999.
A resolicitation of subscribers will be made if the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range. If an affirmative response to any resolicitation is not received by the Bank and the Company from a subscriber, such subscriber's order will be rescinded, and all funds will be returned promptly with interest. See "The
Conversion -- Subscription Offering and Subscription Rights" and "-- Procedure for Purchasing Shares in Subscription and Community Offerings."

     The Company has received conditional approval from the Nasdaq Stock Market, Inc. to have its Common Stock quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc. ("Nasdaq National Market") under the symbol "WSBI" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in the Common Stock. Sandler O'Neill has advised the Company that it intends to make a market in the Common Stock, but is under no obligation to do so. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will trade at or above the Purchase Price. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the Common Stock. See "Risk Factors -- Absence of Market for Common Stock."

     EXPLANATORY NOTE: This Prospectus contains certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, and the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's and the Bank's operations and investments.

                                     [LOGO]

                           [THE WARWICK SAVINGS BANK]

                        [MAP SHOWING OFFICE LOCATIONS OF
                           THE WARWICK SAVINGS BANK]

                              [PRINTER TO PREPARE]

[Should show the following counties: Orange, Rockland, Sullivan, Ulster, Duchess, Putnam, Passaic, Bergen and Sussex]

[Should separately identify Main Office, 3 Branch Offices and 3 Loan Production Offices]

[Should show New York State and New Jersey with a blow-up for the counties listed above]

                                    SUMMARY

     This summary is qualified in its entirety by the more detailed information and Financial Statements of the Bank and Notes thereto included elsewhere in this Prospectus.

WARWICK COMMUNITY BANCORP, INC.

     The Company is a Delaware corporation recently organized by the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. The Company will purchase all of the capital stock of the Bank to be issued upon the Conversion in exchange for 50% of the net proceeds from the Offerings, with the remaining net proceeds to be retained by the Company. Funds retained by the Company will be used for general business activities. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank, the loan that the Company intends to make to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation, and the net conversion proceeds retained by the Company. The net proceeds from the Offerings are expected to be invested initially in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, equity securities, deposits of or loans to the Bank or a combination thereof. See "Use of Proceeds." The principal business of the Company will initially consist of managing its investment in the Bank. See "Business of the Company," "Business of the Bank" and "Regulation and Supervision -- Holding Company Regulation."

     The Company's office is located at the main office of the Bank at 18 Oakland Avenue, Warwick, New York 10990-0591. The Company's telephone number is
(914) 986-2206.

THE WARWICK SAVINGS BANK

  General

     The Bank was founded in 1875 as a New York mutual savings bank. The Bank is subject to extensive regulation, supervision and examination by the NYSBD, its primary regulator, and the FDIC, which insures its deposits. The Bank has been, and intends to continue to be, a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates three additional branch offices located in the village of Monroe, the town of Woodbury and the city of Middletown, Orange County, New York. The Bank's primary deposit gathering areas are currently concentrated in proximity to its full service banking offices. The Bank's current primary lending market includes Orange County, New York and surrounding New York counties. The Bank has applied to the State of New Jersey Department of Banking to form a mortgage banking subsidiary, WSB Mortgage Company of New Jersey, Inc. ("WSB Mortgage"), through which the Bank intends to establish a mortgage banking operation in, and expand its commercial lending into, northeastern New Jersey. See "Business of the Bank -- Market Area" and "-- Competition."

     The Bank's principal business has been and continues to be attracting retail deposits from the general public in the area surrounding its four branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, mortgage-backed securities, commercial and commercial real estate loans, and various debt and equity securities. The Bank's residential lending activities are conducted through its team of commissioned loan originators, who regularly call upon realtors, builders and others in the real estate business to solicit mortgage loan applications. In the normal course of business, the Bank uses off-balance sheet financial instruments, including put options purchased and forward commitments to sell mortgage loans, primarily as part of mortgage banking hedging strategies. When effectively used, these instruments are designed to moderate the impact on earnings as interest rates move up or down. Additionally, the Bank originates home equity loans (Good Neighbor Home Loans) and lines of credit, consumer loans, student loans and its own credit card loans.

     The Bank's revenues are derived principally from the interest on its mortgages, securities, commercial and consumer loans and, to a lesser degree, from its mortgage banking activities, loan and securities sales, servicing fee income and income derived from investment products offered by its wholly owned subsidiary,

WSB Financial Services, Inc. ("WSB Financial"). The Bank's primary sources of funds are deposits, borrowings, principal and interest payments on loans and securities and proceeds from the sale of loans and securities.

     At May 31, 1997, the Bank had total assets of $286.5 million, of which $138.3 million was comprised of mortgage and other loans and $126.4 million was comprised of securities. At such date, total deposits were $221.2 million, borrowings were $28.3 million and net worth was $28.1 million. At that same date, the Bank's leverage and total risk-based capital ratios were 9.53% and 20.33%, respectively, which exceeded all applicable regulatory capital requirements. Additionally, the Bank's regulatory capital was in excess of the amount necessary to be considered "well-capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). See "Regulatory Capital Compliance," "Capitalization," "Pro Forma Data" and "Regulation and Supervision -- New York Banking Regulation." The Bank's deposits are insured up to the maximum allowable amount by the Bank Insurance Fund ("BIF") of the FDIC.

     The Bank's net income was $2.87 million, $1.47 million and $504,000 for the fiscal years ended May 31, 1997, 1996 and 1995, respectively. See "Selected Financial and Other Data of the Bank," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Bank."

     The Bank is a member of the Federal Home Loan Bank of New York ("FHLBNY"), which is one of the 12 regional banks which comprise the Federal Home Loan Bank ("FHLB") system.

  Business Strategy

     The Bank has historically employed an operating strategy that emphasizes the origination of one- to-four-family residential mortgage loans in its market area, with both fixed and adjustable rates, and, to an increasing degree over the past 10 years, its commercial lending business, with mostly prime-based rate loans secured by real estate located mainly in Orange County, New York. Due in part to this strategy, the Bank historically has had profitable operations, resulting in a strong regulatory capital position. The Bank's goal of maintaining this position has lead to an overall strategy of managed growth in both deposits and assets. The major elements of the Bank's operating strategy are to: (i) grow and diversify the Bank's loan portfolio by continuing to originate owner-occupied residential mortgage, commercial and commercial real estate, construction and consumer loans in its market area (see "Risk
Factors -- Residential and Non-Residential Lending Risks" for a discussion of the greater degree of credit risk associated with these types of loans); (ii) complement the Bank's mortgage lending activities by investing in mortgage-backed and other securities; (iii) maintain the Bank's relatively low cost of funds and (iv) manage the Bank's level of interest rate risk. From time to time, the Bank employs a leveraging strategy, whereby borrowings are used to fund specific investments. This form of leveraging allows for a reasonable net margin of return, the majority of which is locked in for a specific period. The Bank also seeks to attract and retain customers by providing a high level of personal service to its retail and business customers through extended office hours, low turnover of employees and prompt, flexible and personalized production of a variety of loan products. In addition, it is a goal of the Bank to increase its market share in the communities it serves through the acquisition or establishment of branch offices and, if appropriate, the acquisition of smaller financial institutions. Additionally, it is a goal of the Bank to penetrate new markets. For this reason, the Bank has recently applied to, and approval is currently pending from, the State of New Jersey Department of Banking for a license to establish a mortgage banking operation in, and expand its commercial lending into, that state through WSB Mortgage. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management Strategy" and "Business of the Bank."

     In making loans, the Bank considers both the estimated value of the collateral securing loans and the creditworthiness of its prospective borrowers and seeks to minimize risk of loss through its underwriting standards. As a result of this strategy, historically, the Bank has had only minimal loss experience in its lending operations. The Bank's ratio of non-performing loans to total loans at year-end ranged from 0.78% to 2.42% during the five-year period ended May 31, 1997 and was 1.02% at May 31, 1997. The Bank's ratio of allowance for loan losses to non-performing loans was 86.09% at May 31, 1997. See "Selected Financial and Other Data of the Bank" and "Business of the
Bank -- Asset Quality."

     The Bank's interest expense consists of the interest paid on savings deposits and borrowed money. The Bank's savings deposits are derived principally from its primary market area. The Bank's strategy has been to maintain a high level of stable savings deposits by providing quality service to its customers without significantly increasing its cost of funds. The Bank's low-cost deposit base, consisting of passbook accounts, demand accounts, money market accounts, NOW accounts and interest-on-checking demand accounts, totaled $146.2 million, or 66.1% of total deposits, and had a weighted average effective rate of 2.88% at May 31, 1997. The Bank has not and does not intend to use brokered deposits as a source of funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of the Bank -- Sources of Funds."

THE WARWICK SAVINGS FOUNDATION

     In furtherance of the Bank's commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion, which will be incorporated under Delaware law as a non-stock corporation. The Foundation will be funded with shares of Common Stock contributed by the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of enhancing the common bond between the Bank and its community and thereby enables the Bank's community to share in the potential growth and success of the Company. While the Bank has made charitable contributions in the past, the Bank has not previously formed a charitable foundation nor has it made contributions to charitable organizations of the magnitude of the contribution that will be made to the Foundation in the Conversion. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. See "The
Conversion -- Establishment of The Warwick Savings Foundation -- Structure of the Foundation."

     The authority for the affairs of the Foundation, including the management of the Common Stock held by the Foundation, will be vested in the Foundation's Board of Directors. A majority of the Board of Directors of the Foundation will consist of individuals who are officers or trustees of the Bank, and the remaining Board members will consist of certain members of the Bank's community. However, establishment of the Foundation is subject to certain conditions, including a requirement that the Common Stock of the Company held by the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company. See "The Conversion -- Establishment of The Warwick Savings Foundation -- Regulatory Conditions Imposed on the Foundation." Upon the establishment of the Foundation, the directors of the Foundation will establish the Foundation's policies with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established.

     The Company proposes to fund the Foundation by contributing to the Foundation immediately following the Conversion a number of shares of authorized but unissued Common Stock equal to 3% of the Common Stock sold in the Offerings, or 123,675, 145,500 and 167,325 shares at the minimum, midpoint and maximum of the Estimated Price Range, respectively. Such contribution, once made, will not be recoverable by the Company or the Bank. Assuming the sale of shares at the maximum of the Estimated Price Range, the Company will have 5,744,825 shares issued and outstanding, of which the Foundation will own 167,325 shares, or 2.9%. DUE TO THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE FOUNDATION, PERSONS PURCHASING SHARES IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 2.9%. SEE "PRO FORMA DATA."

     As a result of the establishment of the Foundation, the Company will recognize an expense of the full amount of the contribution, offset, in part, by a corresponding tax benefit, during the quarter in which the contribution is made, which is expected to be the third quarter of the fiscal year ending May 31, 1998. Such expense will reduce earnings and will have a material impact on the Company's earnings for such quarter and for the fiscal year in which such quarter falls. Assuming a contribution of $1.7 million in Common Stock at such time, based on the maximum of the Estimated Price Range, the Company estimates a net tax effected expense of $1.0 million, based upon a 40% tax rate and without regard to the annual deduction limitation of 10% of the Company's taxable income. If the Foundation had been established in the fiscal year ended May 31, 1997, the Bank would have recorded net income of $1.9 million, rather than recording net income of

$2.9 million for the fiscal year ended May 31, 1997, based on the same tax assumptions. In addition to the contribution of Common Stock by the Company to the Foundation, the Bank expects to continue making ordinary charitable contributions within its local community in the future. The Bank does not anticipate making future charitable contributions to the Foundation during the first five years following the initial contribution to the Foundation. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors -- Establishment of Charitable Foundation."

     The establishment of the Foundation in connection with the Conversion, and the Superintendent's approval and the FDIC's non-objection to the Plan of Conversion, may be subject to potential challenges which could result in delays in the Conversion. See "Risk Factors -- Establishment of Charitable Foundation."

THE CONVERSION AND THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     On July 10, 1997, the Board of Trustees of the Bank adopted the Plan of Conversion (which was amended as of August 19, 1997) pursuant to which the Bank is converting from a New York mutual savings bank to a New York stock savings bank, and all of the outstanding capital stock of the Bank will be acquired by the Company in exchange for 50% of the net proceeds from the Offerings. The Conversion and the Offerings are subject to the Superintendent's approval, which
was received on           , 1997, the FDIC's non-objection, which was received
on           , 1997, and approval of the Bank's Eligible Account Holders (as
defined below) at a special meeting to be held on December   , 1997. See "The
Conversion -- General." The Bank is converting to increase its capital and to structure itself in a form used by many commercial banks and other business entities and a growing number of savings institutions. The Conversion will enhance the Bank's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves and diversify into other financial services to the extent allowable by applicable law and regulation. The holding company form of organization will provide additional flexibility to diversify the Bank's business activities through newly-formed subsidiaries or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. See "The
Conversion -- Purposes of Conversion." The holding company form of organization also provides certain anti-takeover protections. See "Risk Factors -- Certain Anti-Takeover Provisions."

     The Common Stock will be offered in the Subscription Offering and, upon completion of the Subscription Offering and subject to other limitations described herein, to the extent shares are available, in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered. To the extent that shares are available after the expiration of the Community Offering, such shares may be offered in the Syndicated Community Offering. See "The Conversion -- Syndicated Community Offering." Common Stock offered in the Subscription Offering will be offered first to depositors whose deposits in qualifying accounts in the Bank totaled $100 or more on June 30, 1996 ("Eligible Account Holders") and then to the Employee Plans, including the ESOP. Subscription rights will expire if not exercised by, and the Subscription
Offering will terminate at,           , Eastern Time, on the Expiration Date,
unless extended by the Bank and the Company, for an initial period of up to 45 days and with the approval of the Superintendent and the FDIC, if necessary, for additional periods of no more than 60 days each. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering upon the completion of the Subscription Offering to certain members of the general public. The Community Offering, if any, shall commence upon the completion of the Subscription Offering and shall terminate 14 days after the close of the Subscription Offering unless extended by the Bank and the Company, with the approval of the Superintendent and the FDIC, if necessary. The Company and the Bank reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration of the Community Offering.

     The Bank and the Company have retained Sandler O'Neill as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions and purchase orders in the Offerings. The Bank and the Company will pay a fee to Sandler O'Neill, which will be based on the aggregate Purchase Price of the Common Stock sold in the Offerings. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Offerings. See "The Conversion -- Marketing and Underwriting Arrangements."

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES OF COMMON STOCK

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date (or the expiration of the Community Offering , as the case may be) in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), no prospectus will be mailed any later than five days prior to any such date or hand delivered any later than two days prior to any such date. Execution of the stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Each stock order form distributed will be accompanied by a prospectus and certification form. The Company and the Bank are not obligated to accept or process orders that are submitted on facsimiled or copied stock order forms. Stock order forms unaccompanied by an executed original certification form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Bank must accompany the stock order form and certification form. No wire transfers will be accepted. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Common Stock in the Conversion. See "The Conversion -- Procedure for Purchasing Shares in Subscription and Community Offerings."

     In order to ensure that Eligible Account Holders are properly identified as to their stock purchase priorities, depositors must list all accounts on the stock order form, giving all names on each account and the account numbers. Failure to list all such account numbers may result in the inability of the Company and the Bank to fill all or part of a subscription order. See "The Conversion -- Procedure for Purchasing Shares in Subscription and Community Offerings."

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES OF COMMON STOCK

     Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that any purchase of Common Stock will be solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of any shares purchased as a result of the exercise. The Company and the Bank will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights. See "The Conversion -- Restrictions on Transfer of Subscription Rights and Shares of Common Stock."

PURCHASE LIMITATIONS

     The minimum purchase in the Offerings is 25 shares. Pursuant to the subscription rights granted under the Plan, the ESOP intends to subscribe for 8% of the shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation. No Eligible Account Holder, in his or her capacity as such, may subscribe in the Subscription Offering for more than $150,000 of the Common Stock offered; no person, together with associates of or persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering in the aggregate more than $150,000 of the Common Stock offered; and, except for the Employee Plans, no person, together with associates of or persons acting in concert with such person, may purchase more than the overall maximum purchase limitation of 1% of the total number of shares of Common Stock offered for sale in the Offerings. At any time during the Conversion and without further approval of the Bank's depositors, the Company and the Bank may, in their sole discretion, increase the overall maximum purchase limitation and increase the amount that may be subscribed for in the Offerings to up to 5% of the shares offered for sale or, if orders for Common Stock that exceed 5% of the total offering of shares do not, in the aggregate, exceed 10% of the total shares offered for sale, to up to 9.99% of the total offering of shares. It is currently anticipated that the overall maximum purchase limitation may be increased if, after the Subscription and Community Offerings, the Company has not received subscriptions for an aggregate amount equal to at least the minimum of the Estimated Price Range. Prior to consummation of the Conversion, if such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. See "The Conversion -- Limitations on Common Stock Purchases" and "The
Conversion -- Community Offering." In the event of an increase in the total number of shares up to 15% above the maximum, the additional shares will be distributed and allocated to fill unfilled orders in the Subscription Offering and Community Offering, if any, without any resolicitation of subscribers, as described in "The Conversion -- Subscription Offering and Subscription Rights" and "-- Limitations on Common Stock Purchases."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

     State and federal regulations require that the aggregate purchase price of the Common Stock to be issued in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. FinPro, Inc. ("FinPro"), an independent appraiser, has advised the Bank that in its opinion, dated September 18, 1997, the aggregate estimated pro forma market value of the Common Stock ranged from $41,225,000 to $55,775,000, with a midpoint of $48,500,000. See "The
Conversion -- Stock Pricing." FinPro's appraisal report is included as an exhibit to the Company's Registration Statement ("Registration Statement") filed with the Securities and Exchange Commission ("SEC" or "Commission"), of which this Prospectus is a part. See "Additional Information." Based upon FinPro's appraisal, the Board of Trustees of the Bank has established the Estimated Price Range of $41,225,000 to $55,775,000, assuming the issuance of between 4,122,500 and 5,577,500 shares of Common Stock at the Purchase Price of $10.00 per share. THE APPRAISAL OF THE COMMON STOCK IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES, NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK IN THE CONVERSION WILL BE ABLE TO SELL SUCH SHARES AFTER THE COMPLETION OF THE CONVERSION AT OR ABOVE THE PURCHASE PRICE.

     All shares of Common Stock issued in the Conversion will be sold at the Purchase Price. The actual number of shares to be issued in the Conversion will be determined by the Company and the Bank based upon FinPro's final updated valuation of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the completion of the Offerings. The number of shares to be issued is expected to range from a minimum of 4,122,500 shares to a maximum of 5,577,500 shares. Subject to approval of the Superintendent, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion, and, under such circumstances, the Company may increase or decrease the number of shares of Common Stock to be issued in the Conversion. The maximum of the Estimated Price Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 6,414,100 shares due to regulatory considerations, changes in the market and general financial and economic conditions. No resolicitation of subscribers will be made, and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range. See "Pro Forma Data," "Risk Factors -- Possible Increase in Estimated Price Range and Number of Shares Issued" and "The Conversion -- Stock Pricing" and
"-- Number of Shares to be Issued."

     The Company will issue an amount of Common Stock to the Foundation from authorized but unissued shares equal to 3% of Common Stock sold in the Conversion (or 123,675 to 167,325 shares based on the minimum and maximum of the Estimated Price Range, respectively) immediately following completion of the Conversion. As a result, the Company will have a total of 5,744,825 shares of Common Stock outstanding (based on the issuance of 5,577,500 shares of Common Stock being offered for sale), which will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 2.9%, since a greater number of shares will be outstanding upon completion of the Conversion. See "Pro Forma Data" and "Risk Factors -- Establishment of Charitable Foundation."

USE OF PROCEEDS

     Net proceeds from the sale of the Common Stock are estimated to be between $39.4 million and $53.7 million, with a midpoint of $46.6 million, depending on the number of shares sold and the expenses of the Conversion. In the event that the Estimated Price Range is increased by 15%, the net proceeds from the sale of the Common Stock are estimated to be $62.0 million. See "Pro Forma Data." The Company will use the net proceeds from the sale of the Common Stock as follows:

          1. The Company will purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net proceeds.

          2. The remaining net proceeds will be retained by the Company. Net proceeds to be retained by the Company after the purchase of the capital stock of the Bank are estimated to be between $19.7 million and $26.9 million, with a midpoint of $23.3 million. In the event that the Estimated Price Range is increased by 15%, the net proceeds retained by the Company are estimated to be $31.0 million. Such net proceeds will be used for general business activities. The net proceeds retained by the Company will be invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, equity securities, deposits of or loans to the Bank, or a combination thereof.

          3. The Company intends to use a portion of the retained net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the shares to be issued in the Conversion, including shares issued to the Foundation. The amount of the loan to the ESOP is estimated to be between $3.4 million and $4.6 million (or $5.3 million if the Estimated Price Range is increased by 15%) to be repaid over a period of up to 10 years at an interest rate of 8%. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. In the event the Company determines to repurchase stock, such repurchases will be made at market prices, which could be in excess of the Purchase Price in the Conversion.

     Any stock repurchases will be subject to the determination of the Company's Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other considerations.

     The portion of the net proceeds received by the Bank from the Company's purchase of the Bank's capital stock, estimated to be between $19.7 million at the minimum of the Estimated Price Range and $26.9 million at the maximum of the Estimated Price Range, will be added to the Bank's general funds to be used for general corporate purposes, including: investment in one- to four-family residential mortgage loans and other loans; investment in federal funds, short-term, investment grade marketable securities and mortgage-backed securities; and funding the purchase of stock to be awarded under the Company's Recognition and Retention Plan ("RRP"), which the Company and the Bank intend to adopt subsequent to the Conversion, to the extent that such plan is not funded with authorized but unissued Common Stock of the Company. The net proceeds may also be used to purchase or lease additional branch or office facilities inside or outside of Orange County, New York. See "Use of Proceeds."

DIVIDENDS

     The Board of Directors of the Company intends to consider a policy of paying cash dividends on the Common Stock in the future. However, no decision has been made as to the amount or timing of such dividends, if any. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the

Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. See "Dividend Policy."

BENEFITS TO MANAGEMENT AND DIRECTORS

     The Board of Trustees of the Bank received information about various types of benefit plans typically utilized by public companies in general and converting thrift institutions in particular. After reviewing the anticipated costs of establishing a customary program of benefits and the anticipated benefits to the Company, the Board of Trustees determined that the benefit plans helped significantly by providing a means to retain and attract executives of the caliber needed to run a successful public company, to maintain their attention and loyalty in change of control situations and to align their interests with those of the Company's shareholders. Finally, the Board of Trustees concluded that the cost of establishing and maintaining these benefit plans would be justified by these benefits to the Company.

     Stock Option Plan. Following the Conversion, the Company intends to adopt the Stock Option Plan. If implemented within one year following the Conversion, the adoption of the Stock Option Plan will be subject to shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion. Assuming such implementation, an amount of shares of Common Stock equal to 10% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation, (424,617 shares and 574,482 shares at the minimum and maximum of the Estimated Price Range, respectively) is expected to be reserved for issuance under the Stock Option Plan. Upon exercise, these shares will be acquired either through open market purchases, subject to the Superintendent's approval, if necessary, or from authorized but unissued Common Stock. See "Risk Factors -- Possible Dilutive Effect of Stock Options and Recognition and Retention Plan." No determinations have been made by the Company as to the specific terms of the Stock Option Plan or the amount of awards to be made thereunder. New York Banking Board ("NYBB") regulations provide that no individual employee may receive more than 25% of the options granted, and that non-employee directors may not receive more than 5% individually or 30% in the aggregate of the options granted, under option plans implemented within one year following the Conversion. See "Management of the Bank -- Benefits -- Stock Option Plan."

     Recognition and Retention Plan. Following the Conversion, the Company also intends to adopt the RRP for the benefit of officers, employees and non-employee directors of the Company and the Bank. If implemented within one year following the Conversion, the adoption of the RRP will be subject to shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after the completion of the Conversion. Assuming such implementation, the Bank expects to contribute funds to the RRP to enable its related trust to acquire, in the aggregate, up to 4% of the shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation, (169,847 shares and 229,793 shares at the minimum and maximum of the Estimated Price Range, respectively). These shares will be acquired either through open market purchases, subject to the Superintendent's approval, if necessary, or from authorized but unissued Common Stock. See "Risk Factors -- Possible Dilutive Effect of Stock Options and Recognition and Retention Plan." No determinations have been made by the Company as to the specific terms of the RRP or the amount of awards to be made thereunder. NYBB regulations provide that no individual employee may receive more than 25% of the shares of any plan, and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate, in the case of plans implemented within one year following the Conversion. Under the anticipated terms of the RRP, recipients would receive shares without any cost and would vote any shares allocated to them, and an independent trustee would vote unallocated shares in the same proportion as the instructions it receives from recipients with respect to allocated shares which have not been vested and distributed. See "Management of the Bank -- Benefits -- Recognition and Retention Plan."

     ESOP. The Bank and the Company have established the ESOP for the benefit of eligible employees, including officers. The ESOP intends to subscribe for up to 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation, and to finance its subscription with funds anticipated to be borrowed from the Company for a period of up to 10 years at an interest rate of 8% per annum. The Bank and the Company intend to make cash contributions to the ESOP as required for debt service. The Common

Stock acquired by the ESOP will initially be held in a suspense account and will be allocated to eligible employees as the loan is repaid. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     401(k) Plan. The Bank has amended The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan"), in the connection with the Conversion to provide that the Bank's matching contributions will be invested in an investment fund consisting primarily of Common Stock. In addition, participating employees may elect to invest all or a portion of their remaining account balances in such investment fund or the other investment funds provided under the 401(k) Plan. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in private transactions. See "Management of the Bank -- Benefits -- 401(k) Plan."

     Employment Agreements and Retention Agreements. The Company intends to enter into employment agreements ("Employment Agreements"), effective as of the Conversion, with four senior officers of the Bank that will provide for, among other things, certain cash payments to be made, and certain benefits to be continued, in the event of their termination of employment in certain circumstances and upon a change of control of the Bank or the Company. The provisions of these agreements may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. Based on current compensation and benefit costs, cash payments to be made in the event of a change of control of the Bank or the Company pursuant to the terms of the Employment Agreements would be approximately $3,474,000, of which approximately $1,677,000 would be payable to Mr. Dempsey, $795,000 would be payable to Mr. Gentile, $572,000 would be payable to Mr. Budich and $430,000 would be payable to Ms. Sobotor-Littell. However, the actual amount to be paid under the Employment Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time because the actual amount is based on the compensation and benefit costs applicable to these individuals and other factors existing at the time of the change of control, which cannot be determined at this time. Such figures do not include any estimate as to amounts that may be payable on account of the Stock Option Plan or RRP because no options or shares have been allocated under such plans. See "Management of the Bank -- Employment Agreements."

     The Bank also intends to enter into employee retention agreements ("Retention Agreements"), effective as of the Conversion, with four other key employees of the Bank. Based on current compensation and benefit costs applicable to the four key employees expected to be covered by the Retention Agreements, certain cash payments to be made, and certain benefits to be continued, in the event of a change of control of the Bank or the Company would be approximately $580,000. However, the actual amount to be paid under the Retention Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time because the actual amount is based on the compensation and benefit costs applicable to such key employees and other factors existing at the time of the change of control, which cannot be determined at this time. Such figures do not include any estimate as to amounts that may be payable on account of the Stock Option Plan or RRP because no options or shares have been allocated under such plans. See "Management of the Bank -- Employee Retention Agreements."

     Other Change of Control Provisions. Certain anticipated provisions of the Stock Option Plan and the RRP (which the Company intends to adopt and which will only become effective prior to the first anniversary of the Conversion upon shareholder approval obtained at a meeting of shareholders to be held no earlier than six months after completion of the Conversion) provide for cash payments and/or accelerated vesting in the event of a change of control of the Company or the Bank, provided that such change of control occurs on or after the first anniversary of the Conversion. The ESOP also provides for accelerated vesting in the event of a change of control. These provisions may also have the effect of increasing the cost of acquiring the Company. In addition, the existence of these provisions could result in shareholders receiving less for their shares of Common Stock than might otherwise be available in the event of an acquisition of the Company. See "Restrictions on Acquisition of the Company and the Bank -- Anti-Takeover Effects of the Company's Certificate of Incorporation and By-Laws and Management Remuneration Plans Adopted in the Conversion," "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust," "-- Benefits -- Stock Option Plan," and "-- Benefits -- Recognition and Retention Plan."

     Subscriptions by Executive Officers and Trustees. The Bank's executive officers and trustees propose to purchase Common Stock in the Offerings in an aggregate amount equal to $1,415,000 or 3.43% (based on the minimum of the Estimated Price Range) or $1,415,000 or 2.54% (based on the maximum of the Estimated Price Range) of the shares to be sold in the Offerings. If the trustees emeritus of the Bank are included, the foregoing amounts and percentages are $1,510,000 and 3.66%, and $1,510,000 and 2.71%, respectively. See "Management of the Bank -- Subscriptions by Executive Officers and Trustees."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

     The selected consolidated financial data of the Bank as of May 31, 1997 and 1996, and for each of the years in the three-year period ended May 31, 1997, set forth below is derived in part from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Bank and Notes thereto presented elsewhere in this Prospectus.

                                                               AT MAY 31,
                                      ------------------------------------------------------------
                                        1997         1996       1995(8)      1994(8)      1993(8)
                                      --------     --------     --------     --------     --------
                                                             (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets........................  $286,545     $274,053     $258,679     $234,048     $224,851
Loans receivable, net(1)............   138,323      108,897      122,663      108,598      108,848
Investment securities...............   126,393      144,284      110,333      105,433       93,013
Real estate owned, net..............       224          330          493          306           --
Deposits............................   221,211      232,965      229,011      207,527      200,564
FHLB advances.......................     5,250        3,600           --           --           --
Securities sold under repurchase
  agreements........................    23,090        4,700           --           --           --
Retained earnings...................    28,114       24,770       23,076       21,910       20,147

                                                       FOR THE YEAR ENDED MAY 31,
                                      ------------------------------------------------------------
                                        1997         1996         1995       1994(8)      1993(8)
                                      --------     --------     --------     --------     --------
                                                             (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income.....................  $ 20,691     $ 18,333     $ 16,253     $ 15,786     $ 16,549
Interest expense....................       376        8,717        6,828        5,922        6,710
                                      --------     --------     --------     --------     --------
  Net interest income...............    11,315        9,616        9,425        9,864        9,839
  Less provision for loan losses....      (130)        (140)        (261)        (415)        (548)
                                      --------     --------     --------     --------     --------
  Net interest income after
     provision for loan losses......    11,185        9,476        9,164        9,449        9,291
Other income:
  Service and fee income............     1,915        1,768        1,369        1,996          536
  Securities transactions...........       816          356         (429)         845          243
  Loan transactions.................       137          119           14          123          113
  Other income or (loss)............       (89)        (159)         (79)         (17)         120
                                      --------     --------     --------     --------     --------
          Total other income, net...     2,779        2,084          875        2,947        1,012
                                      --------     --------     --------     --------     --------
Other expense:
  Salaries and employee benefits....     5,256        5,050        3,958        3,877        3,572
  F.D.I.C. insurance................        12           53          466          456          427
  Occupancy and equipment...........     1,308        1,238        1,202        1,143        1,258
  Data processing...................       640          484          414          341          318
  Advertising.......................       152          129          112           69          119
  Professional fees.................       240          325          222          270          324
  Other operating expenses..........     1,735        1,791        1,722        1,606        1,129
                                      --------     --------     --------     --------     --------
          Total other expenses......     9,343        9,070        8,096        7,762        7,147
Income before cumulative effect of
  change in accounting principle....     4,621        2,490        1,943        4,634        3,156
Income tax expense..................     1,756        1,024          794        2,115        1,370
                                      --------     --------     --------     --------     --------
Income before cumulative effect of
  change in accounting principle....     2,865        1,466        1,149        2,519        1,786
Cumulative effect of change in
  accounting principle..............        --           --         (645)          --           --
                                      --------     --------     --------     --------     --------
          Net income................  $  2,865     $  1,466     $    504     $  2,519     $  1,786
                                      ========     ========     ========     ========     ========

                                                                  AS OR FOR THE
                                                               YEAR ENDED MAY 31,
                                               ---------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA(2):    1997       1996       1995(8)    1994(8)    1993(8)
                                               ------     -------     ------     ------     ------
PERFORMANCE RATIOS:
  Return on average assets...................    1.00%       0.56%      0.21%      1.11%      0.83%
  Return on average retained earnings........   11.02        6.31       2.32      12.11       9.33
  Average retained earnings to average
     assets..................................    9.12        8.93       9.18       9.14       8.91
  Retained earnings to total assets..........    9.81        9.04       8.92       9.36       8.96
  Core deposits to total deposits(3).........   66.08       63.28      59.49      77.25      74.38
  Net interest spread(4).....................    3.62        3.48       3.84       3.92       4.08
  Net interest margin(5).....................    4.20        3.98       4.27       4.35       4.51
  Operating expense to average assets........    3.28        3.48       3.42       3.41       3.33
  Average interest-earning assets to average
     interest-bearing liabilities............    1.17        1.14       1.14       1.16       1.13
  Efficiency ratio(6)........................   71.10       80.80      75.56      65.54      68.10

REGULATORY CAPITAL RATIOS(7):
  Tangible capital...........................    9.53        9.51       9.79       9.95       9.38
  Core capital...............................   19.46       17.52      16.00      20.00      17.00
  Risk-based capital.........................   20.33       18.45      16.00      20.00      17.00

ASSETS QUALITY RATIOS:
  Non-performing loans to total loans........    1.02        0.78       1.78       2.02       2.42
  Non-performing loans to total assets.......    0.50        0.31       0.85       0.95       1.18
  Non-performing assets to total assets......    0.58        0.44       1.04       1.08       1.18
  Allowance for loan losses to total loans...    0.88        1.18       0.97       0.83       0.74
  Allowance for loan losses to non-performing
     loans...................................   86.09      151.22      54.77      41.06      30.38

OTHER DATA:
  Branch Offices.............................       4           4          4          4          4

---------------
(1) Loans receivable, net represents total loans less net deferred loan fees and the allowance for loan losses.

(2) Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios. With the exception of period ratios, all ratios are based on average monthly balances during the periods indicated.

(3) The Bank considers the following to be core deposits: checking accounts, passbook accounts, NOW accounts and money market accounts.

(4) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income excluding any gains or losses on sales of assets.

(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation and Supervision -- Federal Banking Regulation -- Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offerings.

(8) The selected financial data of the Bank as of May 31, 1995, 1994 and 1993, and for each year in the two-year period ended May 31, 1994 are not derived from audited financial statements.

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by prospective investors in deciding whether to purchase the Common Stock offered hereby.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as savings deposits and borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income."

     A substantial portion of the Bank's assets consist of fixed-rate one- to four-family mortgage loans. At May 31, 1997, an aggregate of $46.1 million, or 33.1% of gross loans, were invested in such assets. In addition, at May 31, 1997, the Bank had an aggregate of $75.5 million in mortgage-backed securities and collateralized mortgage obligations ("CMOs"), 86.5% of which provided for fixed rates of interest. The Bank generally accepts savings deposits for considerably shorter terms than its fixed-rate mortgage loans. As a result, at May 31, 1997, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same time period by $35.2 million, representing a one-year interest sensitivity gap as a percentage of total assets of negative 12.28%. Management anticipates that substantially all of the maturing or repricing liabilities will be retained by the Bank at interest rates based on then prevailing rates. As a result of the Bank's negative gap position, the yield on interest-earning assets of the Bank will adjust to changes in interest rates at a slower rate than the cost of the Bank's interest-bearing liabilities. As a consequence, any significant increase in interest rates will have an adverse effect on the Bank's results of operations. Increases in the level of interest rates also may adversely affect the fair value of the Bank's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of interest-earning assets, which could adversely affect the Bank's results of operations if sold or, in the case of interest-earning assets classified as available-for-sale, the Bank's equity if retained. Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio. The Bank's loan sale and servicing activity may also be adversely affected by a declining interest rate environment to the extent such environment results in increased loan prepayment activity of serviced loans or losses associated with the use of forward commitment loan sale contracts. At May 31, 1997, the Bank was servicing $122.3 million of loans for others and at such date recorded an $835 thousand mortgage servicing rights asset. To the extent loan prepayment activity of serviced loans increased, it would result in a reduction in the Bank's mortgage servicing rights, which would adversely affect net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."

IMPACT OF THE ECONOMY ON OPERATIONS

     Declines in the local economy, national economy or real estate market could adversely affect the financial condition and results of operations of the Bank by, among other things, decreasing demand for loans, increasing competition for good loans and increasing non-performing loans and loan losses. Although management of the Bank believes that the current allowance for loan losses is adequate in light of current economic conditions, many factors may require additions to the allowance for loan losses in future periods. These factors include: (i) adverse changes in economic conditions and changes in interest rates that may affect the ability of borrowers to make payments on loans, (ii) changes in the financial capacity of individual borrowers, (iii) changes in the local real estate market and the value of the Bank's loan collateral and (iv) future review and evaluation of the Bank's loan portfolio, internally or by regulators. The amount of the allowance for loan losses at any time represents estimates made by management that are susceptible to significant changes due to changes in values of collateral, national and regional economic conditions, prevailing interest rates and other factors. Future adjustments to the allowance also may be necessary if economic or other conditions differ substantially from those underlying the assumptions used in making such estimates.

COMPETITION

     The Bank faces significant and increasing competition both in making loans and in attracting savings deposits. The Bank's market area has many financial institutions, some of which have greater financial resources, name recognition and market presence than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's most direct competition for savings deposits historically has come from other savings banks, savings and loan associations, commercial banks and credit unions. In addition, the Bank faces increasing competition for savings deposits from non-bank institutions such as brokerage firms, insurance companies, money market mutual funds, other mutual funds (such as corporate and government securities funds) and annuities. The Bank's competition for loans comes principally from commercial banks, other savings banks, savings and loan associations, mortgage banking companies, finance companies and credit unions. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as the Bank, to compete effectively with large national and regional banking institutions. See "Business of the Bank."

ESTABLISHMENT OF CHARITABLE FOUNDATION

     Pursuant to the Plan, the Company intends to voluntarily establish a charitable foundation in connection with the Conversion. The Foundation will be incorporated under Delaware law as a non-stock corporation and will be funded with shares of Common Stock contributed by the Company. The establishment and funding of a charitable foundation as part of a conversion of a mutual savings institution to stock form has, to the Bank's knowledge, been done on several prior occasions. Nevertheless, the Foundation and the Superintendent's approval of the Conversion and the FDIC's non-objection to the Conversion may be subject to potential challenges notwithstanding that the Board of Directors of the Company and the Board of Trustees of the Bank have carefully considered the various factors involved in the establishing the Foundation. See "The
Conversion -- Establishment of The Warwick Savings Foundation -- Purpose of the Foundation." If challenges to the establishment of the Foundation are raised, no assurances can be made that the resolution of such challenges would not delay the consummation of the Conversion or that the Company and the Bank would be successful in defending against such challenges. Additionally, if the Company and the Bank are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings. The contribution of Common Stock to the Foundation will be dilutive to the interests of shareholders, will have an adverse impact on the reported earnings of the Company in the fiscal year ending May 31, 1998, the fiscal year in which the Foundation is established, and will have the other effects described below.

     Dilution of Shareholders' Interests. The Company proposes to fund the Foundation with Common Stock in an amount equal to 3% of the Common Stock to be sold in the Conversion. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 123,675, 145,500 and 167,325 shares of Common Stock, with a value of $1.2 million, $1.5 million and $1.7 million, respectively, based on the Purchase Price. Assuming the sale of Common Stock at the maximum of the Estimated Price Range, upon completion of the Conversion and establishment of the Foundation, the Company will have 5,744,825 shares of Common Stock issued and outstanding, of which the Foundation will own 167,325 shares, or 2.9%. AS A RESULT, PERSONS PURCHASING SHARES OF COMMON STOCK IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 2.9%. SEE "PRO FORMA DATA."

     Impact on Earnings. The contribution of Common Stock to the Foundation will have an adverse impact on the Company's and the Bank's earnings in the quarter and fiscal year in which the contribution is made. The Company will recognize an expense in the amount of the contribution of Common Stock to the Foundation in the quarter in which it occurs, which is expected to be the third quarter of the fiscal year ending May 31, 1998. The contribution expense will be partially offset by the tax benefit related to the expense. Assuming a contribution of $1.7 million in Common Stock (based on the maximum of the Estimated Price Range), the Company estimates a net tax effected expense of $1.0 million (based upon a 40% tax rate and without regard to the annual deduction limitation of 10% of the Company's annual taxable income). If the

Foundation had been established in the fiscal year ended May 31, 1997, the Bank would have reported net income of $1.9 million, rather than reporting net income of $2.9 million for the fiscal year ended May 31, 1997, based on the maximum of the Estimated Price Range and the same tax assumptions. In addition to the contribution to the Foundation, the Bank expects to continue making ordinary charitable contributions within its community in the future, but the Company and the Bank do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

     Tax Considerations. The Company and the Bank have been advised by Thacher Proffitt & Wood that an organization created for the above purposes would qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended ("Code"), and would be classified as a private foundation. The Foundation will submit a request to the IRS to be recognized as an exempt organization. The opinion of Thacher Proffitt & Wood does not consider the impact of the condition to be agreed to by the Foundation that Common Stock issued to the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company. See "The Conversion -- Establishment of The Warwick Savings
Foundation -- Regulatory Conditions Imposed on the Foundation." Consistent with this condition, in the event that the Company or the Foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing the Foundation to lose its tax-exempt status, or would otherwise have a material and adverse tax consequence on the Foundation or subject the Foundation to an excise tax under Section 4941 of the Code, the FDIC shall waive such voting restriction upon submission of a legal opinion by the Company or the Foundation that is satisfactory to the FDIC. Thacher Proffitt & Wood's opinion further provides that there is substantial authority for the position that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income (computed without regard to charitable contributions). The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject, in each such year, to the 10% of taxable income limitation. Thus, while the Company would have received a charitable contribution deduction of approximately $447 thousand in the taxable year ended December 31, 1996 (based upon the sale of stock at the maximum of the Estimated Price Range and a contribution of $1.7 million of Common Stock and the Bank's pre-tax income of approximately $4.47 million for 1996), the Company is permitted under the Code to carry over the excess contribution to the five following years. Assuming the sale of Common Stock at the midpoint of the Estimated Price Range, and no subtantial decrease in the Company's income, the Company estimates that the entire amount of the contribution should be deductible over the six-year period. Although the Company and the Bank have received the opinion of Thacher Proffitt & Wood that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. If the deduction is not permitted, the Company's tax benefit related to the Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

     Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion. The establishment of the Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock of the Company. The pro forma aggregate price of the Common Stock being offered for sale in the Conversion is currently estimated to be between $41.2 million and $55.8 million, with a midpoint of $48.5 million. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the fiscal year ended May 31, 1997, are 72.05% and 12.20x, respectively, at the midpoint of the Estimated Price Range. In the event that the Conversion does not include the Foundation, FinPro has estimated the pro forma market value of the Common Stock to be $51.5 million at the midpoint based on a pro forma price to book ratio and a pro forma price to earnings ratio that are approximately the same as the independent appraisal at 72.05% and 12.35x, respectively. The amount of Common Stock being offered for sale in the Conversion at the midpoint of the Estimated Price Range is approximately $3.0 million less than the estimated amount of Common Stock that would be offered in the Conversion without the Foundation based on the estimate provided by FinPro. Accordingly, certain account holders of the Bank who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of the depositor's stock order and the amount of his or her qualifying deposits in the Bank and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information with No Foundation." This estimate by FinPro was prepared solely for purposes of providing Eligible Account Holders and subscribers with information with which to make an informed decision on the Conversion. The decrease in the amount of Common Stock being offered as a result of the contribution of Common Stock to the Foundation will not have a significant effect on the Company or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's leverage and risk-based capital ratios at May 31, 1997 were 9.53% and 20.33%, respectively. Assuming the sale of shares at the midpoint of the Estimated Price Range, the Bank's leverage and risk-based capital ratios at May 31, 1997 would be 14.81% and 29.28%, respectively.

     Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation will own 2.9% of the total shares of the Common Stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to a condition imposed by the FDIC and to be agreed to by the Foundation, the shares of Common Stock held by the Foundation must be voted in the same proportion as all other shares of the Common Stock on all proposals considered by the shareholders of the Company. The Company and the Foundation will take the necessary steps to provide for this voting restriction in the Foundation's corporate governance documents. With such voting restriction, the Company does not believe the Foundation will have a significant anti-takeover effect on the Company. However, in the event that the FDIC were to waive this voting restriction for the reasons described herein, as provided in the condition, the Foundation's board of directors would exercise sole voting power over such shares and would no longer be subject to the restriction. See "The
Conversion -- Establishment of The Warwick Savings Foundation -- Regulatory Conditions Imposed on the Foundation." As a majority of the Foundation's Board of Directors will be comprised of the members of the Board of Directors of the Company and officers of the Company and the Bank, in the event the FDIC waived the voting restriction, management of the Company and the Bank may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Bank. However, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Company is expected to decrease.

CONCENTRATION IN SECURITIES

     The Bank has invested a significant amount of its assets in mortgage-backed and other securities, including the investment in mortgage-backed securities created by the securitization of loans originated by the Bank. The Bank's securities consist of securities that management intends to hold to maturity and also securities available-for-sale. The Bank's securities totaled $126.4 million, $144.3 million and $110.3 million at May 31, 1997, 1996 and 1995, respectively. These amounts represented 44.1%, 52.6% and 42.7% of total assets, respectively, at those dates. As a result of the Bank's level of securities, the Bank's net interest income and net interest margin have been adversely affected as the average yield on the Bank's average balance of securities has been lower than the average yield on the average balance of its mortgage loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income." The Bank expects to invest a portion of the net Conversion proceeds in securities. In addition, the Bank expects that income from securities will initially represent an even greater percentage of total interest income after the Conversion than in prior periods. It is expected that such securities will earn interest at rates lower than the interest rates that would generally be earned on loans. In addition, securities held as available-for-sale are required to be held at the lower of cost or market value. As a result, changes in interest rates could cause fluctuations in the value of such securities that affect the Bank's financial condition. See
"-- Potential Impact of Changes in Interest Rates." For these reasons, the Bank intends to begin investing the net Conversion proceeds in mortgage loans, commercial loans and consumer loans as soon as practicable after consummation of the Conversion. However, there can be no assurance that the economy of the counties in the Bank's market area will continue to grow at a rate that will generate sufficient loan demand or that, even if sufficient loan demand exists in such market area, the Bank will have the competitive position to gain an increasing share of the loan demand permitting the investment of the net Conversion proceeds in loan products that meet the Bank's credit quality standards.

IMPACT OF TECHNOLOGICAL ADVANCES

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend, in part, on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources than the Bank to invest in technological improvements. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to the public.

RESIDENTIAL AND NON-RESIDENTIAL LENDING RISKS

     The Bank has historically employed an operating strategy that emphasized the origination of one- to four-family residential mortgage loans. The profitability of the Bank's one- to four-family residential lending business could be adversely impacted by competitive market forces and technological advances of its competitors. See "-- Competition" and "-- Impact of Technological Advances." At May 31, 1997, substantially all of the Bank's gross loans were secured by properties or made to borrowers located in the Bank's lending area. See "Business of the Bank -- Lending Activities." This lack of geographic diversification could have an adverse impact on the Bank and the Bank's profitability in the event that the Bank's lending area were to suffer a substantial economic decline or a natural disaster.

     In addition to one- to four-family residential mortgage loans, the Bank originates commercial business and real estate loans, and construction, land, development, multi-family residential and other loans in its lending area. These loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. This greater risk is attributable to several factors, including the higher concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Commercial loans, which comprise 16.76% of the Bank's loan portfolio at May 31, 1997, carry greater credit risks than residential mortgage loans because their repayment is more dependent on (i) the underlying financial condition of the borrower and the value of, or the cash flow from, any property securing the loan or the business being financed and
(ii) general and local economic conditions. Furthermore, the repayment of loans secured by multi-family residential and commercial real estate is typically dependent upon sufficient cash flow from the related real estate project to cover operating expenses and debt service. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. See "Business of the Bank -- Lending Activities."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Provisions in the Company's and the Bank's Governing Instruments. Certain provisions in the Company's Certificate of Incorporation and By-Laws, and the Bank's Restated Organization Certificate and By-Laws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, a staggered board of directors, non-cumulative voting for directors, limits on the calling of special meetings, certain uniform price provisions for certain business combinations and limits on the ability to vote shares held in excess of 10% of the outstanding shares. NYBB regulations prohibit, for a period of one year following the Conversion, offers to acquire or the acquisition of beneficial ownership of more than 10% of the outstanding stock of the Bank. The Bank's Restated Organization Certificate also prohibits, for five years, the acquisition of, directly or indirectly, the beneficial ownership of more than 10% of the Bank's equity securities. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those that have not been negotiated with the Board of Directors and, accordingly, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Bank."

     Evaluation of Offers. The Certificate of Incorporation of the Company provides that the Board of Directors of the Company, when evaluating certain acquisition proposals from outside parties, may consider non-economic factors in connection with the exercise of its judgment in determining what is in the best interest of the Company and its shareholders. As a result, the Board of Directors of the Company may be in a stronger position to oppose such a transaction if the Board concludes that it would not be in the best interests of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company. See "Restrictions on Acquisition of the Company and the Bank -- Restrictions in the Company's Certificate of Incorporation and By-Laws -- Evaluation of Offers."

     Voting Control of Officers and Directors. Trustees and executive officers of the Bank and the Company expect to purchase approximately 3.43% or 2.54% of the shares of Common Stock to be sold in the Conversion, based upon the minimum and the maximum of the Estimated Price Range, respectively. In addition, the ESOP intends to purchase 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation. As a result, assuming the RRP and Stock Option Plan are implemented, trustees, executive officers and employees have the potential to control the voting of approximately 25% of the Common Stock on a fully diluted basis at the maximum of the Estimated Price Range, including shares issued to the Foundation (based on the maximum of the Estimated Price Range), thereby enabling them to prevent or render more difficult the approval of transactions and other corporate actions requiring a supermajority vote of shareholders, such as certain business combinations and the amendment of certain charter provisions. Furthermore, in the event that the FDIC were to waive the Foundation's voting restriction, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by the RRP trust, and shares held by the ESOP trust, the aggregate of such shares could approach 20% of the outstanding Common Stock, which could enable management to defeat shareholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain shareholders deem to be in their best interest and might tend to perpetuate existing management. However, since the ESOP shares are allocated to, and therefore voted by, all eligible employees of the Bank and any unallocated shares will be voted by an independent trustee, and because the RRP must first be approved by shareholders no sooner than six months following completion of the Conversion, and awards under such proposed plans may be granted to employees other than executive officers and trustees, management of the Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. See "Restrictions on Acquisition of the Company and the Bank -- Restrictions in the Company's Certificate of Incorporation and By-Laws."

     Provisions in Management Contracts and Benefit Plans. Certain provisions contained in the proposed Employment Agreements, Retention Agreements, the ESOP, the Stock Option Plan and the RRP that provide for cash payments or the vesting of benefits upon a change of control of the Company or the Bank may have an anti-takeover effect and could result in shareholders receiving less for their shares of Common Stock than otherwise might be available in the event of an acquisition of the Company. See "Management of the Bank -- Employment Agreements," "-- Employee Retention Agreements" and "-- Benefits -- Employee Stock Ownership Plan and Trust," "-- Benefits -- Stock Option Plan" and
"-- Benefits -- Recognition and Retention Plan."

ABSENCE OF MARKET FOR COMMON STOCK

     The Company, as a newly organized company, has never issued capital stock and, consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval from the Nasdaq Stock Market to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "WSBI" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that at least two market makers be a market maker for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in the Common Stock. Sandler O'Neill has advised the Company that it intends to make a market in the Company's Common Stock, but is under no obligation to do so. While the Company anticipates that there will be other broker-dealers to act as market maker for the Common Stock, there can be no assurance that there will be two or more market makers for the Common Stock.

     Making a market in securities involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and liquidity of the Common Stock. See "Market for the Common Stock."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering or Community Offering, if any. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 6,414,100 shares of Common Stock at the Purchase Price for aggregate proceeds of up to $64,141,000. An increase in the number of shares issued would decrease a subscriber's pro forma net earnings per share and shareholders' equity per share but would increase the Company's pro forma consolidated shareholders' equity and net earnings. Such an increase would also increase the Purchase Price as a percentage of pro forma shareholders' equity per share and net earnings per share.

POSSIBLE DILUTIVE EFFECT OF STOCK OPTIONS AND RECOGNITION AND RETENTION PLAN

     An amount equal to 10% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation, has been reserved for issuance under the Stock Option Plan, the implementation of which may be subject to the approval of the shareholders of the Company. If all of the options intended to be granted under the Stock Option Plan were to be exercised using authorized but unissued shares of Common Stock, the voting interests of existing shareholders would be diluted by approximately 9.1%, and, assuming that all options were granted at the Purchase Price, the effect on pro forma net earnings per share and shareholders' equity per share would be as set forth under "Pro Forma Data." Also, following the Conversion, the RRP, if implemented, will acquire up to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases, if necessary, or from the issuance of authorized but unissued shares. If the RRP is funded by the issuance of authorized but unissued shares, the interests of existing shareholders would be diluted by approximately 3.8% (assuming no options are exercised). See "Pro Forma Data" for the effect on pro forma net earnings per share and shareholders' equity per share. If the RRP is funded by open market purchases, the voting interests of existing shareholders would not be diluted, and, assuming that the shares were acquired at the Purchase Price, the effect on pro forma net earnings per share and holders' equity per share would be as set forth under "Pro Forma Data."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     The Bank has received an opinion from FinPro that subscription rights granted to Eligible Account Holders have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If such subscription rights are deemed to have an ascertainable value, Eligible Account Holders could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The
Conversion -- Effects of Conversion" and "-- Effects of Conversion -- Tax Aspects."

                        WARWICK COMMUNITY BANCORP, INC.

     The Company was recently organized at the direction of the Board of Trustees of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company has received approval from the Board of Governors of the Federal Reserve Board ("FRB") to become a bank holding company and, as such, will be subject to regulation by the FRB. See "Regulation and Supervision -- Holding Company Regulation." and "The Conversion -- General." Upon consummation of the Conversion, the Company's assets will consist of all of the outstanding shares of the Bank's capital stock issued to the Company in the Conversion and 50% of the net proceeds of the Offerings. The Company intends to use part of the retained net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation. The Company will have no significant liabilities. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but instead will use the premises and equipment of the Bank. At the present time, the Company does not intend to employ any persons other than officers, but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future. See "Business of the Company."

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities, should it decide to do so, through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the Conversion proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Bank.

     The Company's office is located at the main office of the Bank at 18 Oakland Avenue, Warwick, New York 10990-0591. The Company's telephone number is
(914) 986-2206.

                            THE WARWICK SAVINGS BANK

     The Bank was founded in 1875 as a New York mutual savings bank. The Bank is a community-oriented savings institution providing a variety of financial services to meet the needs of the communities which it serves. The Bank conducts business from its headquarters in the village of Warwick, New York and its branches in the village of Monroe, the town of Woodbury and the city of Middletown, New York. The Bank's primary deposit gathering areas are currently concentrated in proximity to its full service banking offices. The Bank's current primary lending market includes Orange County, New York and the surrounding New York counties. The majority of the Bank's mortgages are secured by properties located in its lending area. See "Business of the Bank -- Market Area" and " -- Competition."

     The Bank's principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits primarily in one- to four-family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, the Bank makes commercial business and real estate loans, multi-family residential loans, land, construction and development loans, consumer loans (including loans secured by savings deposits and home improvement loans) and other loans. At May 31, 1997, the Bank had total assets of $286.5 million, of which $138.3 million was comprised of mortgage and other loans and $126.4 million was comprised of securities. At such date, total deposits were $221.2 million, borrowings were $28.3 million and net worth was $28.1 million. The Bank's savings deposits are insured up to the maximum allowable amount by the BIF. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Bank."

     The Bank is subject to extensive regulation, supervision and examination by the NYSBD, its primary regulator, and the FDIC, which insures its savings deposits. At May 31, 1997, the Bank exceeded all regulatory capital requirements with leverage and total risk-based capital ratios of 9.53% and 20.33%, respectively. Additionally, the Bank's regulatory capital was in excess of the amount necessary to be "well-capitalized" under FDICIA. See "Regulation and Supervision -- Federal Banking Regulation." The Bank is a member of the FHLBNY, which is one of the 12 regional banks which comprise the FHLB system.

     The Bank's main office is located at 18 Oakland Avenue, Warwick, New York 10990-0591. The Bank's telephone number is (914) 986-2206.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $39.4 million and $53.7 million, with a midpoint of $46.6 million. In the event that the Estimated Price Range is increased by 15%, the net proceeds from the sale of the Common Stock are estimated to be $62.0 million. See "Pro Forma Data" and "The Conversion -- Stock Pricing" for discussion of the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.

     The Company will use the net proceeds from the sale of Common Stock as follows:

          1. The Company will purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net proceeds of the Offerings.

          2. The remaining net proceeds will be retained by the Company. Net proceeds to be retained by the Company after the purchase of the capital stock of the Bank are estimated to be between $19.7 million and $26.9 million, with a midpoint of $23.3 million. In the event that the Estimated Price Range is increased by 15%, the net proceeds retained by the Company are estimated to be $21.0 million. The net proceeds retained by the Company will initially be invested primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, equity securities, deposits of or loans to the Bank, or a combination thereof, and will be used for general business activities.

          3. The Company intends to use a portion of the retained net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation. Based upon the issuance of 4,122,500 shares or 5,577,500 shares at the minimum and maximum of the Estimated Price Range, respectively, the amount of the loan to the ESOP (if the loan is made by the Company and not a third party) would be $3.4 million or $4.6 million, respectively (or $5.3 million if the Estimated Price Range is increased by 15%), to be repaid over a period of up to 10 years at an interest rate of 8%. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     The portion of the net proceeds received by the Bank from the Company's purchase of the Bank's capital stock, estimated to be between $19.7 million at the minimum of the Estimated Price Range and $26.9 million at the maximum of the Estimated Price Range, will be added to the Bank's general funds to be used for general corporate purposes, including: investment in one- to four-family residential mortgage loans, commercial and other loans; investment in federal funds, short-term, investment grade marketable securities, mortgage-backed and equity securities; and funding the RRP. The Bank may also use such funds for the expansion of its facilities and to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. The net proceeds may also be used to purchase or lease additional branch or office facilities inside or outside of Orange County, New York. The Bank has applied to the New Jersey Department of Banking to establish a mortgage banking operation in Bergen, Passaic and Sussex Counties, New Jersey through its mortgage banking subsidiary, WSB Mortgage. Except for the establishment of mortgage banking operations in New Jersey, the Bank has no current agreements, arrangements or understanding regarding any establishment or acquisition or any other transaction related to the possible expansion of its operations.

     The net proceeds retained by the Company may also be used to support the future expansion of the Bank's operations through branch acquisitions and the acquisition of other financial institutions or diversification into other banking related businesses and for other business or investment purposes, including possibly the payment of dividends and the repurchase of the Company's Common Stock as permitted by the Superintendent. See "Dividend Policy" and "Regulation and Supervision -- New York Banking Regulation -- Dividends." The Company has no current arrangements, understandings or agreements, written or oral, regarding any such transactions. The Company, upon completion of the Conversion, will be a bank holding company, which, under existing laws, generally would be restricted as to the types of business activities in which it may engage. See "Regulation and Supervision -- Holding Company Regulation." for a description of certain regulations applicable to the Company. In determining the amount of net proceeds to be used to purchase the capital stock of the Bank, consideration was given to such factors as the regulatory capital position of the Bank, both before and after giving effect to the Conversion, and the rules and regulations and policies of the NYBB and the FDIC governing the amount of proceeds that may be retained by the Company.

     Upon completion of the Conversion, the Company's Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances that may arise following the Conversion, and subject to applicable regulatory requirements, the Company's Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares and improvement in the Company's return on equity; (ii) the avoidance of dilution to shareholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances under which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases will be made at market prices, which could be in excess of the Purchase Price in the Conversion.

     Any stock repurchases will be subject to the determination of the Company's Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other considerations. In addition, unless approved by the Superintendent, applicable NYBB regulations generally prohibit the Company from repurchasing its own stock for a period of one year following the Conversion. Any stock repurchases by the Company during the two years thereafter are subject to the Superintendent's approval and generally are required to be part of an open market program not involving greater than 5% of the outstanding Common Stock during each twelve-month period. In addition, the FDIC prohibits an insured mutual state savings bank that has converted from mutual to stock form of ownership from repurchasing its capital stock within one year following the date of its conversion to stock form, except that stock repurchases of no greater than 5% of a bank's outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons are established to the satisfaction of the FDIC. Further, the Company may not repurchase any of its Common Stock if the repurchases would cause the Bank to become "undercapitalized" within the meaning of the FDIC prompt corrective action regulation. See "Regulation and Supervision -- Federal Banking Regulation -- Prompt Corrective Action."

     The Board of Directors of the Company intends to consider a policy of paying cash dividends on the Common Stock in the future. However, no decision has been made as to the amount or timing of such dividends, if any. The payment of dividends or repurchase of stock, however, would be prohibited if shareholders' equity would be reduced below the amount required to maintain the Bank's liquidation account. See "Dividend Policy," "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "-- Effects of Conversion -- Liquidation Rights."

     Neither the Bank nor the Company has yet determined the approximate amount of net proceeds to be used for each of the purposes mentioned above.

                                DIVIDEND POLICY

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock. The Board of Directors intends to consider a policy of paying cash dividends on the Common Stock. However, no decision has been made as to the timing or amount of such dividends, if any. In the future, declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations, general economic conditions, industry standards and other factors. No assurances can be given, however, that any dividends will be paid or, if payment is commenced, that such dividend will continue to be paid.

     As the principal asset of the Company, the Bank will provide the principal source of funds for payment of dividends by the Company. The Bank will not be permitted to pay dividends on its capital stock if, among other things, its shareholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion -- Effects of Conversion -- Liquidation Rights" and "Regulation and Supervision." Under the Banking Law of the State of New York ("Banking Law"), dividends may be declared and paid only out of the net profits of the Bank. The approval of the Superintendent is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, no dividends may be declared, credited or paid if the effect thereof would cause the Bank's capital to be reduced below the amount required by the Superintendent or the FDIC. See "Regulation and Supervision." As of May 31, 1997, the Bank had $4.4 million available for the payment of dividends without prior approval of the Superintendent. Dividends or any repurchase by the Bank of its stock in excess of the Bank's current and accumulated earnings could result in the realization by the Bank of taxable income. See "Federal and State Taxation -- Federal Taxation."

     Unlike the Bank, the Company is not subject to the restrictions imposed by the Banking Law on the payment of dividends to its shareholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

     Additionally, in connection with the Conversion, the Company and Bank have committed to the FDIC that during the one-year period following the consummation of the Conversion, the Company will not declare an extraordinary dividend to shareholders which would be treated by recipient shareholders as a tax-free return of capital for federal income tax purposes without prior approval of the FDIC.

                          MARKET FOR THE COMMON STOCK

     The Company and the Bank have not previously issued capital stock and, consequently, there is currently no established market for the Common Stock. The Company has received conditional approval from the Nasdaq National Market to have the Common Stock quoted under the symbol "WSBI" upon completion of the Conversion. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. The Company will seek to encourage and assist at least two market makers to make a market in the Common Stock. Making a market involves maintaining bid and asked quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Sandler O'Neill has advised the Company that it intends to make a market in the Common Stock, but is under no obligation to do so. While the Company anticipates that there will be other broker-dealers to act as market maker for the Common Stock, there can be no assurance that there will be two or more market makers for the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares will be able to sell such shares at or above the Purchase Price or that quotations will be available on the Nasdaq National Market as contemplated. See "Risk
Factors -- Absence of Market for Common Stock."

                         REGULATORY CAPITAL COMPLIANCE

     At May 31, 1997, the Bank exceeded all regulatory capital requirements. See "Regulation and Supervision -- Federal Banking Regulation -- Capital Requirements." Set forth below is a summary of the Bank's compliance with regulatory capital standards at May 31, 1997, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of net Conversion proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the RRP are deducted from pro forma regulatory capital.

                                          PRO FORMA AT MAY 31, 1997 BASED UPON THE SALE AT $10.00 PER SHARE
                     -----------------------------------------------------------------------------------------------------------
                                                                                                              6,414,100 SHARES
                                            4,122,500 SHARES      4,850,000 SHARES      5,577,500 SHARES
                                                                                                             (15% ABOVE MAXIMUM
                      HISTORICAL AT MAY      (MINIMUM OF THE      (MIDPOINT OF THE       (MAXIMUM OF THE      OF THE ESTIMATED
                                             ESTIMATED PRICE       ESTIMATED PRICE       ESTIMATED PRICE
                          31, 1997               RANGE)                RANGE)                RANGE)            PRICE RANGE)(1)
                     -------------------   -------------------   -------------------   -------------------   -------------------
                                PERCENT               PERCENT               PERCENT               PERCENT               PERCENT
                                  OF                    OF                    OF                    OF                    OF
                     AMOUNT    ASSETS(2)   AMOUNT    ASSETS(2)   AMOUNT    ASSETS(2)   AMOUNT    ASSETS(2)   AMOUNT    ASSETS(2)
                     -------   ---------   -------   ---------   -------   ---------   -------   ---------   -------   ---------
GAAP(3) Capital..... $28,114      9.81%    $43,236     14.33%    $45,999     15.11%    $48,761     15.87%    $51,939     16.73%
                     =======      ====     =======      ====     =======      ====     =======      ====     =======      ====
Leverage Capital:
  Capital
    Level(4)........ $27,495      9.53%    $42,617     14.04%    $45,380     14.81%    $48,142     15.57%    $51,320     16.43%
  Requirement(5).... 11,535       4.00     12,134       4.00     12,256       4.00     12,366       4.00     12,493       4.00
                     -------      ----     -------      ----     -------      ----     -------      ----     -------      ----
  Excess............ $15,960      5.53%    $30,483     10.04%    $33,124     10.81%    $35,776     11.57%    $38,827     12.43%
                     =======      ====     =======      ====     =======      ====     =======      ====     =======      ====
Risk-Based Capital:
  Capital
    Level(4)(6)..... $28,726     20.33%    $43,848     28.03%    $46,611     29.28%    $49,373     30.49%    $52,551     31.82%
  Requirement....... 11,302       8.00     12,514       8.00     12,735       8.00     12,956       8.00     13,210       8.00
                     -------      ----     -------      ----     -------      ----     -------      ----     -------      ----
  Excess............ $17,424     12.33%    $31,334     20.03%    $33,876     21.28%    $36,417     22.49%    $39,341     23.82%
                     =======      ====     =======      ====     =======      ====     =======      ====     =======      ====

---------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market conditions or general financial and economic conditions following the commencement of the Subscription Offering or Community Offering, if any.

(2) Leverage capital levels are shown as a percentage of "total assets," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC Regulations.

(3) GAAP is defined as Generally Accepted Accounting Principles.

(4) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the shares of Common Stock sold at the minimum, midpoint and maximum of the Estimated Price Range. These levels assume funding by the Bank of the RRP equal to 4% of the Common Stock issued, including shares issued to the Foundation and repayment of the Company's loan to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued, including shares issued to the Foundation, valued at the minimum, midpoint and maximum of the Estimated of the Estimated Price Range. See "Management of the
    Bank -- Benefits" for a discussion of the RRP and ESOP.

(5) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4% to 5%. See "Regulation and Supervision -- Federal Banking Regulation -- Capital Requirements."

(6) Assumes net proceeds are invested in assets that carry risk-weighting equal to the actual risk weighting of the Bank's assets as of May 31, 1997.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at May 31, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                 COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                            ---------------------------------------------------------------
                                             4,122,500                      5,577,500
                                              SHARES        4,850,000        SHARES           6,414,100
                                            (MINIMUM OF       SHARES       (MAXIMUM OF    SHARES (15% ABOVE
                                             ESTIMATED     (MIDPOINT OF     ESTIMATED        MAXIMUM OF
                                 BANK          PRICE        ESTIMATED         PRICE           ESTIMATED
                              HISTORICAL      RANGE)       PRICE RANGE)      RANGE)        PRICE RANGE)(1)
                              ----------    -----------    ------------    -----------    -----------------
                                                             (IN THOUSANDS)
Deposits(2).................   $ 221,211     $ 221,211       $221,211       $ 221,211         $ 221,211
                                ========      ========       ========        ========          ========
Total deposits and borrowed
  funds.....................   $ 249,551     $ 249,551       $249,551       $ 249,551         $ 249,551
                                ========      ========       ========        ========          ========
Shareholders' equity:
  Preferred Stock, $.01 par
     value, 5,000,000 shares
     authorized; none to be
     issued.................   $      --     $      --       $     --       $      --         $      --
  Common Stock, $.01 par
     value, 15,000,000
     shares authorized; to
     be issued as
     reflected..............          --            42             50              57                66
  Additional paid-in
     capital(3).............          --        40,639         47,999          55,360            63,824
  Retained earnings(4)......      27,495        27,495         27,495          27,495            27,495
Less:
  Expense of contributions
     to Foundation..........          --        (1,237)        (1,455)         (1,673)           (1,924)
Plus:
  Tax effect of contribution
     to Foundation(5).......          --           495            582             669               770
  Net unrealized gain on
     securities
     available-for-sale, net
     of taxes...............         619           619            619             619               619
Less:
  Common Stock acquired by
     the ESOP(6)............          --        (3,397)        (3,996)         (4,596)           (5,285)
  Common Stock acquired by
     the RRP(7).............                    (1,698)        (1,998)         (2,298)           (2,643)
                                --------      --------       --------        --------          --------
Total shareholders'
  equity....................   $  28,114     $  62,958       $ 69,296       $  75,633         $  82,922
                                ========      ========       ========        ========          ========

---------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering or Community Offering, if any.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of shares sold in the Offerings and the issuance of additional shares of Common Stock to the Foundation at a value of $10.00 per share. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's proposed Stock Option Plan intended to be adopted by the Company and presented for approval of shareholders at a meeting of shareholders at least six months following the Conversion. The Stock Option Plan would provide the grant of stock options to purchase an amount of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation. See "Management of the Bank -- Benefits -- Stock Option Plan."

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "The Conversion -- Effects of Conversion -- Liquidation Rights."

(5) Represents the tax effect of the contribution of Common Stock to the Foundation based on a 40% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6) Assumes that 8% of the shares issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP and the funds used to acquire the ESOP shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as reduction of shareholders' equity. See "Management of the Bank -- Benefits -- ESOP" and "-- Recognition and Retention Plan."

(7) Assumes that, subsequent to the Conversion, as amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, is purchased by the RRP through open market purchases. The Common Stock purchased by the RRP is reflected as a reduction of shareholders' equity. See "Risk Factors -- Possible Dilutive Effect of Stock Options and Recognition and Retention Plan," Footnote 2 to the tables under "Pro Forma Data" and "Management of the Bank -- Benefits -- Recognition and Retention Plan."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $39.4 million and $53.7 million (or $62.0 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering, as follows: (a) 8% will be sold to the ESOP and 150,000 shares will be sold to trustees, trustees emeritus, officers and employees or members of such persons' immediate families and (b) the remainder will be sold to Eligible Account Holders in the Subscription Offering; (ii) Sandler O'Neill will receive a fee equal to 1.875% of the aggregate actual purchase price of the shares sold to Eligible Account Holders in the Subscription Offering, excluding shares purchased by trustees, trustees emeritus, officers, employees and their families and the ESOP for which there is no fee; and (iii) Conversion expenses, excluding the fees paid to Sandler O'Neill, will be approximately $1.1 million. Actual Conversion expenses may vary from these estimates.

     Pro forma net earnings have been calculated assuming the Common Stock had been sold at the beginning of the periods and the net proceeds had been invested at an average yield of 5.78% for the year ended May 31, 1997, the one-year U.S. Treasury bill rate in effect in May, 1997. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on interest-bearing liabilities, has been used to estimate income on net proceeds, because management believes that the one-year U.S. Treasury bill rate provides a more accurate estimate of the rate that would be obtained on an initial investment of the net proceeds from the Offerings. The pro-forma after-tax yield is assumed to be 3.47% for this period, based on an effective tax rate of 40% for such period. The effect of withdrawals from savings deposit accounts for the purchase of Common Stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted (in the case of pro forma net earnings per share) to give effect to the purchase of shares by the ESOP. Pro forma shareholders' equity amounts have been calculated as if the Common Stock had been sold on May 31, 1997, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders' equity represents the difference between the projected amount of assets and liabilities of the Company computed in accordance with GAAP. The pro forma shareholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to shareholders in the event of liquidation.

     The following tables summarize historical data of the Bank and pro forma data of the Company at or for the fiscal year ended May 31, 1997 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the RRP, which is expected to be adopted by the Company following the Conversion and which, if implemented prior to the first anniversary of the Conversion, will be presented to shareholders for approval at a meeting of shareholders to be held no earlier than six months after completion of the Conversion. See footnote 3 to the tables. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders or the bad debt reserve in liquidation. See footnote 4 to the tables below and "The Conversion -- Effects of Conversion -- Liquidation Rights" and "Management of the Bank -- Benefits -- Stock Option Plan."

                                                           AT OR FOR THE YEAR MAY 31, 1997
                                             ------------------------------------------------------------
                                                                                              6,414,100
                                              4,122,500      4,850,000       5,577,500       SHARES SOLD
                                             SHARES SOLD    SHARES SOLD    SHARES SOLD AT   AT $10.00 PER
                                              AT $10.00      AT $10.00         $10.00        SHARE (15%
                                              PER SHARE      PER SHARE       PER SHARE      ABOVE MAXIMUM
                                               (MINIMUM     (MIDPOINT OF    (MAXIMUM OF     OF ESTIMATED
                                             OF ESTIMATED    ESTIMATED       ESTIMATED          PRICE
                                             PRICE RANGE)   PRICE RANGE)    PRICE RANGE)      RANGE)(7)
                                             ------------   ------------   --------------   -------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.............................    $ 41,225       $ 48,500        $ 55,775         $64,141
Plus: Value of shares issued to Foundation
  (equal to 3% of stock sold in
  Conversion)..............................       1,237          1,455           1,673           1,924
                                                -------        -------         -------         -------
Pro forma market capitalization............    $ 42,462       $ 49,955        $ 57,448         $66,065
                                                =======        =======         =======         =======
Gross proceeds.............................    $ 41,225       $ 48,500        $ 55,775         $64,141
Less: Offering expenses and commissions....      (1,781)        (1,906)         (2,031)         (2,175)
                                                -------        -------         -------         -------
Estimated net proceeds.....................    $ 39,444       $ 46,594        $ 53,744         $61,966
Less: Common Stock purchased by ESOP.......      (3,397)        (3,996)         (4,596)         (5,285)
  Common Stock purchased by RRP............      (1,698)        (1,998)         (2,298)         (2,643)
                                                -------        -------         -------         -------
  Estimated net proceeds, as adjusted......    $ 34,349       $ 40,600        $ 46,850         $54,038
Net income(1):
  Historical...............................    $  2,866       $  2,866        $  2,866         $ 2,866
  Pro forma income on net proceeds, as
     adjusted..............................       1,191          1,408           1,625           1,874
  Less: Pro forma ESOP adjustment(2).......        (204)          (240)           (276)           (317)
  Less: Pro forma RRP adjustment(3)........        (204)          (240)           (276)           (317)
                                                -------        -------         -------         -------
     Pro forma net income..................    $  3,649       $  3,794        $  3,939         $ 4,106
                                                =======        =======         =======         =======
Per share net income(1):
  Historical...............................    $   0.73       $   0.62        $   0.54         $  0.47
  Pro forma income on net proceeds, as
     adjusted..............................        0.30           0.30            0.30            0.31
  Pro forma ESOP adjustment(2).............       (0.05)         (0.05)          (0.05)          (0.05)
  Pro forma RRP adjustment (3).............       (0.05)         (0.05)          (0.05)          (0.05)
                                                -------        -------         -------         -------
     Pro forma net income per share........    $   0.93       $   0.82        $   0.74         $  0.68
                                                =======        =======         =======         =======
Shareholders' equity:
  Historical...............................    $ 28,114       $ 28,114        $ 28,114         $28,114
  Estimated net proceeds...................      39,444         46,594          53,744          61,966
  Plus: Shares issued to Foundation........       1,237          1,455           1,673           1,924
  Less: Contribution to the Foundation.....      (1,237)        (1,455)         (1,673)         (1,924)
  Plus: Tax benefit of the contribution to
     the Foundation........................         495            582             669             770
  Less: Common Stock acquired by ESOP(2)...      (3,397)        (3,996)         (4,596)         (5,285)
  Less: Common Stock acquired by RRP (3)...      (1,698)        (1,998)         (2,298)         (2,643)
                                                -------        -------         -------         -------
  Pro forma shareholders'
     equity(3)(4)(5).......................    $ 62,958       $ 69,296        $ 75,633         $82,922
                                                =======        =======         =======         =======

(See footnotes on next page)

                                                           AT OR FOR THE YEAR MAY 31, 1997
                                                                                              6,414,100
                                              4,122,500      4,850,000       5,577,500       SHARES SOLD
                                             SHARES SOLD    SHARES SOLD    SHARES SOLD AT   AT $10.00 PER
                                              AT $10.00      AT $10.00         $10.00        SHARE (15%
                                              PER SHARE      PER SHARE       PER SHARE      ABOVE MAXIMUM
                                               (MINIMUM     (MIDPOINT OF    (MAXIMUM OF     OF ESTIMATED
                                             OF ESTIMATED    ESTIMATED       ESTIMATED          PRICE
                                             PRICE RANGE)   PRICE RANGE)    PRICE RANGE)      RANGE)(7)
                                               -------        -------         -------          -------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Shareholders' equity per share(6):
  Historical...............................    $   6.62       $   5.63        $   4.89         $  4.26
  Estimated net proceeds...................        9.29           9.33            9.36            9.38
  Plus: Tax benefit of the contribution to
     the Foundation........................        0.12           0.12            0.12            0.12
  Less: Common Stock acquired by ESOP(2)...       (0.80)         (0.80)          (0.80)          (0.80)
  Less: Common Stock acquired by RRP(3)....       (0.40)         (0.40)          (0.40)          (0.40)
                                                -------        -------         -------         -------
  Pro forma shareholders' equity per
     share.................................    $  14.83       $  13.88        $  13.17         $ 12.56
                                                =======        =======         =======         =======
Offering price as a percentage of pro forma
  shareholders' equity per share...........       67.43%         72.05%          75.93%          79.62%
Offering price to pro forma net earnings
  per share................................       10.75x         12.20x          13.51x          14.71x

---------------
(1) Does not give effect to the non-recurring expense that will be recognized in the fiscal year ending May 31, 1998 as a result of the establishment of the Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be approximately $742 thousand, $873 thousand, $1.0 million and $1.2 million at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, respectively. Assuming the contribution to the Foundation was expensed during the fiscal year ended May 31, 1997, pro forma net earnings per share would be $0.93, $0.82, $0.74 and $0.68, at the minimum, midpoint, maximum and maximum as adjusted, respectively. Per share net income data is based on 3,940,000, 4,636,000, 5,331,000 and 6,131,000 shares outstanding which represents shares sold in the Conversion, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and the RRP for the period presented.

(2) It is assumed that 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of shareholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 10 equal annual installments of principal, with an assumed interest rate at 8.00%. The pro forma net earnings assume: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of the period; (ii) that 34,000, 40,000, 46,000 and 52,900 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

(3) Gives effect to the RRP expected to be adopted by the Company following the conversion and presented for approval at a meeting of shareholders. The RRP intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 169,847, 199,820, 229,793 and 264,256 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. In calculating the pro forma effect of the RRPs, it is assumed that the shares were acquired by the RRPs at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the RRPs instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.8% and pro forma net earnings per share would be $0.83, $0.73, $0.66 and $0.60 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively and pro forma stockholders equity per share would be $14.26, $13.34, $12.66 and $12.07 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that the actual purchase price of the shares granted under the RRP will be equal to the Purchase Price. See "Management of the Bank -- Benefits -- Recognition and Retention Plan."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plan for approval at a meeting of shareholders. Under the Stock Option Plan, an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 424,617, 499,550, 574,482 and 660,642 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing shareholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.78, $0.69, $0.62 and $0.56, respectively, and the pro forma shareholders' equity per share would be $13.48, $12.61, $11.97 and $11.41, respectively. See "Management of the
    Bank -- Benefits -- Stock Option Plan."

(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The
    Conversion -- Liquidation Rights" and "Regulation and Supervision -- New York Banking Regulation."

(6) Shareholders' equity per share data is based upon 4,246,000, 4,996,000, 5,745,000 and 6,607,000 shares outstanding representing shares sold in the conversion, shares contributed to the Foundation and shares purchased by the ESOP and the RRP.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general considerations or changes in market or general financial and economic conditions following the commencement of the Subscription Offering or Community Offering, if any.

               COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                          WITH AND WITHOUT FOUNDATION

     Assuming that the Foundation was not being established as part of the Conversion, FinPro has estimated that the pro forma aggregate market capitalization of the Company would be approximately $51.5 million at the midpoint of the Estimated Price Range, which is approximately $1.5 million greater than the pro forma aggregate market capitalization of the Company including the Foundation, and would result in a $3.0 million increase in the amount of Common Stock offered for sale in the Conversion. However, assuming the midpoint, the pro forma price to book ratio would be the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, pro forma shareholders' equity per share would be the same at $13.88, with or without the Foundation. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at that time would have concluded that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted of the Estimated Price Range, assuming the Conversion was completed at May 31, 1997.

                                                                                                         AT THE MAXIMUM,
                                  AT THE MINIMUM         AT THE MIDPOINT          AT THE MAXIMUM           AS ADJUSTED
                              ----------------------  ----------------------  ----------------------  ----------------------
                                 WITH         NO         WITH         NO         WITH         NO         WITH         NO
                              FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Estimated offering amount....  $ 41,225    $ 43,775    $ 48,500    $ 51,500    $ 55,775    $ 59,225    $ 64,141    $ 68,109
Pro forma market
  capitalization.............    42,462      43,775      49,955      51,500      57,448      59,225      66,065      68,109
Total assets.................   321,389     323,240     327,727     329,905     334,064     336,569     341,353     344,234
Total liabilities............   258,431     258,431     258,431     258,431     258,431     258,431     258,431     258,431
Pro forma shareholders'
  equity.....................    62,958      64,809      69,296      71,474      75,633      78,138      82,922      85,803
Pro forma consolidated net
  income.....................     3,649       3,719       3,794       3,877       3,939       4,034       4,106       4,214
Pro forma shareholders'
  equity per share...........     14.83       14.80       13.88       13.88       13.17       13.20       12.56       12.60
Pro forma consolidated net
  income per share...........      0.93        0.92        0.82        0.81        0.74        0.74        0.68        0.67
Pro Forma Pricing Ratios:
  Offering price as a
    percentage of pro forma
    shareholders' equity per
    share....................     67.43%      67.57%      72.05%      72.05%      75.93%      75.76%      79.62%      79.37%
  Offering price to pro forma
    net income per share.....     10.75x      10.87x      12.20x      12.35x      13.51x      13.51x      14.71x      14.93x
  Pro Forma Market
    Capitalization to
    assets...................     13.21%      13.54%      15.23%      15.61%      17.19%      17.60%      19.34%      19.79%
Pro Forma Financial Ratios:
  Return on assets...........      1.14        1.15        1.16        1.18        1.17        1.20        1.20        1.22
  Return on shareholders'
    equity...................      5.80        5.74        5.47        5.42        5.21        5.16        4.59        4.91
  Shareholders' equity to
    assets...................     19.59       20.05       21.14       21.67       22.64       23.22       24.29       24.93

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of the Bank for each of the years in the three year period ended May 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon appears elsewhere herein. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                                                                  FOR THE FISCAL YEAR
                                                                     ENDED MAY 31,
                                                      -------------------------------------------
                                                         1997            1996            1995
                                                      -----------     -----------     -----------
Interest and dividend income:
     Interest on mortgage loans...................    $ 7,151,702     $ 8,098,219     $ 6,922,109
     Interest on other loans......................      3,457,460       3,149,131       2,833,349
     Interest and dividends on securities.........     10,049,163       6,728,913       6,228,600
     Interest on federal funds sold...............         14,504         321,903         264,966
     Interest on short-term money market
       instruments................................         18,290          34,870           3,633
                                                      -----------     -----------     -----------
          Total interest and dividend income......     20,691,119      18,333,036      16,252,657
                                                      -----------     -----------     -----------
Interest and dividend expense:
     Dividends on deposits --
     Time deposits................................      3,984,829       5,108,712       2,808,198
     Money market deposits........................        882,979         936,218       1,041,512
     Savings deposit..............................      2,550,704       2,580,121       2,862,319
     Mortgagors' deposits.........................         49,588          68,165          61,198
     Interest on borrowings.......................      1,908,062          23,882          54,556
                                                      -----------     -----------     -----------
          Total interest and dividend expense.....      9,376,162       8,717,098       6,827,783
                                                      -----------     -----------     -----------
          Net interest and dividend income........     11,314,957       9,615,938       9,424,874
                                                      -----------     -----------     -----------
Provision for loan losses.........................       (130,000)       (140,000)       (261,000)
                                                      -----------     -----------     -----------
     Net interest income after provision for loan
       losses.....................................     11,184,957       9,475,938       9,163,874
                                                      -----------     -----------     -----------
Other income (loss):
     Service and fee income.......................      1,915,139       1,767,610       1,369,288
     Securities transactions......................        816,304         356,266        (428,611)
     Loan transactions............................        137,403         118,807          14,107
     Other income (loss)..........................        (89,079)       (158,713)        (79,105)
                                                      -----------     -----------     -----------
          Total other income, net.................      2,779,767       2,083,970         875,679
                                                      -----------     -----------     -----------
Other expenses:
     Salaries and employee benefits...............      5,255,869       5,049,942       3,958,063
     FDIC insurance...............................         12,447          53,226         466,497
     Occupancy....................................      1,307,727       1,237,485       1,201,723
     Data processing..............................        639,654         483,572         413,961
     Advertising..................................        152,529         129,227         112,278
     Professional fees............................        240,513         325,392         221,754
     Other........................................      1,734,616       1,791,244       1,721,934
                                                      -----------     -----------     -----------
          Total other expenses....................      9,343,355       9,070,088       8,096,210
                                                      -----------     -----------     -----------
     Income before provision for income taxes and
       cumulative effect of change in accounting
       principle..................................      4,621,369       2,489,820       1,943,343
Provision for income taxes........................      1,755,866       1,024,240         794,394
                                                      -----------     -----------     -----------
     Income before cumulative effect of change in
       accounting principle.......................      2,865,503       1,465,580       1,148,949
Cumulative effect of change in accounting
  principle.......................................             --              --        (645,184)
                                                      -----------     -----------     -----------
          Net income..............................    $ 2,865,503     $ 1,465,580     $   503,765
                                                      ===========     ===========     ===========

      See the accompanying notes to the consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company has only recently been formed and, accordingly, has no results of operations. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowed funds. The Bank also generates other income, such as service charges and other fees, primarily servicing fees received from residential mortgage loans sold with servicing retained. Other expenses primarily consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums, net costs of real estate owned, data processing fees and other operating expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. See "Risk Factors." The Bank exceeded all of its regulatory capital requirements at May 31, 1997. See "Regulatory Capital Compliance" for a discussion of the historical and pro forma capital of the Bank and capital requirements.

MANAGEMENT STRATEGY

     The Bank has historically employed an operating strategy that emphasizes the origination of one- to-four-family residential mortgage loans in its market area with both fixed and variable rates and, to an increasing degree over the past 10 years, its commercial lending business, with mostly prime-based rate loans secured by real estate located mainly in Orange County, New York. Due in part to this strategy, the Bank historically has had profitable operations, resulting in a strong regulatory capital position. The Bank's goal of maintaining this position has lead to an overall strategy of managed growth in both deposits and assets. The major elements of the Bank's operating strategy are to: (i) grow and diversify the Bank's loan portfolio by continuing to originate owner-occupied residential mortgage, commercial and commercial real estate, construction and consumer loans in its market area (see "Risk
Factors -- Residential and Non-Residential Lending Risks" for a discussion of the greater degree of credit risk associated with these types of loans); (ii) complement the Bank's mortgage lending activities by investing in mortgage-backed and other securities; (iii) maintain the Bank's relatively low cost of funds and (iv) manage the Bank's level of interest rate risk. From time to time, the Bank employs a leveraging strategy, whereby borrowings are used to fund specific investments. This form of leveraging allows for a reasonable net margin of return, the majority of which is locked in for a specific period. The Bank also seeks to attract and retain customers by providing a high level of personal service to its retail and business customers through extended office hours, low turnover of employees and prompt, flexible and personalized production of a variety of loan products. In addition, it is a goal of the Bank to increase its market share in the communities it serves through the acquisition or establishment of branch offices and, if appropriate, the acquisition of smaller financial institutions. Additionally, it is a goal of the Bank to penetrate new markets. For this reason, the Bank has recently applied to, and approval is currently pending from, the State of New Jersey Department of Banking to expand its mortgage banking operations into that state. See "Use of Proceeds" and "Business of the Bank."

MANAGEMENT OF INTEREST RATE RISK

     The principal objectives of the Bank's interest rate risk management activities are to: (i) evaluate the interest rate risk included in certain balance sheet accounts, (ii) determine the level of risk appropriate given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives, (iii) establish prudent asset concentration guidelines and (iv) manage the risk consistent with Board approved policies and guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operating results to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Bank closely monitors its interest rate risk as such risk relates to its operating strategies. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Bank.

     Historically, the Bank had been a traditional thrift lender, but differentiated itself from other thrifts by also focusing on commercial lending since the late 1980's and commission-based mortgage banking operations since 1995. The Bank also adopted a more competitive pricing policy, more efficient lock-in policies to close loans faster and more streamlined Federal National Mortgage Association ("FNMA") approved processing and underwriting procedures. Additionally, the Bank's array of products has expanded to include Federal Housing Authority ("FHA"), Veterans Administration ("VA") and State of New York Mortgage Association ("SONYMA") loans. As a result, the Bank has invested a relatively large amount of its earning assets in fixed-rate loans and fixed-rate mortgage-backed securities with contractual maturities of up to 30 years. At May 31, 1997, an aggregate of $112 million, or 42% of total earning assets, were invested in such assets. Based upon the assumptions used in the following table, at May 31, 1997, the Bank's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing in the same time period by $35.2 million, representing a one year cumulative "gap," as defined below, as a percentage of total assets of negative 12.28%. Accordingly, the Bank is viewed as having a manageable gap position, but is still slightly vulnerable to a rising interest rate environment.

     The Bank has taken several actions, under various market conditions, designed to manage its level of interest rate risk. These actions have included:
(i) increasing the percentage of the loan portfolio consisting of adjustable-rate mortgage loans and prime-based commercial loans through originations, as market conditions permit, (ii) selling fixed-rate loans, but retaining the servicing rights, (iii) purchasing shorter-term investment securities and (iv) seeking to maintain a relatively high percentage of deposits as checking accounts. Additionally, in the normal course of business, the Bank uses off-balance sheet financial instruments primarily as part of mortgage banking hedging strategies. Such instruments generally include put options purchased and forward commitments to sell mortgage loans. As a result of interest rate fluctuations, these financial instruments will develop unrealized gains or losses that mitigate changes in the underlying hedged portion of the balance sheet. When effectively used, these instruments are designed to moderate the impact on earnings as interest rates move up or down.

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative gap position would tend to result in an increase in net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at May 31, 1997, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at May 31, 1997 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be reinvested and/or repriced as a result of contractual amortization and anticipated early payoffs of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. For loans on one- to four-family residential properties, projected prepayment rates were assumed to range from 9% to 19% annually. Assumed annual run-off rates for NOW accounts, money market accounts and regular savings and statement savings accounts were 55%, 55% and 45% in the first year and 19%, 38% and 15%, respectively, thereafter. See "Business of the Bank -- Lending Activities,"
"-- Investment Activities" and "-- Sources of Funds."

                                                                         AT MAY 31, 1997
                                 ------------------------------------------------------------------------------------------------
                                  THREE       MORE THAN        MORE THAN        MORE THAN      MORE THAN
                                 MONTHS    THREE MONTHS TO      ONE YEAR       THREE YEARS     FIVE YEARS    MORE THAN
                                 OR LESS    TWELVE MONTHS    TO THREE YEARS   TO FIVE YEARS   TO TEN YEARS   TEN YEARS    TOTAL
                                 -------   ---------------   --------------   -------------   ------------   ---------   --------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Mortgage loans(1)(2)...........  $17,493      $  13,008         $ 10,099         $10,744        $  5,063      $32,968    $ 89,375
Other loans (3)................   20,493            595            5,545          14,490           7,786        1,417      50,326
Mortgage-backed securities,
  fixed(2).....................   10,073             --            2,757           2,567           1,280       48,608      65,285
Mortgage-backed securities,
  variable(2)..................    3,263          6,876               82              --              --           --      10,221
Federal funds sold.............    1,315             --               --              --              --           --       1,315
Mutual funds and preferred
  stock........................       --          1,990               --              --              --        3,811       5,801
Investment securities:
  held-to-maturity.............       --            365            5,620             107              --           --       6,092
Investment securities:
  available-for-sale...........    1,500          6,970            4,835           5,025          18,734          829      37,893
                                 -------       --------         --------         -------         -------      -------     -------
        Total interest-earning
          assets...............   54,137         29,804           28,938          32,933          32,863       87,633     266,308
Net deferred loan fees and
  costs(4).....................      (22)           (17)             (19)            (29)            (15)         (44)       (146)
        Net interest-earning
          assets...............   54,115         29,787           28,919          32,904          32,848       87,589     266,162
                                 -------       --------         --------         -------         -------      -------     -------
INTEREST-BEARING LIABILITIES:
Passbook accounts(5)...........       --         16,035               --              --              --       64,140      80,175
Escrow accounts................       --             --               --              --              --        1,398       1,398
NOW accounts...................       --             --               --              --              --       15,024      15,024
Money market accounts..........   27,119             --               --              --              --           --      27,119
Certificates of deposit........   19,032         50,218            3,792           1,996              --           --      75,038
Borrowed funds.................    6,690             --                            6,000          15,650           --      28,340
                                 -------       --------         --------         -------         -------      -------     -------
        Total interest-bearing
          liabilities..........   52,841         66,253            9,792          17,646              --       80,562     227,094
                                 -------       --------         --------         -------         -------      -------     -------
Interest rate sensitivity
  gap..........................  $ 1,274      $ (36,466)        $ 19,127         $15,258        $ 32,848      $ 7,027    $ 39,068
                                 =======       ========         ========         =======         =======      =======     =======
Cumulative interest rate
  sensitivity gap..............  $ 1,274      $ (35,192)        $(16,065)        $  (807)       $ 32,041      $39,068
                                 =======       ========         ========         =======         =======      =======
Cumulative interest rate
  sensitivity gap as a
  percentage of total assets...     0.44%        (12.28)%          (5.61)%         (0.28)%         11.18%       13.63%
Cumulative net interest-earning
  assets as a percentage of
  cumulative interest-bearing
  liabilities..................   102.41%         70.45%           87.54%          99.45%         121.87%      117.20%

---------------
(1) For purposes of the gap analysis, mortgage and other loans are not reduced for the allowance for loan losses and non-performing loans.

(2) For loans on residential properties an average prepayment rate of 19.05% is utilized. Mortgage-backed securities are assumed to prepay at an average annual rate of 15.43%.

(3) For purposes of the gap analysis, second mortgage loans are included in the "Other loans" category.

(4) For purposes of the gap analysis, unearned fees and deferred loan origination costs are pro-rated.

(5) For purposes of the gap analysis, based upon the Bank's historical experience, management traditionally and conservatively slots 20% of the Bank's total savings account balances into the twelve month time horizon. The remaining 80% are viewed as long-term deposits.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     Average Balance Sheets. The following tables set forth certain information relating to the Bank at May 31, 1997 and for each of the years in the three-year period then ended. The yields and costs were derived by dividing interest income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances were computed based on month-end balances. Management believes that the use of average monthly balances instead of average daily balances does not have a material effect on the information presented. The yields include deferred fees and discounts which are considered yield adjustments.

                                                                     FOR THE YEAR ENDED MAY 31,
                                    ---------------------------------------------------------------------------------------------
                                                1997                            1996                            1995
                                    -----------------------------   -----------------------------   -----------------------------
                                                          AVERAGE                         AVERAGE                         AVERAGE
                                    AVERAGE               YIELD/    AVERAGE               YIELD/    AVERAGE               YIELD/
                                    BALANCE    INTEREST    COST     BALANCE    INTEREST    COST     BALANCE    INTEREST    COST
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Mortgage loans, net.............  $ 90,771   $  7,152     7.88%   $103,854   $  8,098     7.80%   $ 84,338   $  6,922     8.21%
  Consumer and other loans, net...    36,160      3,457     9.56      33,127      3,150     9.51      30,027      2,834     9.44
  Mortgage-backed securities......    80,255      5,897     7.35      19,612      1,617     8.24      16,165        938     5.80
  Federal funds sold..............       283         15     5.29       6,058        322     5.31       5,031        265     5.27
  Interest earning accounts at
    banks.........................       395         18     4.56          93          5     5.39          17          1     6.06
  Investment securities...........    61,508      4,152     6.75      78,681      5,141     6.53      85,344      5,293     6.20
                                    --------    -------             --------     ------             --------
        Total interest-earning
          assets..................   269,372     20,691     7.68     241,425     18,333     7.59     220,922     16,253     7.36
                                                -------   ------                 ------   ------                 ------   ------
Non-interest earning assets.......    15,856                          19,149                          15,578
                                    --------                        --------                        --------
        Total assets..............  $285,228                        $260,574                        $236,500
                                    ========                        ========                        ========
LIABILITIES AND RETAINED EARNINGS:
Interest-bearing liabilities:
  Passbook accounts...............  $ 78,132   $  2,323     2.97%   $ 77,868   $  2,365     3.04%   $ 87,962   $  2,677     3.04%
  Escrow deposits.................     1,020         50     4.90       2,345         68     2.90       2,122         61     2.87
  NOW accounts....................    14,117        227     1.61      12,638        215     1.70       9,856        186     1.89
  Money market accounts...........    27,016        883     3.27      28,674        936     3.26      34,225      1,042     3.04
Certificate accounts..............    79,155      3,985     5.03      89,831      5,109     5.69      59,005      2,808     4.76
                                    --------    -------             --------     ------             --------     ------
        Total deposits............   199,440      7,468     3.74     211,356      8,693     4.11     193,170      6,774     3.51
        Borrowed funds............    31,249      1,908     6.11         489         24     4.91         906         54     5.96
                                    --------    -------             --------     ------             --------     ------
        Total interest-bearing
          liabilities.............   230,689      9,376     4.06     211,845      8,717     4.11     194,076      6,828     3.52
                                                -------   ------                 ------   ------                 ------   ------
Non-interest bearing
  liabilities.....................    28,528                          25,432                          20,716
                                    --------                        --------                        --------
        Total liabilities.........   259,217                         237,277                         214,792
Retained earnings.................    26,011                          23,297                          21,708
                                    --------                        --------                        --------
        Total liabilities and
          retained earnings.......  $285,228                        $260,574                        $236,500
                                    ========                        ========                        ========
Net interest income/interest rate
  spread..........................             $ 11,315     3.62%              $  9,616     3.48%              $  9,425     3.84%
                                                =======   ======                 ======   ======                 ======   ======
Net interest-earning assets/net
  interest margin.................  $ 38,683                4.20%   $ 29,580                3.98%   $ 26,846                4.27%
                                    ========              ======    ========              ======    ========              ======
Ratio of interest-earning assets
  to interest-bearing
  liabilities.....................                        116.77%                         113.96%                         113.83%
                                                          ======                          ======                          ======

---------------
(1) In computing the average balance of loans, non-accrual loans have been included.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net interest margin on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                             YEAR ENDED MAY 31, 1997        YEAR ENDED MAY 31, 1996
                                                   COMPARED TO                    COMPARED TO
                                             YEAR ENDED MAY 31, 1996        YEAR ENDED MAY 31, 1995
                                               INCREASE (DECREASE)            INCREASE (DECREASE)
                                              IN NET INTEREST INCOME         IN NET INTEREST INCOME
                                           ----------------------------    --------------------------
                                                      DUE TO                         DUE TO
                                           VOLUME      RATE       NET      VOLUME     RATE      NET
                                           -------    ------    -------    ------    ------    ------
                                                                 (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Mortgage loans, net......................  $(1,020)   $  74     $  (946)   $1,602    $(426)    $1,176
Consumer and other loans, net............      288       19         307       292       24        316
Mortgage-backed securities...............    5,000     (720)      4,280       200     (479)       679
Federal funds sold.......................     (307)      --        (307)       54        3         57
Interest earning accounts at banks.......       16       (3)         13         5       (1)         4
Investment securities....................   (1,122)     133         989       (13)     261        152
                                           -------     ----      ------    ------    -----     ------
          Total..........................    2,855      497       2,358     1,740      340      2,080
                                           -------     ----      ------    ------    -----     ------
INTEREST-BEARING LIABILITIES:
Passbook accounts........................        8      (50)        (42)     (307)      (5)      (312)
Escrow accounts..........................      (39)      20         (18)        6        1          7
NOW accounts.............................       25      (13)         12        53      (24)        29
Money market accounts....................      (54)       1         (53)     (169)      63       (106)
Certificates of deposits.................     (607)    (517)     (1,124)    1,467      834      2,301
Borrowed funds...........................    1,510      374       1,884       (25)      (5)       (30)
                                           -------     ----      ------    ------    -----     ------
          Total..........................      843     (185)        659     1,024      864      1,889
                                           -------     ----      ------    ------    -----     ------
Net change in net interest income........  $ 2,012    $ 313     $ 1,699    $  715    $(524)    $  191
                                           =======     ====      ======    ======    =====     ======

COMPARISON OF FINANCIAL CONDITION AT MAY 31, 1997 AND MAY 31, 1996

     Total assets increased $12.4 million to $286.5 million at May 31, 1997, from $274.1 million at May 31, 1996, reflecting the Bank's ongoing strategy of managed growth. The asset growth was funded primarily through borrowings, which increased $20.0 million to $28.3 million at May 31, 1997. As of May 31, 1997, the Bank had $23.1 million in securities sold under repurchase agreements and $5.2 million in term loans from the FHLBNY. Deposit liabilities declined by $11.8 million to $221.2 million at May 31, 1997 from $233.0 million at May 31, 1996, primarily due to continued decreases in rollovers of a February 1995 offering of a nine-month certificate of deposit account, initially priced slightly above local market rates to provide the Bank with additional liquidity at the time of the failure of Nationar, one of the Bank's correspondent banks ("Premium Certificates"). See "-- Liquidity and Capital Resources." FHLBNY advances and other borrowings are used by the Bank as an alternative to traditional retail deposits and take on the form of overnight advances, repriced daily, and one-month lines of credit, repriced monthly.

     Asset growth was concentrated in mortgage loans, net, which increased $25.5 million to $97.4 million at May 31, 1997 from $71.9 million at May 31, 1996. This loan growth (net of amortizations and satisfactions) contrasts to a decrease of $17.6 million for the year ended May 31, 1996. In addition, other loans, net increased $4.1 million to $36.1 million at May 31, 1997 from $32.0 million at May 31, 1996. Total securities were $126.4 million at May 31, 1997 compared to $144.3 million at May 31, 1996, reflecting the reinvestment of funds from the securities portfolio into higher yielding loans. Securities held-to-maturity at May 31, 1997 totaled $6.1 million, representing a $1 million decline from $7.1 million of securities held-to-maturity at May 31, 1996. The Bank had $120.3 million of securities available-for-sale at May 31, 1997, representing a decline of $14.9 million from $135.2 million of securities available-for-sale at May 31, 1996. The Bank's available-for-sale portfolio was adjusted for an unrealized gain of $1.1 million (pre-tax, $500 thousand after-tax) for the fiscal year ended May 31, 1997. See "-- Impact of Accounting Standards."

     Other assets decreased by $4.3 million to $2.8 million at May 31, 1997, primarily due to the satisfactory liquidation of the Bank's $3.9 million claim against the Superintendent, as receiver for Nationar, regarding the Superintendent's seizure of Nationar in early February 1995.

     Other real estate owned ("OREO"), which represents properties acquired through legal foreclosure, decreased $106 thousand to $224 thousand at May 31, 1997, from $330 thousand at May 31, 1996. The Bank's OREO has historically involved only a few properties, representing a relatively insignificant percentage of total assets.

     In the fiscal year ending May 31, 1996, the Bank prospectively adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS No. 122 required that a mortgage banking enterprise recognize rights to service mortgage loans for others, however those servicing rights are acquired. As a result of adopting SFAS No. 122, the Bank capitalized $444 thousand of originated mortgage servicing rights during fiscal year 1996. The cost of mortgage servicing rights (purchased or originated rights with related loans sold) is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the servicing rights are stratified based on the predominant risk characteristics of the underlying loans, i.e., loan type and origination or securitization date.

     Total net worth increased $3.3 million to $28.1 million at May 31, 1997 from $24.8 million at May 31, 1996, resulting from net income of $2.8 million and approximately $500 thousand of unrealized appreciation on securities available for sale, net.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED MAY 31, 1997 AND 1996

     General. Net income for the fiscal year ended May 31, 1997 was $2.8 million, compared to $1.5 million for the fiscal year ended May 31, 1996. The increase of $1.3 million resulted primarily from an 18% increase in the Bank's net interest margin and greater profits on sales of mortgage-backed securities. Also contributing to the increase in net income was a decline in the Bank's provision for income taxes due to a change in tax regulations from an effective tax rate of 41% in fiscal 1996 to 38% in fiscal 1997.

     Net Interest Income. Net interest income, or the difference between interest and dividend income and interest expense, for the fiscal year ended May 31, 1997 increased $1.7 million, or 17.7%, to $11.3 million. This increase reflects the overall rise in the Bank's average interest rate spread of 14 basis points to 3.62%, and a rise in the Bank's net interest margin of 22 basis points to 4.20% for the 1997 fiscal year, as well as a greater increase in interest-earning assets than interest-bearing liabilities.

     Market interest rates were slightly higher in the 1997 fiscal year across the entire U.S. Treasury yield curve than in the 1996 fiscal year. While the Bank realized a higher overall yield of nine basis points on its average interest-earning assets, yields on the Bank's interest-bearing liabilities declined by five basis points.

     Interest and Dividend Income. Interest and dividend income totaled $20.7 million for the fiscal year ended May 31, 1997, compared to $18.3 million for the fiscal year ended May 31, 1996. This increase of $2.4 million, or 13.1%, reflects an increase of more than $3.3 million in interest and dividends on securities due to the securitization of approximately $50 million of the Bank's mortgages in April and May 1996, offset, in part, by a decrease in the average yield of the Bank's mortgage-backed securities of 89 basis points. The increase in interest and dividends was offset, in part, by a decline of over $600,000 in interest income on mortgage and other loans due to the decreased volume of such loans resulting mainly from such securitization, mitigated somewhat by an increase of 28 basis points in the average yield of such loans. Interest income on federal funds sold decreased substantially in the fiscal year ended May 31, 1997, as compared to the prior years, due to management's focus on extending maturities slightly, in its efforts to increase yield in a flattening yield curve environment.

     Interest Expense. Interest expense on deposits and borrowings increased $660 thousand to $9.4 million for the fiscal year ended May 31, 1997, compared to $8.7 million for the fiscal year ended May 31, 1996. This increase reflects an increase in average interest-bearing liabilities of $18.8 million during the 1997 fiscal year and a decrease in the average rate paid on such liabilities of five basis points over the same period. The increase in average interest-bearing liabilities is primarily attributable to an increase in the average balance of borrowed funds to $31.2 million for the 1997 fiscal year from $489 thousand for the 1996 fiscal year. Average certificate of deposit accounts declined by approximately $10.7 million in fiscal year 1997, partially due to the maturity of the Premium Certificates, attributable to the Bank's decision not to offer premium rates in a highly competitive rate environment. While there was a 12% decline in average certificate of deposit accounts, there was a 22% decline in the interest expense associated with such accounts, from $5.1 million in the fiscal year ended 1996 to $4.0 million in the 1997 fiscal year. As a result, the Bank's total cost of funds decreased by five basis points, from 4.11% to 4.06%, despite the increases in market interest rates in fiscal year 1997.

     Provision for Loan Losses. The provision for loan losses decreased to $130,000 for the fiscal year ended May 31, 1997 from $140,000 for the fiscal year ended May 31, 1996, although there was an increase in non-performing loans (consisting of loans over 90 days past due and non-accrual loans) to $1.4 million at May 31, 1997, from $863 thousand at May 31, 1996. At May 31, 1997, the percentage of the allowance for loan losses to total loans was 0.88%, as compared to 1.18% as of May 31, 1996. However, management's analysis shows that the majority of the non-performing loans are one- to-four-family residential mortgage loans. Moreover, management believes that most of these loans are adequately secured by properties affording low loan-to-value ratios, based upon current evaluations. In addition, management performs a quarterly in depth analysis of its allowance for loan losses. Based upon loan types and volumes, loan review and classification systems, and the factors described above and various other factors, management has made regular determinations that its allowance and monthly provisions are adequate. See "Business of the Bank -- Asset Quality."

     Other Income. Other income, net, for the fiscal year ended May 31, 1997 increased $696 thousand to $2.8 million from $2.1 million for the fiscal year ended May 31, 1996. This increase was primarily attributable to increased gains on sales of mortgage-backed securities, emanating from the Bank's mortgage banking operation. Total service and fee income increased by 8% to $1.9 million in the fiscal year ended May 31, 1997, due to service charges and other fees reflecting increased loan and loan servicing activity, as well as increases in certain transaction fees during the 1997 fiscal year.

     Other Expenses. Other expenses increased $273 thousand to $9.3 million for the fiscal year ended May 31, 1997 from $9.1 million for the fiscal year ended May 31, 1996. The increase in other expenses primarily reflects increases in salaries and employee benefits and occupancy costs. Salaries and employee benefits expense increased $206 thousand to $5.3 million for the 1997 fiscal year compared to $5.0 million for the 1996 fiscal year. This increase was primarily attributable to a general increase in salaries. Data processing costs and advertising costs increased by $156 thousand, or 32%, and $23 thousand, or 18%, respectively. The Bank's ratio of other expenses to average assets decreased to 3.28% in the 1997 fiscal year from 3.48% in the 1996 fiscal year.

     Income Tax Expense. Income tax expense increased $732 thousand, or 71%, for the fiscal year ended May 31, 1997 from slightly more than $1 million for the fiscal year ended May 31, 1996. This increase was due to the increase of $2.1 million, or 86%, in pre-tax income, offset by savings due to a change in the Bank's effective tax rate from 41% in fiscal 1996 to 38% in fiscal 1997.

COMPARISON OF FINANCIAL CONDITION AT MAY 31, 1996 AND MAY 31, 1995

     Total assets increased $15.3 million to $274.0 million at May 31, 1996 from $258.7 million at May 31, 1995, reflecting the Bank's ongoing strategy of controlled growth. The asset growth was funded primarily through borrowings, in the form of securities sold under repurchase agreements and FHLBNY advances, which increased by $4.7 million and $3.6 million, respectively. Deposit liabilities increased $4.0 million to $233.0 million at May 31, 1996 from $229.0 million at May 31, 1995.

     Asset growth was concentrated in securities, which increased $34.0 million to $144.3 million. Loans, net, showed a decrease of $13.8 million to $108.9 million at May 31, 1996. These changes resulted in part from the Bank's securitization in April and May of 1996 of approximately $50 million in self-originated residential mortgages, which had the effect of reducing loans, net, and increasing securities. The securitization represented the pooling of the Bank's own residential mortgages into FNMA mortgage-backed securities, held in the Bank's investment securities portfolio, to reduce the Bank's credit risk inherent with respect to those residential mortgage loans.

     Real estate owned, net decreased $163 thousand to $330 thousand at May 31, 1996 from $493 thousand at May 31, 1995.

     The Bank's total net worth increased $1.7 million to $24.8 million at May 31, 1996 from $23.1 million at May 31, 1995, primarily due to net income for the fiscal year.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED MAY 31, 1996 AND 1995

     General. Net income for the fiscal year ended May 31, 1996 was $1.5 million compared to $504 thousand for the fiscal year ended May 31, 1995. The $1.0 million increase was due mainly to an increase in total other income of $1.2 million and gains on sales of securities of $356 thousand in fiscal year 1996, as compared to losses on sales of securities of $429 thousand for fiscal year 1995, as well as an increase of $191 thousand in net interest income for the 1996 fiscal year. Additionally, the Bank reduced its provision for loan losses by $121 thousand for the 1996 fiscal year to $140 thousand, from $261 thousand in the fiscal year ended in 1995. The increase in net income was offset, in part, by an increase of $1.1 million in salaries and employee benefits.

     Net Interest Income. Net interest income for the fiscal year ended May 31, 1996 increased $191 thousand to $9.6 million. This increase occurred despite a decline in the Bank's interest rate spread and margin from 3.84% and 4.27%, respectively, for the fiscal year ended May 31, 1995 to 3.48% and 3.98%, respectively, for the fiscal year ended May 31, 1996, due, in part, to management's offering of the slightly higher costing Premium Certificates in February 1995, which increased the Bank's average cost and balances on certificates of deposit by 93 basis points and $30.8 million, respectively.

     Interest and Dividend Income. Interest and dividend income increased $2.1 million to $18.3 million for the fiscal year ended May 31, 1996, compared to $16.2 million for the fiscal year ended May 31, 1995. This increase reflects an increase of 23 basis points in the average yield on the Bank's interest-earning assets to 7.59% for the 1996 fiscal year from 7.36% for the 1995 fiscal year, as well as an increase of $20.5 million in the average balance of interest-earning assets, due primarily to an increase of $19.5 million in the average balance of mortgage loans, net. While the level of overall interest rates was declining in fiscal year 1996, the effects of lower rates were partially offset by the Bank's sales of lower yielding securities and purchases of higher yielding securities in the Bank's investment securities portfolio, which served to increase average investment securities yields by 33 basis points from the 1995 fiscal year. In addition, the average yields on mortgage-backed securities increased to 8.24%, and the average balance of such securities increased $3.4 million in the 1996 fiscal year as compared to the year earlier period.

     Interest Expense. Interest expense on deposits and borrowings increased $1.9 million to $8.7 million for the fiscal year ended May 31, 1996, compared to $6.8 million for the fiscal year ended May 31, 1995. This increase primarily reflects an increase in the average rate paid on interest-bearing liabilities of 59 basis points during the 1996 fiscal year compared to the 1995 fiscal year, due to the higher costing Premium Certificates offered by the Bank in February 1995. As a result of this offering, the average cost of all certificates of deposit in fiscal year 1996 increased to 5.69% from 4.76% in fiscal year 1995. While the average cost of passbook accounts remained unchanged between fiscal years 1995 and 1996, average balances in this type of account declined by $10.1 million, essentially shifting to the higher cost Premium Certificates, the average balances of which increased by more than $30.8 million in fiscal year 1996, as compared to fiscal year 1995.

     Provision for Loan Losses. The provision for loan losses decreased to $140,000 for the fiscal year ended May 31, 1996 from $261,000 for the fiscal year ended May 31, 1995. This was attributable to a decrease in non-performing loans to $863 thousand at May 31, 1996 from $2.2 million at May 31, 1995. At May 31, 1996, the percentage of the allowance for loan losses to non-performing loans was 151%, representing an increase from 54.77% at May 31, 1995. As a percentage of total loans, the allowance for loan losses was 1.18% at May 31, 1996 compared to 0.97% at May 31, 1995. The percentage of non-performing loans to total loans decreased to 0.78% at May 31, 1996 from 1.78% at May 31, 1995. See "Business of the Bank -- Asset Quality."

     Other Income. Other income for the fiscal year ended May 31, 1996 increased $1.2 million to $2.1 million, an increase from $876 thousand for the fiscal year ended May 31, 1995. This increase was primarily attributable to a net gain on sale of securities of $356 thousand for the 1996 fiscal year compared to a net loss on sale of securities of $429 thousand for the 1995 fiscal year. Other income was also affected by an increase of $399 thousand, or 29%, in service and fee income associated with a newly introduced value added checking account and increased loan servicing fees from the mortgage banking operation. Gains on loan sales also increased by about $105 thousand in fiscal year 1996, as compared to the year earlier period.

     Other Expenses. Other expenses increased $974 thousand to $9.1 million for the fiscal year ended May 31, 1996 from $8.1 million for the fiscal year ended May 31, 1995. The Bank's other expenses increased because of the start-up costs associated with adding additional capacity to the Bank's mortgage origination operations, including back office costs, which, in part, caused a $1.1 million increase in salaries and employee benefits. Other operating expenses, such as data processing fees, increased by $70 thousand in fiscal year ended 1996 to $484 thousand, and professional fees increased $103 thousand to $325 thousand for the 1996 fiscal year, compared to $414 thousand and $222 thousand, respectively, for the 1995 fiscal year. These items were partially offset by a decline of $413 thousand in FDIC assessments to $53 thousand in fiscal 1996.

     Income Tax Expense. Income tax expense increased $230 thousand to $1.0 million for the fiscal year ended May 31, 1996 from $794 thousand for the fiscal year ended May 31, 1995. This increase was primarily due to the $546 thousand increase in pre-tax income.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     The Bank changed its method of accounting for the cost of post-retirement health care and life insurance benefits in the fiscal year ended in the 1995 upon adoption of SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." The cumulative effect of this accounting change was fully recognized as a liability in fiscal year ended 1995 equal to the full amount of the Bank's accumulated benefit obligation. Under SFAS No. 106, the cost of post-retirement health care and life insurance benefits is recognized on an accrual basis as such benefits are earned by active employees. Prior to fiscal 1995, the Bank recognized the cost of these benefits on a pay-as-you-go
(cash) basis.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds are retail deposits, wholesale funding from FHLBNY or other bank borrowings, securities sold under repurchase agreements, principal and interest payments on loans and securities and, to a lesser extent, proceeds from the sale of securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions, and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing of sources of funds.

     The Bank has no required regulatory liquidity ratios or balances to maintain, however, it does adhere to a Liquidity and Funds Management policy approved by its Board of Trustees, which sets minimum internal guidelines for liquidity purposes. The Bank remits monthly reports to the NYSBD, including a liquidity calculation.

     The primary investing activities of the Bank are the origination of one- to four-family residential mortgage loans, commercial real estate and commercial business loans, a variety of consumer loans, and the purchase of mortgage-backed and mortgage related securities, and debt and equity securities. During the years ended May 31, 1997, 1996 and 1995, the Bank's disbursements for loan originations totaled $100.6 million, $108.4 million and $41.9 million, respectively. Purchases of mortgage-backed securities totaled $23.2 million and $12.1 million for the years ended May 31, 1997 and 1996, respectively; no such purchases were made in 1995. Other debt and equity securities purchased during the years ended May 31, 1997, 1996, and 1995 were $26.1 million, $24 million and $33.8 million, respectively. The Bank's investing activities are funded primarily by borrowings, net deposit inflows, sales of loans and securities and principal repayments on loans and securities. The Bank increased borrowings at May 31, 1997 and 1996 by $20 million and $8.3 million, respectively, to fund its investments. For the fiscal year ended May 31, 1995, the Bank experienced a net increase in deposits of $21.5 million. This increase reflects the general increase in market interest rates which made deposit products a more attractive investment alternative for the Bank's customers, as well the offering of the above market Premium Certificates to increase the Bank's liquidity at the time of the failure of Nationar and the lack of a viable liquidity source at that time, since the Bank had not yet become a member of the FHLBNY. During the month of February 1995, the Bank managed to gather nearly $44 million in a nine-month certificate of deposit at a cost of 6.82% due to extensive advertising.

     As a member of the FHLBNY, the Bank has the availability of two lines of credit for borrowings in the amounts of $14.4 million each, one on an overnight and the other on a 30-day term basis. In accordance with the FHLBNY's credit policy, the Bank now has total facilities available of $86.5 million, inclusive of the aforementioned amounts, before the delivery of qualifying collateral is required. Additionally, the Bank has other sources of liquidity if the need arises. One source is to borrow up to $5 million from a commercial bank on an unsecured basis and the other is the ability to sell securities under repurchase agreements in an amount up to $10 million from a securities investment company.

     On February 6, 1995, the Superintendent took possession of Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had demand accounts with Nationar of approximately $3.9 million. Management charged-off approximately $97 thousand of its investment in Nationar securities in the fiscal year ended in 1995. On June 27, 1996, the Bank received payment of $3.5 million and subsequently received additional payments totaling $291 thousand later in 1996 and early 1997. The Bank does not expect to receive any further payments in any material amounts with respect to Nationar.

     At May 31, 1997, the Bank had outstanding loan origination commitments of $30 million and unadvanced/unused commercial lines of credit of $4.3 million. The Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit scheduled to mature in one year or less from May 31, 1997 totaled $69 million and based upon recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

     At May 31, 1997, the Bank exceeded all of its regulatory capital requirements with a Tier 1 capital level of $27.4 million, or 9.53% of average assets, which is well above the required level of $11.5 million, or 4% of average assets. The Bank's ratio of Tier 1 capital to risk weighted assets of 19.46% at May 31, 1997 is also well above the required level of 4%. The Bank's ratio of total capital to risk weighted assets is 20.33%, which is well above the required level of 8%. See "Regulatory Capital Compliance" and "Regulation and Supervision -- Federal Banking Regulation -- Capital Requirements."

IMPACT OF INFLATION AND CHANGING PRICES

     The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     Accounting for Long Lived Assets. In 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets to be Disposed of" ("SFAS No. 121"). This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement became effective for fiscal years beginning after December 15, 1995, although earlier implementation was permitted. Adoption of this Statement did not have a material effect on the Bank's financial statements.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"), which supersedes SFAS No. 122. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and should be applied prospectively. Earlier or retroactive application of this Statement is not permitted. Adoption of this Statement did not have a material effect on the Bank's financial statements.

     Accounting for Earnings per Share. In March 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 specifies the computations, presentation, and disclosure requirements for Earnings per Share by all entities with publicly held common stock or potential stock. SFAS 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings per Share." SFAS No. 128 is effective for financial statements for interim and annual periods ending after December 15, 1997.

     Accounting for the Disclosure of Information about Capital Structure. In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 does not change disclosure requirements for the Bank.

     Accounting for Reporting Comprehensive Income and Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These Statements are effective for fiscal years beginning after December 15, 1997 and restatement of financial statements or information for earlier periods provided for comparative purposes is required. The provisions of these Statements will not affect the Bank's results of operations or financial condition.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company was organized as a Delaware corporation on September 10, 1997 at the direction of the Board of Trustees of the Bank for the purpose of becoming the holding company to own all of the outstanding capital stock of the Bank upon consummation of the Conversion. The Company filed an application with, and received the approval of, the FRB to become a bank holding company and to acquire the Bank. Upon completion of the Conversion, the Company will be a bank holding company and, as such, will be subject to the regulations of the FRB. See "Regulation and Supervision -- Holding Company Regulation."

BUSINESS

     The Company is not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company will initially invest primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, high-grade short-term marketable securities, equity securities, deposits of or loans to the Bank or a combination thereof. In addition, the Company intends to fund the loan to the ESOP to enable the ESOP to subscribe for up to 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation. In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions, or it may merge with or acquire other financial institutions and financial services related companies, although there are no current arrangements, understandings or agreements, written or oral, regarding any such expansion. See "Use of Proceeds." Initially, the Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank who will not be separately compensated by the Company. The Company may utilize the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                              BUSINESS OF THE BANK

GENERAL

     The Bank is a community-oriented mutual savings bank, which was chartered by the State of New York in 1875. The Bank's principal business has been and continues to be attracting retail deposits from the general public in the area surrounding its four branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, mortgage-backed securities, commercial and commercial real estate loans and various debt and equity securities. The Bank also originates home equity loans (Good Neighbor Home Loans) and lines of credit, consumer loans, student loans and its own credit card loans. Additionally, the Bank sells Savings Bank Life Insurance.

     The Bank's revenues are derived principally from the interest on its mortgages, securities, commercial and consumer loans and, to a lesser degree, from its mortgage banking activities, loan and securities sales, servicing fee income and income derived from non-traditional investment products offered through its wholly owned subsidiary, WSB Financial. The Bank's primary sources of funds are deposits, borrowings, principal and interest payments on loans and securities and proceeds from the sale of loans and securities.

MARKET AREA

     The Bank has been, and intends to continue to be, a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates three additional branch offices located in the village of Monroe, the town of Woodbury and the city of Middletown, Orange County, New York. The Bank's primary deposit gathering areas are currently concentrated in proximity to its full service banking offices. The Bank's current primary lending market includes not only Orange County, New York, but also Rockland, Dutchess, and to a lesser extent, Westchester, Putnam and Sullivan Counties, New York, by virtue of the various loan originators servicing these areas. In addition, with the proposed establishment of the Bank's mortgage banking subsidiary, WSB Mortgage, and its attendant loan production office in West Milford, Passaic County, New Jersey, the Bank anticipates that it will penetrate into the northeastern New Jersey market.

     Although the Bank's market area is predominantly rural with many small towns, many of the area's residents work in northern New Jersey, western Connecticut and New York City. Some of the county's major employers are ShopRite Supermarkets, the Arden Hill Hospital and related life care complex, Horton Memorial Hospital, Yellow Freight, the Wakefern Corporation and the United States Military Academy at West Point.

     The Bank's market area grew significantly in population during the 1980's as rising housing prices closer to New York City, coupled with the abundance of vacant land in Orange County, led to a boom in housing construction. As the economy throughout the region declined in the late 1980's and early 1990's, communities surrounding the Bank's offices, particularly in the Warwick area, continued to experience growth, but more slowly. The conversion of Stewart International Airport, approximately 20 miles to the northeast of the Bank's main office in Warwick, into a full-service commercial airport in 1990 gave the Bank's market area an additional boost. However, the health of the economy in the New York City metropolitan area has, and will continue to have, a direct impact on the economic well-being of residents and businesses in the Bank's market area.

COMPETITION

     The Bank faces substantial competition for both deposits and loans. The deregulation of the financial services industry has led to increased competition among savings banks and other financial institutions for a significant portion of the deposit and lending activity that had traditionally been the arena of savings banks and savings and loan associations. The Bank competes for savings deposits with other savings banks, savings and loan associations, commercial banks, credit unions, money market mutual funds, insurance companies, brokerage firms and other financial institutions, many of which are substantially larger in size than the Bank.

     The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage bankers, finance companies and other institutional lenders, many of whom maintain offices in the Bank's market area. The Bank's principal methods of competition include providing personal customer service, a variety of financial services and competitive loan and deposit pricing, as well as implementing advertising and marketing programs.

     While the Bank is subject to competition from other financial institutions, some of which have much greater financial and marketing resources, the Bank believes it benefits by its community bank orientation as well as its relatively high core deposit base. See "Risk Factors -- Competition." Management believes that the variety, depth and stability of the communities in which the Bank is located support the service and lending activities conducted by the Bank. The relative economic stability of the Bank's lending area is reflected in the small number of mortgage delinquencies experienced by the Bank.

LENDING ACTIVITIES

     Loan Portfolio Composition. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by one- to four-family residences. At May 31, 1997, the Bank had total gross loans outstanding of $139.7 million (before deducting the allowance for loan losses and net deferred loan fees), of which $81.8 million, or 59%, were one- to four-family, owner-occupied residential first mortgage loans. The remainder consisted of $23.4 million of commercial and commercial real estate loans, or 17% of total loans, $13.4 million in home equity loans, or 10% of total loans, $2.0 million in residential construction mortgage loans (net of undisbursed portion), or 1% of total loans, and $13.5 million in consumer loans, or 10% of total loans. Additionally, the Bank originates VA guaranteed loans and FHA insured loans. For the fiscal year ended May 31, 1997, the Bank originated $5.9 million of such loans. The Bank is active in the origination of SONYMA loans, which are subject to certain customer eligibility requirements and are subsequently sold to the State of New York. For the fiscal year ending May 31, 1997, the Bank originated $8.2 million in SONYMA loans. The Bank continues to service these loans for such agency and, instead of a servicing fee, the Bank obtains a state (franchise) income tax credit.

     The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the FRB and legislative tax policies.

     The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated:

                                                                          AT MAY 31,
                               -------------------------------------------------------------------------------------------------
                                     1997                1996                1995                1994                1993
                               -----------------   -----------------   -----------------   -----------------   -----------------
                                          PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                            OF                  OF                  OF                  OF                  OF
                                AMOUNT    TOTAL     AMOUNT    TOTAL     AMOUNT    TOTAL     AMOUNT    TOTAL     AMOUNT    TOTAL
                               --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
MORTGAGE LOANS:
Conventional one- to
  four-family loans..........  $ 81,803    58.56%  $ 61,936    56.18%  $ 78,562    63.34%  $ 71,762    65.42%  $ 78,489    71.40%
Mortgage loans held for
  sale.......................     4,832     3.46      5,054     4.59      2,968     2.39         --     0.00         --     0.00
VA or FHA loans..............       749     0.54        376     0.34        182     0.15        211     0.19        695     0.63
Home equity loans............    13,449     9.63     11,040    10.01      9,714     7.83     10,051     9.16      7,660     6.97
Residential construction
  loans......................     4,110     2.94        961     0.87      2,901     2.34      1,613     1.47      1,801     1.64
Undisbursed portion of
  construction loans.........    (2,118)   (1.52)    (1,838)   (1.66)    (1,307)   (1.05)    (1,169)   (1.06)      (685)   (0.62)
                               --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
    Total mortgage loans.....   102,825    73.61     77,529    70.33     93,020    75.00     82,468    75.18     87,960    80.01
                               --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
CONSUMER AND OTHER LOANS:
Commercial...................  $ 23,418    16.76%  $ 19,385    17.59%  $ 17,772    14.33%  $ 15,472    14.10%  $ 10,992    10.00%
Automobile...................     7,738     5.54      7,496     6.80      7,483     6.03      6,621     6.04      6,388     5.81
Student......................     1,332     0.95      1,533     1.39      1,732     1.40      1,438     1.31      1,457     1.33
Credit card..................     1,334     0.95      1,195     1.08      1,165     0.94      1,285     1.17      1,035     0.94
Other consumer loans.........     3,054     2.19      3,102     2.81      2,855     2.30      2,410     2.20      2,100     1.91
                               --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
    Total consumer and other
      loans..................    36,876    26.39     32,711    29.67     31,007    25.00     27,226    24.82     21,972    19.99
                               --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
        Total loans..........  $139,701   100.00%  $110,240   100.00%  $124,027   100.00%  $109,694   100.00%  $109,932   100.00%
                               ========   ======   ========   ======   ========   ======   ========   ======   ========   ======
Discounts, premiums and
  deferred loan fees, net....      (146)                (38)               (158)               (187)               (276)
Allowance for loan loss......    (1,232)             (1,305)             (1,206)               (909)               (808)
        Total loans, net.....  $138,323            $108,897            $122,663            $108,598            $108,848
                               ========            ========            ========            ========            ========

     Loan Maturity. The following table shows the contractual maturity of the Bank's loans at May 31, 1997. The table reflects the entire unpaid principal balance in the maturity period that includes the final loan payment date and, accordingly, does not give effect to periodic principal repayments or possible prepayments. Principal repayments and prepayments totaled $18.4 million, $23.6 million and $10.5 million for the years ended May 31, 1997, 1996 and 1995, respectively. Additionally, since the Bank regularly sells and securitizes residential mortgage loans as part of its mortgage banking operation, these activities have resulted in $6.2 million and $21.6 million in loan sales and securitizations, respectively, for the fiscal year ended in 1997 and $3.7 million and $74.7 million, respectively, for the fiscal year ended in 1996. There were no loan sales or securitizations for the fiscal year ending May 31, 1995, the year in which the Bank commenced mortgage banking operations. Further, it should be noted that the Bank's securitization of $38.5 million of the $74.7 million in securitizations accomplished as of the fiscal year ended 1996 were seasoned loans, which means these loans did not represent current (within one year) production. The purpose for securitizing these $38.5 million in loans was to eliminate credit risk from the Bank's loan portfolio with respect to these loans.

                                                                          AT MAY 31, 1997
                                          --------------------------------------------------------------------------------
                                                                     CONSUMER, HOME EQUITY, COMMERCIAL AND
                                                                                  OTHER LOANS
                                              MORTGAGE LOANS       -----------------------------------------
                                          ----------------------                  HOME
                                                       ADJUSTABLE                EQUITY
                                          FIXED RATE     RATE      COMMERCIAL   LINES OF   CONSUMER   OTHER    TOTAL LOANS
                                          MORTGAGES    MORTGAGES     LOANS       CREDIT     LOANS     LOANS    RECEIVABLE
                                          ----------   ---------   ----------   --------   --------   ------   -----------
                                                                           (IN THOUSANDS)
Amounts due:
Within one year.........................   $  1,512     $    --     $  4,081     $   --    $   556    $   --    $   6,149
After one year:
  One to three years....................        374          --        6,609         --      5,510     1,367       13,860
  Three to five years...................        831          33        6,537         --      6,501        --       13,902
  Five to 10 years......................      2,599         947        3,602        223      5,973        --       13,344
  Over 10 years.........................     40,861      42,217        2,588      4,808        554     1,417       92,445
                                            -------     -------      -------     ------    -------    ------     --------
    Total due after one year............     44,665      43,197       19,336      5,031     18,538     2,784      133,551
                                            -------     -------      -------     ------    -------    ------     --------
        Total amounts due...............   $ 46,177     $43,197     $ 23,417     $5,031    $19,094    $2,784    $ 139,700
                                            =======     =======      =======     ======    =======    ======     ========
Discounts, premiums and deferred loan
  fees, net.............................                                                                             (146)
Allowance for loan losses...............                                                                           (1,232)
                                                                                                                 --------
Loans receivable, net...................                                                                        $ 138,322
                                                                                                                 ========

     The following table sets forth the dollar amounts in each loan category at May 31, 1997 that are contractually due after May 31, 1998, and whether such loans have fixed interest rates or adjustable interest rates.

                                                                DUE AFTER MAY 31, 1998
                                                          -----------------------------------
                                                           FIXED      ADJUSTABLE      TOTAL
                                                          -------     ----------     --------
                                                                    (IN THOUSANDS)
    Mortgage loans......................................  $44,665      $ 43,197      $ 87,862
    Commercial loans....................................    8,074        11,262        19,336
    Home equity lines of credit.........................       --         5,031         5,031
    Consumer loans......................................   18,246           292        18,538
    Other loans.........................................    2,784            --         2,784
                                                          -------       -------       -------
    Total loans.........................................  $73,769      $ 59,782      $133,551
                                                          =======       =======       =======

     Origination, Purchase, Sale and Servicing of Loans. The Bank's residential lending activities are conducted through its team of commissioned loan originators, who regularly call upon realtors, builders and others in the real estate business in an effort to solicit mortgage loan applications. The loans are all self-originated, as the Bank does not use mortgage brokers, with applications taken at the Bank's various branch offices and loan production offices. Thereafter, the applications are processed, underwritten and prepared for closing at the Monroe branch office, and the data is electronically linked together during the various stages of the application process to facilitate tracking and monitoring at the Bank's Warwick office.

     The Bank originates both adjustable-rate and fixed-rate mortgage loans. Its ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future levels of interest rates. During the fiscal year ended May 31, 1997, the Bank experienced a decrease in fixed-rate mortgage loan originations, as compared to a slight increase in originations of adjustable-rate mortgage loans. This was attributed to the increased refinancing activity that occurred during the 1996 fiscal year following the generally higher interest rate environment during the 1995 fiscal year. The Bank currently holds for its portfolio all adjustable-rate, bi-weekly mortgage loans and any non-conforming loans it originates. Periodically, the Bank considers the possible sale of its jumbo loans; however, management believes it has the ability to build relationships with jumbo mortgage customers to create cross-selling opportunities.

     The residential loan products currently offered by the Bank include VA guaranteed and FHA insured mortgage loans, a variety of loans that conform to the underwriting standards specified by FNMA ("conforming loans"), SONYMA loans and, to a much lesser extent, non-conforming loans, i.e., jumbo loans. The Bank sells most of the conforming mortgage loans it originates to FNMA in exchange for FNMA mortgage-backed securities through purchase and guarantee programs sponsored by FNMA. The Bank then sells such FNMA mortgage-backed securities to private investors and retains the servicing rights. In those cases in which non-conforming loans are sold to private institutional investors, servicing rights are typically released. SONYMA loans are all originated for sale back to SONYMA, with servicing retained (in exchange for tax credits).

     During the time between the processing of a residential mortgage loan application and the final disposition or sale of such loan after it is closed, the Bank is exposed to movements in the market price due to changes in market interest rates. The Bank attempts to manage this risk by utilizing forward sales of mortgage-backed securities and put options on mortgage-backed securities to securities brokers and dealers, as well as cash sales to FNMA. Depending upon market conditions, interest rate expectations, economic data and other factors, the Bank's Hedging Committee, comprised of various members of senior operating management, which meets daily, attempts to cover certain percentages of its pipeline and warehouse. However, there can be no assurance that the Bank will be successful in its efforts to mitigate the risk of interest rate fluctuation between the time of application origination and the ultimate disposition or sale of such loans. At May 31, 1997, the Bank had $2 million of forward sale commitments representing 53% of closed loans and 30-year fixed rate conforming loan commitments, at specified interest rates at such date. See "Risk
Factors -- Potential Impact of Changes in Interest Rates."

     Currently, the Bank services all of its one- to four-family loans, commercial and commercial real estate, home equity and consumer loans. All FHA and VA loans are sold on a servicing-released basis, as are other selected loans sold to private institutional investors. Additionally, the Bank services a large volume of conforming fixed-rate and adjustable-rate loans that it has previously securitized and kept in its securities portfolio or sold outright to private investors. At May 31, 1997, the Bank was servicing $122.3 million of residential mortgage loans for others. For the fiscal years ended May 31, 1997, 1996 and 1995, loan servicing fees totaled $335 thousand, $158 thousand and $97 thousand, respectively. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, making inspections as required of mortgaged premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, ensuring the status of insurance and tax payments on behalf of the borrowers and generally administering the loans.

     The following table sets forth the Bank's loan originations, repayments and other portfolio activity for the periods indicated.

                                                                 FOR THE YEAR ENDED MAY 31,
                                                             ----------------------------------
                                                               1997         1996         1995
                                                             --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS)
MORTGAGE LOANS (GROSS):
  At beginning of period...................................  $ 66,669     $ 83,306     $ 72,540
  Mortgage loans originated:
  Fixed rate mortgages.....................................    50,069       70,117       13,901
  Adjustable rate mortgages................................    18,776       15,133        7,392
                                                             --------     --------     --------
          Total mortgage loan originated...................    68,845       85,250       21,293
  Principal repayments.....................................   (18,376)     (23,592)     (10,527)
  Sale of loans............................................    (6,172)      (3,731)          --
  Securitizations..........................................   (21,590)     (74,744)          --
                                                             --------     --------     --------
  At end of period.........................................  $ 89,376     $ 66,489     $ 83,306
                                                             ========     ========     ========
OTHER LOANS (GROSS):
  At beginning of period...................................    43,751       40,861       37,336
  Commercial loans originated..............................    14,966       12,186       11,667
  Consumer loans originated................................    16,774       10,936        8,918
  Commercial repayments....................................   (10,933)     (10,573)      (9,368)
  Consumer repayments......................................    (9,039)      (9,839)      (7,832)
  Other loans sold.........................................    (5,194)          --           --
                                                             --------     --------     --------
  At end of period.........................................  $ 50,325     $ 43,571     $ 40,721
                                                             ========     ========     ========

     One- to Four-Family Mortgage Lending. The Bank offers both fixed-rate and adjustable-rate mortgage and construction loans, with maturities up to 30 years, which are secured by one- to four-family, owner-occupied residences. The majority of such loans are secured by property located in Orange County, New York, however, there are a number of loans secured by property located in Rockland and Dutchess Counties, New York, and to a lesser extent in Westchester, Putnam and Sullivan Counties, New York. See "-- Origination, Purchase, Sale and Servicing of Loans."

     At May 31, 1997, the Bank's total gross loans outstanding were $139.7 million, of which $81.8 million, or 59%, were one- to four-family residential mortgage loans. Of the one- to four-family residential mortgage loans outstanding at that date, 51.7%, or $46.2 million, were fixed-rate loans and 48.3%, or $43.1 million, were adjustable-rate loans. The interest rates for the majority of the Bank's adjustable-rate mortgage loans are indexed to the yield on one-year U.S. Treasury securities. The Bank currently offers adjustable-rate mortgage loan programs with interest rates that adjust either every one or three years. An adjustable-rate mortgage loan may carry an initial interest rate that is less than the fully-indexed rate for the loan. All adjustable-rate mortgage loans offered have lifetime interest rate caps or ceilings. Generally, adjustable-rate mortgage loans pose credit risks somewhat greater than the credit risk inherent in fixed-rate loans primarily because, as interest rates rise, the underlying payments of the borrowers rise, increasing the potential for default. The Bank currently has no mortgage loans that are subject to negative amortization.

     Commercial Lending. As part of the Bank's commercial lending program, the Bank originates various types of secured and unsecured commercial business loans and lines of credit and commercial real estate and construction loans. The Bank's commercial loan portfolio consisted of the following types of commercial loans at the dated indicated.

                                                                         AT MAY 31,
                              -------------------------------------------------------------------------------------------------
                                    1997                1996                1995                1994                1993
                              -----------------   -----------------   -----------------   -----------------   -----------------
                                        PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                          OF                  OF                  OF                  OF                  OF
                                         TOTAL               TOTAL               TOTAL               TOTAL               TOTAL
                              AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS
                              -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
COMMERCIAL LOANS BY TYPE:
Non-farm and
  non-residential...........  $10,372     7.42%   $8,288      7.52%   $6,749      5.44%   $5,046      4.59%   $2,495      2.27%
One-to four-family..........   1,157      0.83     1,161      1.05     1,387      1.12     1,593      1.45     1,297      1.18
Multi-family................   3,022      2.16     1,565      1.42       501      0.40       390      0.36       148      0.13
Farm........................     318      0.23       156      0.14       471      0.38       491      0.45       258      0.23
Acquisition, development &
  construction..............   2,781      1.99     2,414      2.19     2,819      2.27     2,393      2.18       625      0.57
Term loans..................     258      0.18       108      0.10       188      0.15       494      0.45       563      0.51
Installment loans...........   1,796      1.29     1,617      1.47     1,542      1.24     1,920      1.75     1,477      1.34
Demand loans................     498      0.36       444      0.40       456      0.37       627      0.57       218      0.20
Time loans..................     300      0.21       174      0.16       150      0.12       306      0.28       109      0.10
S.B.A. loans................     636      0.46       546      0.50       657      0.53       223      0.20       391      0.36
Lines-of-credit.............   2,166      1.55     2,861      2.60     2,763      2.23     1,922      1.75     3,235      2.94
Loans and draws disburse....      88      0.06        --        --        --        --        --        --        --        --
Non-accrual.................      26      0.02        51      0.05        89      0.07        67      0.06       176      0.16
                              -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
    Total...................  $23,418    16.76%   $19,385    17.58%   $17,772    14.33%   $15,472    14.09%   $10,992    10.00%
                              =======    =====    =======    =====    =======    =====    =======    =====    =======    =====

     Commercial business loans generally carry greater credit risks than residential mortgage loans because their repayment is more dependent on (i) the underlying financial condition of the borrower and/or the value of any property or the cash flow from any property securing the loan or the business being financed and (ii) general as well as local economic conditions. See "Risk Factors -- Residential and Non-Residential Lending Risks." Mortgage loans secured by commercial real estate properties, including construction and development lending, are generally larger and involve a higher degree of risk than one- to four-family residential mortgage loans. This risk is attributable to the uncertain realization of projected income-producing cash flows, which are affected by vacancy rates, the ability to maintain rent levels against competitively-priced properties and the ability to collect rent from tenants on a timely basis. Also, in the case of construction and development lending, risk is largely dependent upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest payments) of construction and other assumptions. In addition, commercial construction loans are subject to many of the same risks as residential construction loans. See "-- Residential Construction Lending."

     Commercial Business Lending. The Bank also offers various types of short-term and medium-term commercial business loans on a secured and unsecured basis to borrowers located in the Bank's market area. Borrowers in the commercial market are generally local companies engaged in retailing and construction that require traditional working capital financing with cyclical repayments coming primarily from asset conversion. These loans include time and demand loans, term loans and lines of credit. The Bank is also an approved Small Business Administration ("SBA") lender. At May 31, 1997, the Bank's commercial business loan portfolio amounted to $6.0 million, or 4.3% of total gross loans outstanding. The largest commercial business loan outstanding at May 31, 1997 was a $500 thousand loan to a borrower whose business in Monroe, New York, specializes in industrial flooring. In addition, the Bank has committed a line of credit of $2.5 million to the Warwick Valley Telephone Company. At May 31, 1997, $400 thousand of such line was outstanding. See "Management of the Bank -- Transactions with Related Persons."

     The Bank's lines of credit are typically established for one year and are subject to renewal upon satisfactory review of the borrower's financial statements and credit history. Secured short-term commercial business loans are usually collateralized by real estate and are generally guaranteed by a principal of the borrower. Interest on these loans is usually payable monthly at fixed rates or rates that fluctuate based on a spread above the prime rate. The Bank offers term loans with terms generally not exceeding five years or less. Typically, term loans have floating interest rates based on a spread above the prime rate. The Bank also offers business loans on a revolving basis, whereby the borrower pays interest only. Interest on such loans fluctuates based on the prime rate. Normally these loans require periodic interest payments during the loan term, with full repayment of principal and interest at maturity. The Bank offers business and merchant credit cards to its corporate customers, however, these services are provided through third party vendors. The Bank bears the credit risk in the case of business cards, but credit risk is borne by the third party on merchant credit cards, with the Bank receiving a fee in the latter case. In approving commercial business loans the Bank will consider adequate cash flow from the borrower to repay the loan, a secondary source of repayment and the borrowers' credit standing.

     Commercial Real Estate and Construction Lending. The Bank originates commercial real estate mortgage loans that are generally secured by a combination of residential property for development and retail facilities and properties used for business purposes, such as small office buildings and apartment buildings located in the Bank's market area. Loans are also made to develop land and for land acquisition. The Bank's loan policy and underwriting procedures provide that commercial real estate loans may be made in amounts up to the lesser of (i) 80% of the lesser of the appraised value or purchase price of the property, in the case of improved, existing commercial, investment type,
(ii) 75% of the lesser of the appraised value or purchase price of the property, in the case of commercial, multi-family and non-residential construction types,
(iii) 70% of the lesser of the appraised value or purchase price of the property, in the case of commercial land development, generally for subdivision or industrial park land development types and (iv) 60% of the lesser of the appraised value or purchase price of the property in the case of raw land. In addition to restrictions on loan to value, the Bank's underwriting procedures provide that commercial real estate loans may be made in amounts up to the lesser of (i) $2.5 million or (ii) the Bank's current loans-to-one borrower limit. Regarding (iii) and (iv), the Bank usually engages in this type of lending only with experienced local developers operating in the Bank's primary market. Such loans are typically offered for the construction of properties that are pre-sold or for which permanent financing has been secured. At May 31, 1997, the Bank had $2.7 million in a variety of acquisition, development and construction ("ADC") loans in its commercial lending area. The Bank's policy is not to make construction loans for purposes of speculation, so that the borrower must have secured permanent financing commitments from generally recognized lenders for an amount greater than the amount of the loan. In most cases, the Bank itself provides the permanent financing. While the number and volume of this type of specialized lending is presently limited, it should be noted that the Bank intends to continue to emphasize its commercial real estate, including ADC, loan activity as it expands its mortgage origination operations into New Jersey through WSB Mortgage. The largest commercial real estate loan in the Bank's portfolio as of May 31, 1997 was a $1.8 million loan secured by a rental apartment complex known as Highland Park Village in Middletown, New York.

     The Bank's commercial mortgage loans are generally prime-based and may be made with terms up to ten years, generally with a five-year or ten-year balloon maturity and a 30-year amortization schedule. In reaching its decision as to whether to make a commercial real estate loan, the Bank considers the qualifications of the borrower as well as the underlying property. Some of the factors considered are: the net operating income of the mortgaged premises before debt service and depreciation, the debt service ratio (the ratio of the property's net cash flow to debt service requirements), which must be a minimum of 1.25, the ratio of loan amount to appraised value and the credit worthiness of the borrower.

     Residential Construction Lending. The Bank originates loans for the acquisition and development of property to individuals in its market area. The Bank's residential construction loans primarily have been made to finance the construction one- to four-family, owner-occupied residential properties. The Bank offers construction to permanent financing loans with one or two closings, and will not make residential construction loans unless the borrower has been approved for permanent financing. The interest rate charged during the construction phase of the loan is based on the 30-year fixed mortgage rate. The Bank's policies provide that construction loans may be made in amounts up to 95% of the appraised value of the completed property. At May 31, 1997, the Bank had $2.0 million of residential construction loans (net of undisbursed portion), which amounted to 1.4% of the Bank's gross loans outstanding.

     Construction lending generally involves additional risks to the lender as compared with residential mortgage lending. These risks are attributable to the fact that loan funds are advanced upon the security of the project under construction, predicated on the present value of the property and the anticipated future value of the property upon completion of construction or development. Moreover, because of the uncertainties inherent in delays resulting from labor problems, materials shortages, weather conditions and other contingencies, it is relatively difficult to evaluate the total funds required to complete a project and to establish the loan-to-value ratio. If the Bank's initial estimate of the property's value at completion is inaccurate, the Bank may be confronted with a project that, when completed, has an insufficient value to assure full repayment. See "Risk Factors -- Residential and Non-Residential Lending."

     Home Equity Lending. The Bank offers fixed-rate, fixed-term home equity loans, called the Good Neighbor Home Loan, and adjustable-rate home equity lines of credit in its market area. Both the loan and line of credit are offered in amounts up to 80% of the appraised value of the property (including the first mortgage) with a maximum loan amount of up to $100 thousand. The fixed-rate, fixed-term Good Neighbor Home Loan is offered with terms of up to 15 years. The home equity line of credit is offered for terms up to 20 years, with the first five years being offered on a revolving basis, requiring payments of interest only; thereafter, the line converts to an amortizing loan. As of May 31, 1997, $13.4 million, or 9.6%, of the Bank's gross loans were home equity loans.

     Consumer Lending. The Bank offers various types of secured and unsecured consumer loans, including automobile loans, home improvement loans, personal loans, student loans and credit cards (VISA). The Bank's consumer loans have original maturities of not more than five years. Interest rates charged on such loans are set at competitive rates, taking into consideration the type and term of the loan. Consumer loan applications are reviewed and approved in conformance with the Bank's board-approved lending policy. At May 31, 1997, the Bank's consumer loan portfolio totaled $13.5 million, or 9.7% of the total gross loans outstanding.

     Loan Approval Procedures and Authority. The Board of Trustees establishes the lending policies and loan approval limits of the Bank. Conforming residential mortgage loans are approved in accordance with FNMA guidelines by the Bank's underwriting group. Certain conforming loans and all non-conforming loans are approved by either the Bank's Executive Vice President or President. The Board of Trustees has established the following lending authority for commercial lending, including commercial real estate lending: (i) various officers have limited individual authority up to $25 thousand; (ii) certain officers have joint authority up to $100 thousand; and (iii) the Bank's Commercial Loan Committee has authority to approve loans of up to $500 thousand. All of the aforementioned loans are subsequently ratified by the Executive Committee of the Board of Trustees. Loans in excess of $500 thousand but not more than $1 million must be approved by the Executive Committee of the Board of Trustees, which meets on a weekly basis. Loans in excess of $1 million must be approved by the full Board of Trustees, which meets on a monthly basis. The approval of consumer loans generally requires the dual authorization of two lending officers for loans over certain amounts ($5 thousand-unsecured and $10 thousand-secured for consumer). Likewise, home equity loan or lines of credit also require dual authorizations. The foregoing lending limits are reviewed and reaffirmed annually by the Board of Trustees.

     For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency, and, if necessary, additional financial information is required to be submitted by the borrower. An appraisal of any real estate intended to secure the proposed loan is required, which appraisal currently is performed by an independent appraiser designated and approved by the Bank. The Board of Trustees annually approves the independent appraisers used by the Bank and approves the Bank's appraisal policy. It is the Bank's policy to obtain title and hazard insurance on all real estate loans. In connection with a borrower's request for a renewal of a multi-family or commercial mortgage loan with a balloon maturity, the Bank evaluates both the borrower's ability to service the renewed loan applying an interest rate that reflects prevailing market conditions, as well as the value of the underlying collateral property. The reevaluation of the property typically requires a new appraisal, depending upon the loan amount and other factors. It is the Bank's policy to note all exceptions to policy in the respective credit files and report such exceptions to the original decision-making body (i.e., Commercial Loan Committee, Executive Committee or Board of Trustees) prior to closing if a condition of the original approval is not met.

ASSET QUALITY

     Non-Performing Loans. Management and the Board of Trustees perform a monthly review of delinquent loans. The actions taken by the Bank with respect to delinquencies vary depending on the nature of the loan and period of delinquency. The Bank's policies on residential mortgage loans provide that delinquent mortgage loans be reviewed and that a late charge notice be mailed no later than the 15th day of delinquency, with the delinquency charge assessed on the 16th day. The Bank's collection policies on residential mortgage loans essentially mirror those shown in the FNMA servicing agreements. On other loans, telephone contact and various delinquency notices at different intervals are the methods used to collect past due loans.

     It is the Bank's general policy to discontinue accruing interest on all loans when management has determined that the borrower will be unable to meet contractual obligations or when unsecured interest or principal payments are 90 days past due. Generally, when residential mortgage or secured consumer loans are delinquent 180 days, they are placed on nonaccrual basis. When a loan is classified as nonaccrual, the recognition of interest income ceases. Interest previously accrued and remaining unpaid is reversed against income. Cash payments received are applied to principal, and interest income is not recognized unless management determines that the financial condition and payment record of the borrower warrant the recognition of income. If a foreclosure action is commenced and the loan is not brought current, paid in full or an acceptable workout arrangement is not agreed upon before the foreclosure sale, the real property securing the loan is generally sold at foreclosure. Property acquired by the Bank as a result of foreclosure on a mortgage loan is classified as "real estate owned" and is recorded at the lower of the unpaid balance or fair value less costs to sell at the date of acquisition and thereafter. Upon foreclosure, it is the Bank's policy to generally require an appraisal of the property and, thereafter, appraise the property on an as-needed basis.

     The following table sets forth information regarding non-accrual loans, other past due loans and OREO. There were no troubled debt restructuring within the meaning of SFAS No. 15 at any of the dates presented below.

                                                                    AT MAY 31,
                                                --------------------------------------------------
                                                 1997       1996       1995       1994       1993
                                                ------     ------     ------     ------     ------
                                                              (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans delinquent more
  than 90 days................................  $1,111     $  582     $1,093     $1,217     $  165
Non-accrual other loans delinquent more than
  90 days.....................................      83         82        131         69        176
Total non-accrual loans.......................   1,194        664      1,224      1,286        341
Total 90 days or more delinquent and still
  accruing....................................     237        199        978        928      2,319
                                                ------     ------     ------     ------     ------
Total non-performing loans....................   1,431        863      2,202      2,214      2,660
                                                ------     ------     ------     ------     ------
Total foreclosed real estate, net of related
  allowance for losses........................     224        330        493        306         --
Investment in real estate, net of related
  allowance for losses........................      --         --         --         --         --
Total non-performing assets...................  $1,655     $1,193     $2,695     $2,520     $2,660
                                                ======     ======     ======     ======     ======
Non-performing loans to total loans...........    1.02%      0.78%      1.78%      2.02%      2.42%
Total non-performing assets to total assets...    0.58%      0.44%      1.04%      1.08%      1.18%

     Other Real Estate Owned. At May 31, 1997, the Bank's OREO, net, which consisted of three single family residential properties, totaled $224 thousand and was held directly by the Bank.

     Classified Assets. Federal regulations and the Bank's Internal Loan Review and Grading System, which is a part of the Bank's loan policy, require that the Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Bank limits its loan review procedure to the higher risk commercial and commercial real estate loans, commercial loans greater than $25,000 and jumbo residential mortgage loans.

     At each regularly scheduled Board of Trustees meeting, a watch list is presented, showing all loans listed as "Special Mention," "Substandard," "Doubtful" and "Loss." An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets included those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets, worthy of charge-off. Assets which do not currently expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses which may or may not be out of the control of management, are deemed to be "Special Mention."

     When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances, which is a regulatory term, represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to specific problem assets. When an insured institution classifies one or more assets, or proportions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount.

     The Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the NYSBD, which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (i) institutions have effective systems and controls to identify, monitor and address asset quality problems; (ii) management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (iii) management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Management believes it has established an adequate allowance for possible loan and lease losses and analyzes its process regularly, with modifications made if needed, and reports those results four times per year at the Bank's Board of Trustees meetings. However, there can be no assurance that the regulators, in reviewing the Bank's loan portfolio, will not request the Bank to materially increase its allowance for loan and lease losses at that time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

     At May 31, 1997, the Bank had $504 thousand of assets classified as Substandard and $616 thousand of assets classified as Special Mention. There were no assets classified as Doubtful or Loss as of May 31, 1997. The $504 thousand of loans classified as Substantial were also impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition Disclosures," which the Bank adopted in fiscal 1995. SFAS No. 114 defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement.

     The following table sets forth delinquencies in the Bank's loan portfolio at the dates indicated:

                                          AT MAY 31, 1997                               AT MAY 31, 1996
                            -------------------------------------------   -------------------------------------------
                                 60-89 DAYS            90 DAYS MORE            60-89 DAYS          90 DAYS OR MORE
                            --------------------   --------------------   --------------------   --------------------
                                       PRINCIPAL              PRINCIPAL              PRINCIPAL              PRINCIPAL
                             NUMBER     BALANCE     NUMBER     BALANCE     NUMBER     BALANCE     NUMBER     BALANCE
                            OF LOANS   OF LOANS    OF LOANS   OF LOANS    OF LOANS   OF LOANS    OF LOANS   OF LOANS
                            --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                             (DOLLARS IN THOUSANDS)
One- to four-family.......      7       $   475       16       $ 1,214       11       $   792       11        $ 692
Multi-family..............     --            --       --            --       --            --       --           --
Commercial loans..........      5           724        5           121        7           710        4           58
Home equity lines of
  credit..................     --            --        2            57        1            11        2           57
Other loans...............      8            16       17            39        9            33       28           56
                               --                     --                     --                     --
                                         ------                 ------                 ------                  ----
          Total loans.....     20       $ 1,215       40       $ 1,431       28       $ 1,546       45        $ 863
                               ==        ======       ==        ======       ==        ======       ==         ====

                                          AT MAY 31, 1995
                            -------------------------------------------
                                 60-89 DAYS            90 DAYS MORE
                            --------------------   --------------------
                                       PRINCIPAL              PRINCIPAL
                             NUMBER     BALANCE     NUMBER     BALANCE
                            OF LOANS   OF LOANS    OF LOANS   OF LOANS
                            --------   ---------   --------   ---------
                                      (DOLLARS IN THOUSANDS)
One- to four-family.......     13        $ 495        25       $ 1,497
Multi-family..............     --           --        --            --
Commercial loans..........      3          167         2           586
Home equity lines of
  credit..................     --           --         3            43
Other loans...............     13           38        29            76
                               --                     --
                                          ----                  ------
          Total loans.....     29        $ 700        59       $ 2,202
                               ==         ====        ==        ======

     Allowance for Loan and Lease Losses. The allowance for loan and lease losses is based upon management's periodic evaluation of the loan portfolio under current economic conditions, considering factors such as asset classifications, the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and the estimated value of the underlying collateral. The allowance for loan and lease losses is maintained at an amount management considers adequate to cover loan and lease losses that are deemed probable and estimable. At May 31, 1997, the Bank's allowance for loan and lease losses was $1.2 million, or 0.89% of total loans, as compared to $1.3 million, or 1.20%, at May 31, 1996. The Bank had non-performing loans of $1.4 million and $863 thousand at May 31, 1997 and May 31, 1996, respectively. The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. These agencies may require the Bank to establish additional valuation allowances, based on their judgments of the information available at the time of the examination.

     The following table sets forth activity in the Bank's allowance for loan losses for the periods indicated.

                                                                   AT OR FOR THE
                                                                 YEAR ENDED MAY 31,
                                                  ------------------------------------------------
                                                   1997       1996       1995      1994      1993
                                                  ------     ------     ------     -----     -----
                                                               (DOLLARS IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES:
  Balance at beginning of period................  $1,305     $1,206     $  909     $ 808     $ 381
CHARGE-OFFS:
  Real estate mortgage loans....................    (119)       (25)       (61)     (195)       --
  Commercial loans..............................      --         --         --      (126)     (113)
  Consumer loans................................     (94)      (125)       (47)      (58)      (53)
                                                  ------     ------     ------     -----     -----
          Total charge-offs.....................    (213)      (150)      (108)     (379)     (166)
RECOVERIES:
  Real estate mortgage loans....................      --         18        123         8        --
  Commercial loans..............................      --         74         13        33        38
  Consumer loans................................      10         16          8        24         5
                                                  ------     ------     ------     -----     -----
          Total recoveries......................      10        108        145        65        44
  Provision for loan losses.....................     130        140        261       415       549
                                                  ------     ------     ------     -----     -----
  Balance at end of period......................  $1,232     $1,305     $1,206     $ 909     $ 808
                                                  ======     ======     ======     =====     =====
  Ratio of net charge-offs during the period to
     average loans outstanding..................    0.16%      0.03%       N/A      0.29%     0.11%
  Ratio of allowance for loan losses to total
     loans at end of period.....................    0.89%      1.20%      0.98%     0.84%     0.74%
  Ratio of allowance for loan losses to
     non-performing loans.......................   86.09%    151.22%     54.77%    41.06%    30.38%

     The following table sets forth the Bank's allowance for loan losses allocated by loan category, the percent of the allocated allowances to the total allowance and the percent of loans in each category to total loans at the dates indicated.

                                                                    AT MAY 31,
                         -------------------------------------------------------------------------------------------------
                               1997                1996                1995                1994                1993
                         -----------------   -----------------   -----------------   -----------------   -----------------
                                    % OF                % OF                % OF                % OF                % OF
                                  LOANS IN            LOANS IN            LOANS IN            LOANS IN            LOANS IN
                                  CATEGORY            CATEGORY            CATEGORY            CATEGORY            CATEGORY
                                  TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL
                         AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                         ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
                                                              (DOLLARS IN THOUSANDS)
Allowance for mortgage
  loan loss............  $ 224      73.60%   $ 393      70.33%   $ 403      75.00%    $288      75.21%    $504      80.01%
Allowance for consumer
  loan loss............    436       9.63      310      12.09      311      10.67      258      10.67       18       9.99
Allowance for
  commercial loan
  loss.................    572      16.76      602      17.58      493      14.33      362      14.33      286      10.00
                         ------    ------    ------    ------    ------    ------     ----     ------     ----     ------
Total allowances for
  loan loss............  $1,232    100.00%   $1,305    100.00%   $1,206    100.00%    $909     100.00%    $808     100.00%
                         ======    ======    ======    ======    ======    ======     ====     ======     ====     ======

ENVIRONMENTAL ISSUES

     The Bank encounters certain environmental risks in its lending activities. Under federal and state environmental laws, lenders may become liable for costs of cleaning up hazardous materials found on properties securing their loans. In addition, the existence of hazardous materials may make it unattractive for a lender to foreclose on such properties. Although environmental risks are usually associated with loans secured by commercial real estate, risks also may be substantial for residential real estate loans if environmental contamination makes security property unsuitable for use. As of May 31, 1997, the Bank was not aware of any environmental issues that would subject the Bank to material liability. No assurance, however, can be given that the values of properties securing loans in the Bank's portfolio will not be adversely affected by unforseen environmental contamination.

INVESTMENT ACTIVITIES

     Investment Policies. The investment policy of the Bank, which is established by the Board of Trustees, is contained in the Bank's Liquidity and Funds Management Policy. It is based upon asset/liability management goals and emphasizes high credit quality and diversified investments while seeking to optimize net interest income within acceptable limits of safety and liquidity. The Bank also considers the investment advice it receives from some of its outside investment advisers. Recently the Bank has engaged in leveraging activities to enhance returns on equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management Strategy," "-- Management of Interest Rate Risk" and "-- Liquidity and Capital Resources." The policy is designed to provide and maintain liquidity to meet day-to-day, cyclical and long-term changes in the Bank's asset/liability structure, and to provide needed flexibility to meet loan demand. Approximately 86% of the Bank's debt security portfolio at May 31, 1997 is classified as available-for-sale.

     The Bank's investment policy permits it to invest in U.S. government obligations, securities of various government-sponsored agencies, including mortgage-backed securities issued/guaranteed by FNMA, the Federal Home Loan Mortgage Corporation ("FHLMC") and the Government National Mortgage Association ("GNMA"), certain types of equity securities (such as institutional mutual funds), certificates of deposit of insured banks, federal funds and investment grade corporate debt securities and commercial paper.

     The Bank's investment policy prohibits investment in certain types of mortgage derivative securities that management considers to be high risk. The Bank generally purchases only short- and medium-term classes of CMOs guaranteed by FNMA or FHLMC. At May 31, 1997, the Bank held no securities issued by any one entity with a total carrying value in excess of 10% of the Bank's equity at that date, except for obligations of the U.S. government and government-sponsored agencies and certain mortgage-backed securities, which are fully collateralized by mortgages held by single purpose entities and guaranteed by government-sponsored agencies.

     Mortgage-Backed Securities. The Bank invests in mortgage-backed securities and uses such investments to complement its mortgage lending activities. At May 31, 1997, the amortized cost of mortgage-backed securities totaled $72.8 million, or 25.4% of total assets. The fair value of all mortgage-backed securities totaled $73.3 million at May 31, 1997. All of the Bank's mortgage-backed securities are included in its available-for-sale portfolio. Additionally, the Bank's securities portfolio includes CMOs, with an amortized cost of $2.7 million and a fair value of $2.7 million. A CMO is a special type of debt security in which the stream of principal and interest payments on the underlying mortgages or mortgage-backed securities is used to create classes with different maturities and, in some cases, amortization schedules as well as a residual interest, with each class possessing different risk characteristics. However, management regularly monitors the risks inherent in its CMOs and believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

     At May 31, 1997, all securities in the Bank's mortgage-backed securities portfolio were directly or indirectly insured or guaranteed by GNMA, FNMA or FHLMC. The Bank's mortgage-backed securities portfolio had a weighted average yield of 7.35% at May 31, 1997.

     Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank. In general, mortgage-backed securities issued or guaranteed by GNMA, FNMA and FHLMC are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk weighting assigned to most non-securitized residential mortgage loans.

     While mortgage-backed securities carry a reduced credit risk as compared to whole loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors, such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed and value of such securities. In contrast to mortgage-backed pass-through securities in which cash flow is received (and, hence, prepayment risk is shared) pro rata by all securities holders, the cash flows from the mortgages or mortgage-backed securities underlying CMOs are segmented and paid in accordance with a pre-determined priority to investors holding various tranches of such securities or obligations. A particular tranche of a CMO may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches. It is the Bank's strategy to purchase tranches of CMOs that are categorized as "planned amortization classes," "targeted amortization classes" or "very accurately defined maturities" and are intended to produce stable cash flows in different interest rate environments.

     The following table sets forth activity in the Bank's securities portfolio for the periods indicated.

                                                                        FOR THE YEAR
                                                                       ENDED MAY 31,
                                                             ----------------------------------
                                                               1997         1996         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
BEGINNING BALANCE..........................................  $144,284     $110,333     $105,433
                                                             --------     --------     --------
Debt securities purchased -- held-to-maturity..............       200          526          347
Debt securities purchased -- available-for-sale............    23,687       18,723       27,780
Equity securities purchased -- available-for-sale..........     2,277        4,723        5,632
Mortgage-backed securities purchased -- held-to-maturity...        --           --           --
Mortgage-backed securities
  purchased -- available-for-sale..........................    23,221       12,101           --
Mortgage-backed securities formed by securitizing
  originated mortgage loans................................    21,358       72,325           --
LESS:
Sale of debt securities -- available-for-sale..............    18,199        7,184        9,500
Sale of equity securities -- available-for-sale............     5,317        1,876        4,355
Sale of mortgage-backed securities available-for-sale......    25,375           --           --
Sale of mortgage-backed securities formed by securitizing
  originated mortgage loans -- trading.....................    17,486       22,668           --
Principal repayments on mortgage-backed securities and debt
  securities...............................................    10,469        3,637        3,421
Maturities and called debt securities......................    12,425       39,576       12,067
Accretion of discount/amortization of (premium)............       (82)          75         (643)
Change in gross unrealized gains (losses) on
  available-for-sale securities............................       720          419        1,127
                                                             --------     --------     --------
ENDING BALANCE.............................................  $126,393     $144,284     $110,333
                                                             ========     ========     ========

     The following table sets forth the amortized cost and fair value of the Bank's securities by accounting classification category and by type of security, at the dates indicated:

                                                                    AT MAY 31,
                                        ------------------------------------------------------------------
                                                1997                   1996                   1995
                                        --------------------   --------------------   --------------------
                                        AMORTIZED    MARKET    AMORTIZED    MARKET    AMORTIZED    MARKET
                                          COST       VALUE       COST       VALUE       COST       VALUE
                                        ---------   --------   ---------   --------   ---------   --------
                                                                  (IN THOUSANDS)
Debt securities held-to-maturity:
  U.S. Government obligations.........  $      --   $     --   $      --   $     --   $  16,891   $ 17,474
  Agency securities...................      5,685      5,706       6,603      6,568      17,249     17,205
  Municipal bonds.....................        407        410         432        437         485        494
  Other debt obligations..............         --         --          83         83      14,187     14,201
                                        ---------   --------   ---------   --------   ---------   --------
     Total debt securities
       held-to-maturity...............      6,092      6,116       7,118      7,088      48,812     49,374
                                        ---------   --------   ---------   --------   ---------   --------
Debt securities available-for-sale:
  U.S. Government obligations.........      9,079      9,165      21,684     21,716      11,201     11,228
  Agency securities...................     20,822     20,856      15,328     15,206       8,461      8,419
  Other debt obligations..............      7,991      8,029      16,203     16,256      20,102     20,255
                                        ---------   --------   ---------   --------   ---------   --------
     Total debt securities
       available-for-sale.............     37,892     38,050      53,215     53,178      39,764     39,902
                                        ---------   --------   ---------   --------   ---------   --------
Equity securities available-for-sale:
  Preferred stock.....................        204        204         305        277         305        281
  Mutual funds........................      5,597      6,091       8,636      8,821       5,789      5,648
                                        ---------   --------   ---------   --------   ---------   --------
     Total equity securities
       available-for-sale.............      5,801      6,295       8,941      9,098       6,094      5,929
                                        ---------   --------   ---------   --------   ---------   --------
     Total debt and equity
       securities.....................     49,785     50,461      69,274     69,364      94,670     95,205
                                        ---------   --------   ---------   --------   ---------   --------
Mortgage-backed securities trading
  FNMA................................         --         --       1,992      1,934          --         --
                                        ---------   --------   ---------   --------   ---------   --------
     Total mortgage-backed securities
       trading........................         --         --       1,992      1,934          --         --
                                        ---------   --------   ---------   --------   ---------   --------
Mortgage-backed securities held-to-
  maturity
  FHLMC...............................         --         --          --         --          --         --
  GNMA................................         --         --          --         --          20         20
  FNMA................................         --         --          --         --         137        131
  CMOs................................         --         --          --         --          --         --
                                        ---------   --------   ---------   --------   ---------   --------
     Total mortgage-backed securities
       held-to-maturity...............         --         --          --         --         157        151
                                        ---------   --------   ---------   --------   ---------   --------
Mortgage-backed securities available-
  for-sale
  FHLMC...............................     11,062     11,029      10,395     10,322       7,231      7,272
  GNMA................................     29,230     29,190       4,396      4,348         640        657
  FNMA................................     32,519     33,052      54,871     53,336          --         --
  CMOs................................      2,696      2,685       4,973      4,950       7,672      7,603
                                        ---------   --------   ---------   --------   ---------   --------
     Total mortgage-backed securities
       available-for-sale.............     75,507     75,956      72,635     72,956      15,543     15,532
                                        ---------   --------   ---------   --------   ---------   --------
     Total mortgage-backed
       securities.....................     75,507     75,956      74,627     74,890      15,700     15,683
                                        ---------   --------   ---------   --------   ---------   --------
Net unrealized (losses) gains on
  available-for-sale securities.......      1,101                    441                    (37)
                                        ---------              ---------              ---------
          Total securities............  $ 126,393   $126,417   $ 144,284   $144,254   $ 110,333   $110,888
                                         ========   ========    ========   ========    ========   ========

     The following table sets forth the composition of the Bank's securities portfolio at the dates indicated.

                                                                   AT MAY 31,
                                      ---------------------------------------------------------------------
                                              1997                    1996                    1995
                                      ---------------------   ---------------------   ---------------------
                                      CARRYING   PERCENT OF   CARRYING   PERCENT OF   CARRYING   PERCENT OF
                                       VALUE       TOTAL       VALUE       TOTAL       VALUE       TOTAL
                                      --------   ----------   --------   ----------   --------   ----------
                                                             (DOLLARS IN THOUSANDS)
Debt securities:
  U.S. Government obligations.......  $  9,165       7.25%    $ 22,433      15.55%    $ 28,119      25.49%
  Agency securities.................    26,541      21.00       21,093      14.62       25,669      23.27
  Municipal bonds...................       407       0.32          432       0.30          485       0.44
  Other debt obligations............     8,029       6.35       16,338       1.32       34,441      31.22
                                      --------     ------     --------     ------     --------     ------
     Total debt securities..........    44,142      34.92       60,296      41.79       88,714      80.41
                                      --------     ------     --------     ------     --------     ------
Equity securities:
  Preferred stock...................       204       0.16          277       0.19          281       0.25
  Mutual funds......................     6,091       4.82        8,821       6.11        5,648       5.12
                                      --------     ------     --------     ------     --------     ------
     Total equity securities........     6,295       4.98        9,098       6.31        5,929       5.37
                                      --------     ------     --------     ------     --------     ------
Mortgage-backed securities
  FHLMC.............................    11,029       8.73       10,322       7.15        7,273       6.59
  GNMA..............................    29,190      23.09        4,348       3.01          677       0.61
  FNMA..............................    33,052      26.15       55,270      38.31          137       0.12
  CMOs..............................     2,685       2.12        4,950       3.43        7,603       6.89
                                      --------     ------     --------     ------     --------     ------
     Total mortgage-backed
       securities...................    75,956      60.10       74,890      51.90       15,690      14.22
                                      --------     ------     --------     ------     --------     ------
          Total securities..........  $126,393     100.00%    $144,284     100.00%    $110,333     100.00%
                                      ========     ======     ========     ======     ========     ======
  Debt and equity securities
     available-for-sale.............    44,345      35.09       62,276      43.16       45,831      41.54
  Debt and equity securities
     held-to-maturity...............     6,092       4.82        7,118       4.93       48,813      44.24
                                      --------     ------     --------     ------     --------     ------
     Total debt and equity
       securities...................    50,437      39.90       69,394      48.10       94,644      85.78
                                      --------     ------     --------     ------     --------     ------
  Mortgage-backed securities
     trading........................        --       0.00        1,934       1.34%          --       0.00
  Mortgage-backed securities
     available-for-sale.............    75,956      60.10       72,956      50.56       15,532      14.08
  Mortgage-backed securities
     held-to-maturity...............        --       0.00           --       0.00          157       0.14
                                      --------     ------     --------     ------     --------     ------
     Total mortgage-backed
       securities...................    75,956      60.10       74,890      51.90       15,689      14.22
                                      --------     ------     --------     ------     --------     ------
          Total securities..........  $126,393     100.00%    $144,284     100.00%    $110,333     100.00%
                                      ========     ======     ========     ======     ========     ======

     The following table sets forth certain information regarding the carrying value and weighted average yield of the Bank's securities at May 31, 1997, by remaining period to contractual maturity. Actual maturities may differ from contractual maturities because certain security issuers may have the right to call or prepay their obligations.

                                                                    AT MAY 31, 1997
                      -----------------------------------------------------------------------------------------------------------
                                                 MORE THAN             MORE THAN
                                                 ONE YEAR             FIVE YEARS             MORE THAN
                       ONE YEAR OR LESS        TO FIVE YEARS         TO TEN YEARS            TEN YEARS               TOTAL
                      -------------------   -------------------   -------------------   -------------------   -------------------
                                 WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                      CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE
                       VALUE      YIELD      VALUE      YIELD      VALUE      YIELD      VALUE      YIELD      VALUE      YIELD
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Held-to-maturity:
  Municipal bonds.... $   300      4.93%    $   107      6.82%    $    --        --%    $    --         --%   $    407     5.43%
  U.S. Government
    obligations......      65      4.89         655      5.99          --        --          --         --         720     5.89
  Agency
    securities.......      --        --       4,965      6.17          --        --          --         --       4,965     6.17
                      -------               -------               -------               -------               --------
        Total
  held-to-maturity...     365      4.93       5,727      6.16          --        --          --         --       6,092     6.09
                      -------               -------               -------               -------               --------
Available-for-sale:
  Mortgage backed
    securities:
    Variable Rate:
      FHLMC..........   1,816      7.39          99      7.52          --        --          --         --       1,915     7.40
      GNMA...........   3,593      6.47          --        --          --        --          --         --       3,593     6.47
      FNMA...........   2,874      7.13          --        --          --        --          --         --       2,874     7.13
      CMOs...........   1,983      6.09          --        --          --        --          --         --       1,983     6.09
    Fixed Rate:
      FHLMC..........     460      6.01       3,716      6.34         616      7.31       4,322       7.52       9,114     6.95
      GNMA...........      --        --           7      8.00          59      7.73      25,530       7.94      25,596     7.94
      FNMA...........      --        --       2,020      6.80         881      8.20      27,277       7.65      30,178     7.61
      CMOs...........      --        --          17      5.15         685      4.92          --         --         702     4.93
                      -------               -------               -------               -------               --------
        Total
      mortgage-backed
        securities...  10,726      6.71       5,859      6.52       2,241      6.94      57,129       7.77      75,955     7.50
                      -------               -------               -------               -------               --------
Debt securities:
  U.S. Government
    obligations......   3,516      6.91       4,654      7.49         995      6.41          --         --       9,165     7.15
  Agency
    securities.......     824      6.15       2,998      7.12      17,034      7.63          --         --      20,856     7.50
  Other debt
    obligations......   4,999      6.07       2,271      5.43         760      7.06          --         --       8,030     5.98
                      -------               -------               -------               -------               --------
        Total debt
        securities...   9,339      6.39       9,923      6.91      18,789      7.54          --         --      38,051     7.10
                      -------               -------               -------               -------               --------
Equity Securities:
  Preferred stock....      --        --          --        --          --        --         205       6.70         205     6.70
  Mutual funds.......   1,996      6.11          --        --          --        --       4,094      11.52       6,090     9.75
                      -------               -------               -------               -------               --------
        Total equity
        securities...   1,996      6.11          --        --          --        --       4,299      11.29       6,295     9.65
                      -------               -------               -------               -------               --------
        Total
available-for-sale...  22,061      6.52      15,782      6.76      21,030      7.48      61,428       8.02     120,301     7.48
                      -------               -------               -------               -------               --------
            Total
        securities... $22,426      6.50     $21,509      6.60     $21,030      7.48     $61,428       8.02    $126,393     7.42
                      =======               =======               =======               =======               ========

SOURCES OF FUNDS

     General. Deposits, borrowings, loan and security repayments and prepayments, proceeds from sales of securities and cash flows generated from operations are the primary sources of the Bank's funds for use in lending, investing and for other general purposes. Management intends to increase its deposit base through competitive pricing but continually evaluates wholesale funding through FHLBNY advances and other sources, depending upon market conditions. The Bank has only been a member of the FHLBNY since 1995, so this additional source of funding was not historically available.

     Deposits. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposits consist of regular (passbook) savings accounts, statement savings accounts, checking accounts, NOW accounts, basic banking accounts, money market accounts and certificates of deposit. In recent years, the Bank has offered certificates of deposit with maturities of up to 60 months. At May 31, 1997, the Bank's core deposits, which the Bank considers to consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and statement savings accounts, constituted 66% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained predominantly from the areas in proximity to its office locations. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Bank, nor does the Bank use brokers to obtain deposits.

     The following table presents the deposit activity of the Bank for the periods indicated.

                                                         FOR THE YEARS ENDED MAY 31,
                                                       --------------------------------
                                                         1997         1996       1995
                                                       --------     --------   --------
                                                                (IN THOUSANDS)
        Deposits.....................................  $777,214     $817,610   $770,794
        Withdrawals..................................   796,578      822,470    755,487
                                                       --------     --------   --------
        (Withdrawals) in excess of deposits..........   (19,364)      (4,860)    15,307
        Interest credited on deposits................     7,610        8,814      6,177
                                                       --------     --------   --------
        Net increase (decrease) in deposits..........  $(11,754)    $  3,954   $ 21,484
                                                       ========     ========   ========

     At May 31, 1997 the Bank has $5.2 million in certificate of deposit accounts in amounts of $100,000 or more, maturing as follows:

                                                                              WEIGHTED
                                                                 AMOUNT     AVERAGE RATE
                                                                 ------     ------------
                                                                 (IN THOUSANDS)
        Maturity Period
          Three months or less.................................  $1,754         4.97%
          Over 3 through 6 months..............................     922         5.01
          Over 6 through 12 months.............................   2,124         5.43
          Over 12 months.......................................     374         5.42
                                                                 ------
             Total.............................................  $5,174         5.21%
                                                                 ======         ====

     The following table sets forth the distribution of the Bank's deposit accounts and the related weighted average interest rates at the dates indicated.

                                                                        AT MAY 31,
                             ------------------------------------------------------------------------------------------------
                                          1997                             1996                             1995
                             ------------------------------   ------------------------------   ------------------------------
                                                   WEIGHTED                         WEIGHTED                         WEIGHTED
                                        PERCENT    AVERAGE               PERCENT    AVERAGE               PERCENT    AVERAGE
                             AVERAGE    OF TOTAL   NOMINAL    AVERAGE    OF TOTAL   NOMINAL    AVERAGE    OF TOTAL   NOMINAL
                             BALANCE    DEPOSITS     RATE     BALANCE    DEPOSITS     RATE     BALANCE    DEPOSITS     RATE
                             --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Checking accounts..........  $ 18,629      8.54%       --     $ 18,834      8.18%       --     $ 18,362      8.68%       --
Passbook accounts..........    78,132     39.18      3.00%      77,868     36.84      3.00%      87,962     45.54      3.00%
NOW accounts...............     7,040      3.53      2.25        7,095      3.36      2.25        6,902      3.57      2.25
Interest-on-checking
  accounts.................     7,077      3.55      1.00        5,543      2.62      1.00        2,955      1.53      1.00
                             --------    ------               --------    ------               --------    ------
Total passbook, NOW and
  interest-on-checking
  accounts.................    92,249     46.25      2.79       90,506     42.82      2.82       97,819     50.64      2.89
                             --------    ------               --------    ------               --------    ------
Money market accounts......    27,017     13.55      3.27       28,674     13.57      3.26       34,225     17.72      3.02
                             --------    ------               --------    ------               --------    ------
Certificate accounts:
  Certificates of
    deposit -- one year and
    less...................    59,118     29.64      4.98       69,453     32.86      5.74       40,825     21.13      5.35
  IRA Certificates of
    deposit -- one year and
    less...................     7,330      3.68      5.13        7,200      3.41      5.83        5,970      3.09      4.82
  Certificates of
    deposit -- more than
    one year...............     7,603      3.81      5.16        7,595      3.59      5.17        6,879      3.56      4.29
  IRA Certificates of
    deposit -- more than
    one year...............     5,104      2.56      5.35        5,584      2.64      5.53        5,331      2.76      4.95
                             --------    ------               --------    ------               --------    ------
    Total certificates.....    79,155     39.69      5.03       89,832     42.50      5.69       59,005     30.55      5.12
                             --------    ------               --------    ------               --------    ------
      Escrow deposits......     1,020      0.51      2.00        2,346      1.11      2.00        2,122      1.10      2.00
                             --------    ------               --------    ------               --------    ------
        Total deposits.....  $218,070    100.00%     3.42%    $230,192    100.00%     3.76%    $211,533    100.00%     3.27%
                             ========    ======               ========    ======               ========    ======

     The following table presents, by interest rate ranges, the amount of certificate accounts outstanding at the dates indicated and the period to maturity of the certificate accounts outstanding at May 31, 1997.

                                                                          AT MAY 31,
                                                                -------------------------------
                                                                 1997        1996        1995
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Certificate accounts:
  3.99% or less...............................................  $    --     $    --     $ 7,098
  4.00% to 4.99%..............................................    8,505      34,167      10,469
  5.00% to 5.99%..............................................   65,816      47,516      25,846
  6.00% to 6.99%..............................................      717       3,091      48,032
  7.00% to 7.99%..............................................       --         776       1,120
  8.00% to 8.99%..............................................       --          --         201
                                                                -------     -------     -------
          Total...............................................  $75,038     $85,550     $92,766
                                                                =======     =======     =======

     Borrowings. The Bank historically had not used borrowings as a source of funds. However, the Bank became a member of the FHLBNY in 1995 and has used this source considerably since. FHLBNY advances may also be used to acquire certain other assets as may be deemed appropriate for investment purposes, including leveraging opportunities. This form of leveraging allows for a reasonable net margin of return, the majority of which is locked in for a specified period. Since the locked-in period might cover only a part of the investment's term (up to its call date in the majority of the transactions), such a practice might result in limited degree of interest rate risk, since the earlier maturing borrowings are required to be rolled over to fund the remaining lives of the particular investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk." FHLBNY advances are to be collateralized primarily by certain of the Bank's mortgage loans and mortgage-backed securities and secondarily by the Bank's investment in capital stock of the FHLBNY. See "Regulation and Supervision -- Federal Home Loan Bank System." Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLBNY will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLBNY. At May 31, 1997, the Bank had $5.3 million in FHLBNY advances and the capability to borrow additional funds of $28.8 million upon complying with the FHLBNY collateral requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Bank at times sells securities under agreements to repurchase, which transactions are treated as financings, and the obligation to repurchase the securities sold is reflected as a liability in the statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset account and are held in safekeeping. There were $23.1 million, $4.7 million and $0 of securities sold under repurchase agreements outstanding at May 31, 1997, 1996 and 1995, respectively.

     The following table sets forth certain information regarding borrowed funds for the dates indicated.

                                                                  AT OR FOR THE YEAR ENDED MAY
                                                                               31,
                                                                  -----------------------------
                                                                   1997        1996       1995
                                                                  -------     ------     ------
                                                                     (DOLLARS IN THOUSANDS)
FHLBNY Advances:
  Average balance outstanding...................................  $11,563     $  388     $   --
  Maximum amount outstanding at any month-end during the
     period.....................................................   17,450      3,600         --
  Balance outstanding at end of period..........................    5,250      3,600         --
  Weighted-average interest rate during the period..............     5.53%      5.41%        --
  Weighted-average interest rate at end of period...............     5.71%      6.00%        --

Other Borrowings:
  Average balance outstanding...................................  $19,685     $  101     $  875
  Maximum amount outstanding at any month-end during the
     period.....................................................   23,300      4,700      4,500
  Balance outstanding at end of period..........................   23,090      4,700         --
  Weighted-average interest rate during the period..............     6.20%      6.32%      5.82%
  Weighted-average interest rate at end of period...............     6.50%      6.32%        --

Total Borrowings:
  Average balance outstanding...................................  $31,249     $  489     $  906
  Maximum amount outstanding at any month-end...................   38,850      8,300      4,500
  Balance outstanding at end of period..........................   28,340      8,300         --
  Weighted-average interest rate during the period..............     6.10%      5.60%      5.89%
  Weighted-average interest rate at end of period...............     6.30%      6.18%        --

SUBSIDIARY ACTIVITIES

     The Bank has three wholly owned subsidiaries, WSB Financial, Warsave Development, Inc. ("Warsave") and WSB Mortgage. The Bank offers mutual funds and tax deferred annuities through WSB Financial to the Bank's customers and members of the community. WSB Financial contributed $92 thousand, $90 thousand and $151 thousand in net income, before taxes, to the Bank's net income in the fiscal years ended May 31, 1997, 1996 and 1995, respectively.

     Warsave was formed to acquire and hold real estate. Its single asset as of May 31, 1997 is a two-story house situated adjacent to the Bank's Warwick office. The building, which may ultimately be used for future expansion, is presently rented for the purpose of generating rental income.

     WSB Mortgage was recently formed and has applied for the approval of the New Jersey Department of Banking to commence mortgage banking operations in that state.

PROPERTIES

     The Bank conducts its business through its main office in Warwick, New York and its three branch offices located in Monroe, Woodbury and Middletown, New York. On August 29, 1997, the Bank acquired a five-acre parcel of land located approximately one-half mile from its present Middletown location. The Bank intends to construct a new 14,000 square foot building and maintain a full-service branch office with drive-up and ATM facilities and ample parking to serve its commercial and retail customers. Upon receipt of required regulatory approvals, the Bank intends to close its existing Middletown branch and relocate to the new facility, which is expected to be completed and available for occupancy during the first quarter of fiscal 1998. In addition, the Bank intends to relocate its commercial lending operations from its Warwick office to this new facility. Management expects approximately 7,000 square feet of the building will be rented to professional companies, including a local accounting firm that management believes will help to complement its business. The costs associated with the Bank's relocation of its Middletown branch are estimated to be approximately $2.7 million.

     Management believes that the Bank's current facilities, including the relocation of the Middletown branch office, are adequate to meet the present and immediately foreseeable needs of the Bank and the Company. However, the Bank has plans to open additional branch offices and intends to conduct comprehensive market studies shortly following the Conversion for the purpose of identifying locations for the establishment or acquisition of other branch offices to expand the Bank's activities.

     The following sets forth the Bank's branches and loan production offices at May 31, 1997, including the loan production office opened in New Jersey in connection with its application to the New Jersey Banking Department to commence mortgage banking activities in that state.

                                                LEASED        DATE          LEASE           NET BOOK
                                                  OR       LEASED OR      EXPIRATION        VALUE AT
                                                OWNED       ACQUIRED         DATE         MAY 31, 1997
                                               --------    ----------     ----------     --------------
                                                                                         (IN THOUSANDS)
Main Office:
  18 Oakland Avenue
  Warwick, New York 10990....................  Owned          1972               N/A         $749.3

Branches:
  591 Route 17M
  Monroe, New York 10950.....................  Owned          1976               N/A          442.6
  556 Route 32
  Highland Mills, New York 10930.............  Owned          1979               N/A          204.0
  The Galleria at Crystal Run
  1N Galleria Drive, Suite 137
  Middletown, New York 10941.................  Leased         1991          06/30/98          186.1

Loan Production Offices:
  Taconic Plaza Shopping Center,
  Store # 10
  Route 52
  East Fishkill, New York 12533..............  Leased         1997          01/31/98             --
  151 South Main Street, Suite 104
  New City, New York.........................  Leased         1997          04/30/98             --
  1435 Union Valley Road, 1st Floor
  West Milford, New Jersey...................  Leased         1997          04/30/98             --

LEGAL PROCEEDINGS

     The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings in the aggregate are believed by management to be immaterial to the Bank's and Company's financial condition and results of operations.

PERSONNEL

     As of May 31, 1997, the Bank had 101 full-time and 37 part-time employees. The Bank has experienced a very low turnover rate among its employees and, as of May 31, 1997, 57 of the Bank's employees had been with the Bank for more than five years. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good. See "Management of the Bank -- Benefits" for a description of certain compensation and benefit programs offered to the Bank's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     General. The following is a discussion of material federal income tax matters and does not purport to be a comprehensive description of the federal income tax rules applicable to the Bank or the Company. The Bank has been audited by the IRS for the tax years ending December 31, 1993 and December 31, 1995 (in progress). For federal income tax purposes, after the Conversion, the Company and the Bank may file consolidated income tax returns and report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's tax reserve for bad debts, discussed below.

     Tax Bad Debt Reserves. The Small Business Job Protection Act of 1996 ("the 1996 Act"), which was enacted on August 20, 1996, made significant changes to provisions of the Code relating to a savings institution's use of bad debt reserves for federal income tax purposes and requires such institutions to recapture (i.e., take into income) certain portions of their accumulated bad debt reserves. The effect of the 1996 Act on the Bank is discussed below. Prior to the enactment of the 1996 Act, the Bank was permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions, within specified formula limits, were deducted in arriving at the Bank's taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was permitted to be computed using an amount based on a six-year moving average of the Bank's charge-offs for actual losses ("Experience Method"), or a percentage equal to 8% of the Bank's taxable income ("PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. The Bank's deduction with respect to non-qualifying loans was required to be computed under the Experience Method. Each year the Bank reviewed the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserves.

     The 1996 Act. Under the 1996 Act, the PTI Method was repealed for thrifts and the Bank, as a "small bank" (one with assets having an adjusted basis of $500 million or less) will be required to use the Experience Method of computing additions to its bad debt reserves for the tax year beginning January 1, 1996. In addition, the Bank will be required to recapture (i.e., take into income) over a six-year period the excess of the balance of its bad debt reserves for losses on non-qualifying and qualifying loans as of December 31, 1995 over the greater of (a) the balance of such reserves as of December 31, 1987 or (b) an amount that would have been the balance of such reserves as of December 31, 1995 had the Bank always computed the additions to its reserves using the Experience Method. However, such recapture requirements were suspended for each of the two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. The Bank's post-December 31, 1987 nonqualifying and qualifying bad debt reserves at May 31, 1997 was approximately $850,000 which will require the Bank to report an additional tax liability of approximately $289,000. As of May 31, 1997, this liability has already been provided and will not require an adverse impact to the Bank's financial condition or results of operations.

     Distributions. Under the 1996 Act, if the Bank makes "non-dividend distributions" to the Company, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) and then from the Bank's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in the Bank's income.

     The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includible in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. See "Regulation and Supervision" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

     Corporate Alternative Minimum Tax. The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). The Bank does not expect to be subject to the AMT.

     Elimination of Dividends; Dividends Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations.

STATE TAXATION

     New York State Taxation. The Bank is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (i) 9% of the Bank's "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of the taxable assets allocable to New York State with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to New York State or
(c) $250. Entire net income is similar to federal taxable income, subject to certain modifications and alternative entire net income is equal to entire net income without certain adjustments. For purposes of computing its entire net income, the Bank is permitted a deduction for an addition to the reserve for losses on qualifying real property loans. For New York State purposes, the applicable percentage to calculate bad debt deduction under the percentage of taxable income method is 32%.

     New York State passed legislation in August 1996 that incorporated into New York State tax law provisions for the continued use of bad debt reserves in a manner substantially similar to the provisions that applied under federal law prior to the enactment of the 1996 Act discussed above. This legislation enabled the Bank to avoid the recapture of the New York State tax bad debt reserves that otherwise would have occurred as a result of the changes in federal law and to continue to utilize the reserve method for computing its bad debt deduction. However, the New York bad debt reserve is subject to recapture for "non-dividend distributions" in a manner similar to the recapture of federal bad debt reserves for such distributions. See "-- Federal Taxation -- Distributions." Also, the New York bad debt reserve is subject to recapture in the event that the Bank fails to satisfy certain definitional tests relating to its assets and the nature of its business.

     A Metropolitan Business District Surcharge on banking corporations doing business in the metropolitan district has been applied since 1982. The Bank does all of its business within this District and is subject to this surcharge. For the tax year ending December 31, 1997 the surcharge rate is 17%.

     Delaware State Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.

                           REGULATION AND SUPERVISION

GENERAL

     The Bank is a New York mutual savings bank, and its deposit accounts are insured up to applicable limits by the FDIC under the BIF. The Bank is subject to extensive regulation by the NYSBD as its chartering agency, and by the FDIC as the deposit insurer. The Bank must file reports with the NYSBD and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The NYSBD and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance funds and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the NYSBD or the FDIC or through legislation, could have a material adverse impact on the Company and the Bank and their operations and stockholders. The Company is also required to file certain reports with, and otherwise comply with, the rules and regulations of the FRB and the NYSBD and with the rules and regulations of the SEC under the federal securities laws.

     Certain of the laws and regulations applicable to the Bank and to the Company are summarized below or elsewhere herein. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

NEW YORK BANKING REGULATION

     Activity Powers. The Bank derives its lending, investment and other activity powers primarily from the applicable provisions of Banking Law and the regulations adopted thereunder. Under these laws and regulations, savings banks, including the Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. A savings bank may also exercise trust powers upon approval of the Banking Department. The exercise of these lending, investment and activity powers are limited by federal law and the regulations thereunder. See "-- Federal Banking
Regulation -- Activity Restrictions on State-Chartered Banks."

     Loans-to-One-Borrower Limitations. With certain limited exceptions, a New York chartered savings bank may not make loans or extend credit for commercial, corporate or business purposes (including lease financing) to a single borrower and to certain entities related to the borrower, the aggregate amount of which would exceed 15% of the bank's net worth, plus an additional 10% of the bank's net worth if secured by the requisite collateral. The Bank currently complies with all applicable loans-to-one-borrower limitations.

     Community Reinvestment Act. The Bank is also subject to provisions of the Banking Law that, like the provisions of the federal Community Reinvestment Act ("CRA"), impose continuing and affirmative obligations upon a banking institution organized in the State of New York to serve the credit needs of its local community ("NYCRA"). The obligations of the NYCRA are similar to those imposed by the CRA. Pursuant to the NYCRA, a bank must file with the Banking Department an annual NYCRA report and copies of all federal CRA reports. The NYCRA requires the Banking Department to make an annual written assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system with respect to 5 performance categories and 12 other factors, and to make such assessment available to the public. The Bank's latest NYCRA rating, received by letter dated March 29, 1996 from the Banking Department, was a rating of "Satisfactory". The NYCRA also requires the Superintendent to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The regulations currently implementing the NYCRA require the Superintendent to the utilize a four-tiered rating system with respect to 5 performance categories and 12 other factors, and the Superintendent's analysis focuses on a bank's activities in complying with the NYCRA. The Superintendent has recently proposed replacing the current process-focused regulations with performance-focused regulations that are intended to parallel the current CRA regulations of the federal banking agencies and to promote consistency in CRA evaluations by considering more objective criteria.

     Dividends. Under the Banking Law, the Bank, as a stock savings bank, will not be able to declare, credit or pay any dividends if such dividends would result in any impairment of capital stock. In addition, the

Banking Law provides that, without regulatory approval, the Bank cannot declare and pay dividends in any calendar year in excess of its "net profits" for such year combined with its "retained net profits" of the two preceding years, less any required transfer to surplus or a fund for the retirement of preferred stock.

     Enforcement. Under the Banking Law, the Superintendent may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Superintendent that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, the Superintendent may remove such director, trustee or officer from office after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Superintendent or the Banking Department against the Bank or any of its trustees or officers.

FEDERAL BANKING REGULATION

     Capital Requirements. FDIC regulations require BIF-insured banks, such as the Bank, to maintain minimum levels of capital. The regulations establish a minimum leverage capital requirement of not less than 3.0% Tier 1 capital to total assets for banks in the strongest financial and managerial condition, with a CAMEL Rating of 1 (the highest examination rating of the FDIC for banks). For all other banks, the minimum leverage capital requirement is 3% plus an additional cushion of at least 100 to 200 basis points. Tier 1 capital is comprised of the sum of common stockholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

     The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital (which is defined as Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier 1 capital are equivalent to those discussed above under the 3% leverage requirement. The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan losses. Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

     The following table shows the Bank's leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at May 31, 1997 on a historical basis and a pro forma basis assuming the sale of shares at the maximum of the Estimated Price Range.

                                                                   AT MAY 31, 1997
                                     ---------------------------------------------------------------------------
                                     HISTORICAL   PERCENT OF   PRO FORMA   PERCENT OF     CAPITAL     PERCENT OF
                                      CAPITAL     ASSETS(1)     CAPITAL      ASSETS     REQUIREMENT   ASSETS(1)
                                     ----------   ----------   ---------   ----------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS)
Regulatory Tier 1 leverage
  capital..........................   $ 27,495        9.53%     $48,142       15.57%      $12,366         4.0%
Tier 1 risk-based capital..........     27,495       19.46       48,142       29.73         6,478         4.0
Total risk-based capital...........     28,726       20.33       49,373       30.49        12,956         8.0

---------------
(1) For purpose of calculating Regulatory Tier 1 leverage capital, assets include adjusted total average assets. In calculating Tier 1 risked-based capital and total risk-based capital, assets include total risk-weighted assets.

As the preceding table shows, the Bank exceeded the minimum capital adequacy requirements at the date indicated.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended ("FDIA"), which was added by FDICIA, generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

     Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if (1) the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991,
(2) the state in which the bank is chartered permitted such investments as of September 30, 1991, and (3) the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital. The Bank received approval from the FDIC to retain and acquire such equity investments subject to a maximum permissible investment equal to the lesser of 100% of the Bank's Tier 1 capital or the maximum permissible amount specified by the Banking Law.
Section 24 also contains an exception for certain majority owned subsidiaries, but the activities of such subsidiaries are limited to those permissible for a national bank, permissible under Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

     Any bank that held an impermissible investment or engaged in an impermissible activity and that did not receive FDIC approval to retain such investment or to continue such activity was required to submit to the FDIC a plan for divesting of such investment or activity as quickly and prudently as possible. Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 or the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless such bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. See "-- Prompt Corrective Action." The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of the bank are less than its liabilities to depositors and others); (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;
(iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Deposit Insurance. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, or adequately capitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. Any institution that does not meet these two definitions is deemed to be undercapitalized for this purpose. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessments rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of the Bank.

     Under the Deposit Insurance Funds Act of 1996 ("Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as the Bank. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on deposits insured by the Savings Association Insurance Fund ("SAIF"). The annual rate of assessments for the payments on the FICO bonds for the semi-annual period beginning on January 1, 1997 was 0.0130% for BIF-assessable deposits and 0.0648% for SAIF-assessable deposits and for the semi-annual period beginning on July 1, 1997 was 0.0126% for BIF-assessable deposits and 0.0630% for SAIF-assessable deposits.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of the Bank. Transactions between an insured bank, such as the Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the FRB has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the Bank Holding Company Act of 1956, as amended ("BHCA"), as an affiliate for purposes of Sections 23A and 23B. Generally, Sections 23A and 23B (i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliate must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the institution as those that would be provided to a non-affiliate.

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. sec. 1972 on certain tying arrangements and extensions of credit by correspondent banks. In general, a depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

     Uniform Real Estate Lending Standards. Pursuant to FDICIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the banking agencies, all financial institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies ("Interagency Guidelines") that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%; (iii) for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;
(iv) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property), the limit is 85%. Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     Community Reinvestment Act. Under the CRA, as implemented by FDIC and FRB regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

     In April 1995, the FDIC and the other federal banking agencies amended their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests:
(a) a lending test, to evaluate the institution's record of making loans in its service areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. Small banks would be assessed pursuant to a streamlined approach focusing on a lesser range of information and performance standards.

     The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. The Bank's latest CRA rating, received from the FDIC by letter dated December 4, 1995, was a rating of "satisfactory."

     Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4%, and its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating on the CAMEL financial institutions rating system) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk-based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is rated a composite "1" under the CAMEL rating system) would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, Tier 1 capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital deteriorates within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of: (i) an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and

(ii) the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

     The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.

LOANS TO A BANK'S INSIDERS

     Federal Regulation. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an "insider") and any of certain entities affiliated to any such person (an "insider's related interest") are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to the Bank's loans for commercial, corporate or business purposes. See "-- New York Banking Regulation -- Loans-to-One Borrower Limitations." All loans by a bank to all such persons and related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (a) $500,000 or (b) the greater of $25,000 or 5% of the bank's unimpaired capital and surplus. Such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

     In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     New York Regulation. Applicable New York law imposes conditions and limitations on a stock savings bank's loans to its directors and executive officers that are comparable in most respects to the conditions and limitations imposed under federal law, as discussed above. However, there are a number of differences. The New York law does not affect loans to shareholders owning 10% or more of the savings bank's stock. Loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (a) $100,000 or (b) the greater of $25,000 or 2.5% of the bank's capital stock, surplus fund and undivided profits.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLBNY, which is one of the 12 regional Federal Home Loan Banks that comprise the FHLB system. Each of the Federal Home Loan Banks are subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"), and each acts as a central credit facility primarily for its member institutions. As a member of the FHLBNY, the Bank is required to acquire and hold shares of capital stock in the FHLBNY in an amount at least equal to the greater of 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLBNY. The Bank was in compliance with this requirement with an investment in FHLBNY stock at May 31, 1997, of $1.7 million.

     Each FHLB serves as a reserve or central bank for its member institutions within its assigned region. Each is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the board of directors of the FHLB. Long-term advances may only be made for the purpose of providing funds for residential housing finance.

FEDERAL RESERVE SYSTEM

     Under FRB regulations, the Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $49.3 million or less (subject to adjustment by the FRB) and an initial reserve of $1,479,000 plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

HOLDING COMPANY REGULATION

     Federal Regulation. Following the consummation of the Conversion, the Company will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for the Bank. See, "Federal Regulation -- Capital Requirements." On a pro forma basis after the Conversion, the Company's pro forma total capital and Tier 1 capital ratios will exceed these minimum capital requirements.

     The Company will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     The Company will be required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the Company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

     The status of the Company as a registered bank holding company under the BHCA does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor, (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if the Company ever acquired as a separate subsidiary a depository institution in addition to the Bank. There are no current plans for such an acquisition.

     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and FRB regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of the Bank, the Company, any subsidiary of the Company and related interests of such persons. Moreover, banks are prohibited from engaging in certain tie-in arrangements (with the bank's parent holding company or any of the holding company's subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

     New York Regulation. Under the Banking Law, certain companies owning or controlling banks are regulated as a bank holding company. For the purposes of the Banking Law, the term "bank holding company," is defined generally to include any "company" that, directly or indirectly, either (a) controls the election of a majority of the directors or (b) owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. The term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing business in New York, and the term "banking institution" is defined to include commercial banks, stock savings banks and stock savings and loan associations. A company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the Banking Law. Under the Banking Law, the prior approval of the New York Banking Board is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York State bank holding companies regarding the acquisition of banking institutions that have been chartered for five years or less and are located in smaller communities. Directors, officers and employees of a New York State bank holding company are subject to limitations regarding their affiliation with securities underwriting or distribution firms and with other bank holding companies, and directors and executive officers are subject to limitations regarding loans obtained from certain of the holding company's banking subsidiaries. Although the Company will not be a bank holding company for purposes of the Banking Law upon the Effective Date of the Conversion, any future acquisition of ownership, control, or the power to vote 10% or more of the voting stock of another banking institution or bank holding company would cause it to become such.

ACQUISITION OF THE HOLDING COMPANY

     Federal Restrictions. Under the federal Change in Bank Control Act ("CBCA"), a notice must be submitted to the FRB if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the Company's shares of Common Stock outstanding, unless the FRB has found that the acquisition will not result in a change in control of the Company. Under the CBCA, the FRB has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by the Company and the Bank, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain "control" of the Company within the meaning of the BHCA. Control generally is defined to mean the ownership or power to vote 25% more of any class of voting securities of the Company or the ability to control in any manner the election of a majority of the Company's directors. See "Holding Company Regulation."

     New York Change in Bank Control Restrictions. In addition to the CBCA, the Banking Law generally requires prior approval of the New York Banking Board before any action is taken that causes any company to acquire direct or indirect control of a banking institution that is organized in the State of New York. For this purpose, the term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing-business in New York, and an individual or combination of individuals acting in concert and residing or doing business in New York, and the term "control" is defined generally to mean the power to direct or cause the direction of the management and policies of the banking institution and is presumed to exist if the company owns, controls or holds with power to vote 10% or more of the voting stock of the banking institution.

INTERSTATE BANKING AND BRANCHING

     In the past, interstate banking has been limited under the BHCA to those states that permitted interstate banking by statute. New York was one of a number of states that permitted, subject to the reciprocity conditions of the Banking Law, out-of-state bank holding companies to acquire New York banks. By 1995, most states had adopted statutes permitting multistate bank holding companies.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act") was enacted on September 29, 1994. As of September 29, 1995, the Interstate Banking Act permitted approval under the BHCA of the acquisition by a bank holding company that is well capitalized and managed of a bank outside of the holding company's home state regardless of whether the acquisition was permitted under the law of the state of the bank to be acquired. The FRB may not approve an acquisition under the BHCA that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

     In the past, branching across state lines was not generally available to a state bank, such as the Bank. While out-of-state branches were authorized under the Banking Law, similar authority was not generally available under the laws of most other states. Beginning June 1, 1997, the Interstate Banking Act, permitted the responsible federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under state law. Accordingly, the Interstate Banking Act permits a bank to have branches in more than one state.

     Before any bank acquisition can be completed, prior approval thereof may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired, including the Banking Department. See "Acquisition of the Holding Company." The Interstate Banking Act will facilitate the consolidation of the banking industry that has taken place over recent years and will allow the creation of larger, presumably more efficient, banking networks.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the

Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     In the event that the holding company form of organization is not utilized, the shares of the Bank's common stock to be issued and sold in the Conversion would be exempt from registration under Section 3(a)(5) of the Securities Act. Prior to the sale of all shares of its common stock in such a case, the Bank would register its capital stock under Section 12(g) of the Exchange Act. Upon such registration, the proxy rules, tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act would also be applicable to the Bank but under the jurisdiction of the FDIC. The Bank would be required by the FDIC to maintain said registration for a period of at least three years following Conversion and to register with and report to the FDIC, not to the SEC.

                           MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the shareholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Timothy A. Dempsey, Fred M. Knipp, and Henry L. Nielsen, Jr., has a term of office expiring at the first annual meeting of shareholders; a second class, consisting of Ronald J. Gentile, Emil R. Krahulik and Thomas F. Lawrence, Jr. has a term of office expiring at the second annual meeting of shareholders; and a third class, consisting of Frances M. Gorish, R. Michael Kennedy, John W. Sanford III and Robert N. Smith has a term of office expiring at the third annual meeting of shareholders. Biographical information with respect to each individual is set forth under "Management of the Bank -- Biographical Information."

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

                 NAME                              POSITIONS HELD WITH THE COMPANY
    ------------------------------  -------------------------------------------------------------
    Timothy A. Dempsey............  President and Chief Executive Officer
    Ronald J. Gentile.............  Executive Vice President and Chief Operating Officer
    Arthur W. Budich..............  Senior Vice President, Treasurer and Chief Financial Officer
    Laurence D. Haggerty..........  Senior Vice President
    Donna M. Lyons................  Senior Vice President/Auditor
    Barbara A. Rudy...............  Senior Vice President
    Nancy L. Sobotor-Littell......  Corporate Secretary and Director of Human Resources

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

     Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. It is currently expected that, unless and until the Company becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the directors and employees of the Company. However, directors of the Company or the Bank who are not employees of the Company or the Bank or any of their subsidiaries ("Outside Directors") may be entitled to participate in stock incentive plans established by the Company. See "Management of the Bank -- Benefits -- Stock Option Plan" and "-- Recognition and Retention Plan." The Company will also guarantee certain obligations of the Bank to the Bank's executive officers, employees and directors, as described below. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank -- Biographical Information."

                             MANAGEMENT OF THE BANK

TRUSTEES

     The directors of the Company are also the trustees of the Bank. Upon consummation of the Conversion, the current trustees of the Bank will become directors of the stock chartered Bank. The following table sets forth certain information regarding the Board of Trustees of the Bank.

                                                                                TRUSTEE      TERM
           NAME             AGE(1)         POSITIONS HELD WITH THE BANK          SINCE    EXPIRES(2)
--------------------------  ------   -----------------------------------------  -------   ----------
Timothy A. Dempsey........    63     President, Chief Executive Officer and       1974       1998
                                     Trustee
Ronald J. Gentile.........    48     Executive Vice President, Chief Operating    1990       1999
                                     Officer and Trustee
Frances M. Gorish.........    70     Trustee                                      1979       2000
R. Michael Kennedy........    46     Trustee                                      1997       2000
Fred M. Knipp.............    66     Trustee                                      1992       1998
Emil R. Krahulik..........    64     Trustee                                      1984       1999
Thomas F. Lawrence,           69     Trustee                                      1965       1999
  Jr. ....................
Henry L. Nielsen, Jr. ....    71     Trustee                                      1962       1998
John W. Sanford III.......    60     Trustee                                      1986       2000
Robert N. Smith...........    48     Trustee                                      1994       2000

---------------
(1) At December 1, 1997.

(2) The year in which the term of the individual as a director of the Company would expire.

EXECUTIVE OFFICERS

     The executive officers of the Bank are Mr. Dempsey and Mr. Gentile who are trustees of the Bank, and Mr. Budich, Mr. Haggerty, Ms. Lyons, Ms. Rudy and Ms. Sobotor-Littell, who are not trustees of the Bank. See "Management of the Company." Each of the executive officers of the Bank will retain his or her office in the converted Bank until the annual meeting of the Board of Trustees of the Bank held immediately after the first annual meeting of shareholders of the Company subsequent to Conversion and until their successors are elected and qualified or until they are removed or replaced. Officers are re-elected by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

     Positions held by trustees or executive officers of the Bank have been held for at least the past five years unless stated otherwise.

  Trustees

     Timothy A. Dempsey serves as the President, Chief Executive Officer and a trustee of the Bank. Mr. Dempsey has been involved in the financial institutions industry for more than 45 years and has served as President and Chief Executive Officer of the Bank since 1985 and as a trustee since 1974. He also serves as President and Chief Executive Officer of the Bank's wholly owned subsidiaries, including Warsave, WSB Financial and WSB Mortgage. In addition, he serves as the Executive Vice President and a director of the Institutional Investors Capital Appreciation Fund, Inc., a director of the M.S.B. Fund Inc. and Chairman of the Orange County Water Authority.

     Ronald J. Gentile serves as the Executive Vice President, Chief Operating Officer and a trustee of the Bank. Mr. Gentile joined the Bank and has been a trustee since 1990. In addition, he serves as Vice President of the Bank's wholly owned subsidiaries, including Warsave, WSB Financial and WSB Mortgage. Prior to joining the Bank, Mr. Gentile served as a senior bank examiner for the FDIC. He is also a member of the board of directors of the TriState Health System, Inc. and Winslow Therapeutic Riding Unlimited, and a former President and member of the board of directors of the Warwick Valley Rotary Club.

     Frances M. Gorish joined the Bank in 1944 and has served as a trustee since 1979. Now retired, she served in various capacities for the Bank, most recently as Vice President and Corporate Secretary. In addition, she serves as treasurer of the Salvation Army, Lorena Abbott Service Unit, and the treasurer of the Florida Historical Society.

     R. Michael Kennedy became a trustee of the Bank in 1997. Mr. Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies. He is also the general managing partner of The Fireplace Restaurant.

     Fred M. Knipp has served as a trustee of the Bank since 1992. He is the President, Chief Executive Officer and director of the Warwick Valley Telephone Company and a director of Centrex Communications Corporation.

     Emil R. Krahulik has served as a trustee of the Bank since 1984. He is a partner in the law firm of Beattie & Krahulik and serves as the Bank's general counsel.

     Thomas F. Lawrence, Jr. has been a trustee of the Bank since 1965. Mr. Lawrence, now retired, formerly served as President of Warwick Auto Company Inc. He is also President of the Warwick Cemetery Association. Mr. Lawrence is Nancy
L. Sobotor-Littell's father.

     Henry L. Nielsen, Jr. has served as a trustee of the Bank since 1962. He is the President of Nielsen Construction Co., Inc. and is a director of the Warwick Valley Telephone Company. He is also a trustee of the Warwick Historical Society and the Warwick Cemetery Association.

     John W. Sanford III has been a trustee since 1986. Mr. Sanford also serves as President of John W. Sanford & Son, Inc., an insurance agency, and is a partner in Maple Terrace Farms, a dairy beef business.

     Robert N. Smith has served as a trustee since 1994. He is currently the President of Lazear-Smith and Vander-Plaat Memorial Home and Lazear-Smith Funeral Home. Mr. Smith is also sole proprietor of Smith and Gesell Associates, a bookkeeping and tax preparation service.

  Executive Officers who are not Trustees

     Arthur W. Budich, age 47, has been the Senior Vice President, Treasurer and Chief Financial Officer of the Bank since 1992 and has been employed by the Bank in various capacities since 1986. He also serves as Treasurer of the Bank's wholly owned subsidiaries, which include Warsave Development, Inc., WSB Financial Services, Inc. and WSB Mortgage Company of New Jersey, Inc.

     Laurence D. Haggerty, age 54, is the Senior Vice President, Commercial Loan Department of the Bank. He has served in such capacity since 1991.

     Donna M. Lyons, age 42, has served as the Senior Vice President of the Bank since 1992 and Auditor of the Bank since 1989.

     Barbara A. Rudy, age 44, has served as Senior Vice President, Loan Servicing since 1991. She has been employed by the Bank in various capacities since 1972.

     Nancy L. Sobotor-Littell, age 40, is the Corporate Secretary and Director of Human Resources of the Bank, positions she has held since 1988. She has been employed by the Bank in various capacities since 1975. In addition, she serves as Corporate Secretary of the Bank's wholly-owned subsidiaries, including Warsave, WSB Financial and WSB Mortgage. Ms. Sobotor-Littell is Thomas F. Lawrence, Jr.'s daughter.

  Significant Employee

     Arthur S. Anderson, age 39, has served as the Executive Director of the Bank's Mortgage Department since 1995. Mr. Anderson is also the Vice President of WSB Mortgage. Prior to joining the Bank,

Mr. Anderson served as Vice President of The Bank of New York Mortgage Company from March, 1989 until February, 1995.

COMMITTEES AND MEETINGS OF THE BOARDS OF THE COMPANY AND THE BANK

     The Board of Trustees of the Bank meets on a monthly basis and may have additional special meetings from time to time. During the fiscal year ended May 31, 1997, the Board of Trustees of the Bank met 12 times. No current trustee attended fewer than 75% of the total number of Board meetings and committee meetings of which such trustee was a member.

     Effective as of the Conversion, the Company and/or the Bank will maintain the following committees of each of their respective Boards of Directors:

     The Executive Committee of both the Company and the Bank consists of Messrs. Dempsey, Nielsen, Lawrence, Krahulik and Sanford and Ms. Gorish. Each such committee generally oversees the affairs of the Bank and Company, considers proposals from management in relation to the election of officers and makes recommendations to the Board regarding those individuals nominated to officer positions.

     The Audit Committee of both the Company and the Bank consists of Messrs. Nielsen, Knipp, Sanford and Kennedy. Each Audit Committee meets periodically with its independent certified public accountants to arrange the Bank's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews and evaluates the procedures and performance of the Bank's internal auditing staff.

     The Compensation Committee of both the Company and the Bank consists of Messrs. Lawrence, Nielsen and Kennedy and Ms. Gorish. The Compensation Committee is responsible for overseeing the development, implementation and conduct of the Company's and the Bank's employment and personnel policies, notices and procedures, including the administration of the Company's and the Bank's compensation and benefit programs.

     The Bank also maintains the following committees: the Building Committee, the CRA Committee, the Public Relations Committee and the Re-Inspection Committee.

TRUSTEES' COMPENSATION

     Fee Arrangements. Currently, each trustee of the Bank who is not an employee of the Bank receives a fee of $400 for each Board meeting attended and $250 for each committee meeting attended. In addition, the members of the Re-Inspection Committee each receive an annual $250 fee. The aggregate amount of fees paid to such trustees by the Bank for the year ended May 31, 1997 was approximately $115,475. Directors of the Company will not be separately compensated for their services as such. It is anticipated that directors will also be covered by the Stock Option Plan and RRP expected to be implemented by the Company. See "-- Benefits -- Stock Option Plan" and "-- Recognition and Retention Plan."

TRUSTEES EMERITUS

     The Bank maintains a Board of Trustees Emeritus which currently consists of four former trustees of the Bank. The four trustees emeriti are Harry C. Sayre, Jr., M.D., John W. Sanford, Jr., Robert A. Schoonover and Wilbur L. Smith. Pursuant to the Bank's By-Laws, trustees must retire in the year they reach age 75, and any trustee who retires because of such age limitation is eligible to be elected as trustee emeritus. Trustees emeritus have no vote and receive the same meeting fees as trustees of the Bank. Recognizing the importance of past experience in present operations and future planning, the Bank has found the trustee emeritus program extremely beneficial.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal year ended May 31, 1997 to the Chief Executive Officer and all executive officers of the Bank who received compensation in excess of $100,000 ("Named Executive Officers").

                                                                    LONG TERM COMPENSATION AWARDS(2)
                                               ANNUAL          ------------------------------------------
                                           COMPENSATION(1)     RESTRICTED
                                          -----------------      STOCK                       ALL OTHER
                                           SALARY     BONUS    AWARDS(3)    OPTIONS(3)    COMPENSATION(4)
  NAME AND PRINCIPAL POSITIONS    YEAR      ($)        ($)        ($)          (#)              ($)
--------------------------------  ----    --------    -----    ---------    ----------    ---------------
Timothy A. Dempsey
  President and Chief Executive
  Officer.......................  1997    $189,750     --         --            --            $ 5,052
Ronald J. Gentile
  Executive Vice President and
  Chief Operating Officer.......  1997    $123,862     --         --            --            $ 3,618

---------------
(1) Under Annual Compensation, the column titled "Salary" includes base salary and payroll deductions for health insurance under the Bank's health insurance plan and for each individual's contributions under The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan"). In addition, Mr. Gentile's salary amount includes $108.28 per week, which the Bank has added to his compensation in lieu of providing him with the use of an automobile.

(2) For the fiscal year ended May 31, 1997, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock. For 1997 the fiscal year ended May 31, the Bank had no restricted stock or stock related plans in existence.

(3) During the fiscal year ended May 31, 1997, the Bank did not maintain any restricted stock, stock options or other long-term incentive plans.

(4) Reflects matching contributions made by the Bank under the 401(k) Plan.

EMPLOYMENT AGREEMENTS

     Effective upon the Conversion, the Company intends to enter into Employment Agreements with each of Mr. Dempsey, Mr. Gentile, Mr. Budich and Ms. Sobotor-Littell ("Senior Executives"). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Company depends to a significant degree on the skills and competence of the Senior Executives.

     The Employment Agreements provide for three-year terms, with automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Company or the Senior Executive. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Company's Compensation Committee and approved by non-employee members of the Board, and the Senior Executive's base salary may be increased on the basis of such officer's job performance and the overall performance of the Company. The base salaries for Mr. Dempsey, Mr. Gentile, Mr. Budich and Ms. Sobotor-Littell for 1997 are $200,000, $125,000, $85,000 and $63,000, respectively. The Employment Agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and reimbursement for ordinary and necessary business expenses. Senior Executives would also be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements. The

Employment Agreements provide for termination by the Company at any time for "cause" as defined in the Employment Agreements.

     In the event the Company chooses to terminate a Senior Executive's employment for reasons other than for cause, in the event of a Senior Executive's resignation from the Company for certain reasons specified in the Employment Agreements or in the event of a "change of control" as defined in the Employment Agreements, the Senior Executive (or, in the event of the Senior Executive's death, such Senior Executive's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Senior Executive's earned but unpaid salary, (b) the present value of the amount the Senior Executive would have earned in salary had he or she continued working through the unexpired term of the Employment Agreement and (c) the present value of the additional contributions or benefits that such Senior Executive would have been earned under the specified employee benefit plans or programs of the Bank or the Company during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Employment Agreements also provide for the cash out of any stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. The Bank and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for the remaining terms of the Employment Agreements. Reasons specified as grounds for resignation for purposes of the Employment Agreements are: failure to elect or re-elect the Senior Executive to such officer's position; failure to vest in the Senior Executive the functions, duties or authority associated with such position; if the Senior Executive is a member of the Board of Directors of the Bank or Company, failure to renominate or re-elect such Senior Executive to such Board; any material breach of contract by the Bank or the Company which is not cured within 30 days after written notice thereof; a change in the Senior Executive's principal place of employment for a distance in excess of 50 miles from the Bank's principal office in Warwick, New York. In general, for purposes of the Employment Agreements and the plans maintained by the Company or the Bank, a "Change of Control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon shareholder approval of a merger or consolidation of the Company or the Bank, upon liquidation or sale of substantially all the assets of the Company or the Bank or upon a contested election of directors which results in a change in the majority of the Board of Directors. Based on current compensation and benefit costs, cash payments to be made in the event of a Change of Control of the Bank or the Company pursuant to the terms of the Employment Agreements would be approximately $3,474,000, of which approximately $1,677,000 would be payable to Mr. Dempsey, $795,000 would be payable to Mr. Gentile, $572,000 would be payable to Mr. Budich and $430,000 would be payable to Ms. Sobotor-Littell. However, the actual amount to be paid under the Employment Agreements in the event of a Change of Control of the Bank or the Company cannot be estimated at this time, because the actual amount is based on the compensation and benefit costs applicable to these individuals and other factors existing at the time of the Change of Control which cannot be determined at this time. Such figures do not include any estimate as to amounts that may be payable on account of the Stock Option Plan or RRP because no options or shares have been allocated under such plans.

     Cash and benefits paid to a Senior Executive under the Employment Agreement together with payments under other benefit plans following a Change of Control of the Bank or the Company may constitute an "excess parachute payment" under
Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. In the event that any amounts paid to a Senior Executive following a Change of Control would constitute excess parachute payments, the Employment Agreements provide that such Senior Executives will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional excise, income and employment taxes imposed as a result of such tax indemnification.

EMPLOYEE RETENTION AGREEMENTS

     Effective upon the Conversion, the Bank intends to enter into Retention Agreements with the following four employees: Laurence D. Haggerty, Donna M. Lyons, Barbara A. Rudy and Arthur S. Anderson ("Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Contract Employees' employment, but provide for a period of assured employment ("Assurance Period") in the event of a "Change of Control" as defined in the Retention Agreements, which definition is similar to the definition of change of control contained in the Employment Agreement. The Retention Agreements provide for an initial Assurance Period of one year commencing on the date of a Change of Control. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by the Bank or the Contract Employee, in which case an Assurance Period would end on the first anniversary of the date such notice is given.

     If a Contract Employee is discharged without "cause" as defined in the Retention Agreements during the Assurance Period, or prior to the commencement of the Assurance Period but within 3 months of, and in connection with a Change of Control, or the Contract Employee voluntarily resigns during the Assurance Period following a failure to elect or re-elect the Contract Employee to such officer's position; failure to vest in the Contract Employee the functions, duties or authority associated with such position; if the Contract Employee is a member of the Board of Directors of the Bank or Company, failure to renominate or reelect such Contract Employee such Board; any material breach of contract by the Bank or the Company which is not cured within 30 days after written notice thereof; a change in the Contract Employee's principal place of employment for a distance in excess of 50 miles from the Bank's principal office in Warwick, New York, the Contract Employee (or, in the event of such employee's death, such employee's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Contract Employee's earned but unpaid salary, (b) the present value of the amount the Contract Employee would have earned in salary had he or she continued working during the remaining term of the Assurance Period and (c) the present value of the additional contributions or benefits that such that Contract Employee would have earned under the specified employee benefit plans or programs of the Bank or Company during the remaining term of the Assurance Period. The Retention Agreements also provide for the cashout of stock options, appreciation rights or restricted stock as if the Contract employee was fully vested. Each Contract Employee's life, health and disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements is limited to three times the Contract Employee's average total compensation for the prior five calendar years. Payments to the Contract Employees under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by the Bank. Based on current compensation and benefit costs applicable to the Contract Employees expected to be covered by the Retention Agreements, cash payments to be made in the event of a Change of Control would be approximately $580,000. However, the actual amount to be paid under the Retention Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time because it will be based on the compensation and benefit costs applicable to the Contract Employees and other factors existing at the time of the change of control which cannot be determined at this time. Such figures do not include any estimate as to amounts that may be payable on account of the Stock Option Plan or RRP because no options or shares have been allocated under such plans.

BENEFITS

     Pension Plan. The Bank maintains The Warwick Savings Bank Defined Benefit Pension Plan, a non-contributory, tax-qualified defined benefit pension plan ("Pension Plan") for eligible employees. All employees, except (i) those paid on an hourly basis or contract basis, (ii) leased employees or (iii) employees regularly employed by outside employers for maintenance of properties, are eligible to participate in the Pension Plan upon the later of (i) the end of the 12-month period in which he or she completes 1,000 hours of service or (ii) the date he or she attains age 21. The Pension Plan provides an annual benefit for each participant, including the executive officers named in the Summary Compensation Table above, equal to 2% of the participant's average annual compensation, multiplied by the participant's years of credited service, up to a maximum of 30 years.

     Average annual compensation is the average of a Participant's compensation over the three years of employment out of the Participant's last 10-year period of employment during which the participant's compensation is the highest. A participant is fully vested in his or her pension benefit after five years of service. The Pension Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Pension Plan trustee.

     Benefit Restoration Plan. The Bank has adopted the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") to provide eligible employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Code. The BRP is also intended to make up allocations lost by participants of the ESOP who retire prior to the complete repayment of the ESOP loan. BRP benefits to be provided with respect to the Pension Plan are reflected in the pension table.

     The Bank intends to establish an irrevocable grantor's trust to hold the assets of the BRP. This trust would be funded with contributions of the Bank for the purpose of providing the benefits under the BRP. The assets of the trust are considered to be part of the general assets of the Bank and are subject to claims of the Bank's creditors. Earnings on the trust's assets are taxable to the Bank.

     Pension Plan Table. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity, and any related amounts payable under the BRP, for the average annual compensation and years of credited service specified.

                             PENSION PLAN TABLE(1)

                             YEARS OF CREDITED SERVICE AT RETIREMENT
AVERAGE ANNUAL     -----------------------------------------------------------
 COMPENSATION        15           20           25           30         35(2)
--------------     -------     --------     --------     --------     --------
   $125,000        $37,500     $ 50,000     $ 62,500     $ 75,000     $ 75,000
    150,000         45,000       60,000       75,000       90,000       90,000
    175,000(3)      52,500       70,000       87,500      105,000      105,000
    200,000(3)      60,000       80,000      100,000      120,000      120,000
    225,000(3)      67,500       90,000      112,500      135,000(4)   135,000(4)
    250,000(3)      75,000      100,000      125,000      150,000(4)   150,000(4)

---------------
(1) The annual benefits shown in the table above assume the participant would receive his retirement benefits under the Pension Plan and the BRP in the form of a straight life annuity at normal retirement age.

(2) Normal retirement benefits are limited to 60% of average annual earnings.

(3) For the Pension Plan year ending September 30, 1997, the annual compensation for calculating benefits may not exceed $150,000 (as adjusted for subsequent years pursuant to Code provisions). The limitation is $160,000 for the plan year beginning October 1, 1997, and will be adjusted to reflect cost of living increases after 1997 in accordance with Section 401(a)(17) of the Code. The table reflects amounts payable in conjunction with the BRP.

(4) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
    Section 415 of the Code in 1997 is $125,000 in 1997, or, if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $125,000 ceiling will be adjusted to reflect cost of living increases after 1997 in accordance with Section 415 of the Code. The BRP will provide the difference between the amounts appearing in this table and the maximum amount allowed by the Code.

     The following table sets forth the years of credited service and the average monthly compensation (as defined above) determined as of May 31, 1997, for each of the individuals named in the Summary

Compensation Table. The Average Annual Earnings includes the base salary component of the figures shown in the salary column of the Summary Compensation Table.

                                                                YEARS OF
                                                            CREDITED SERVICE
                                                            ----------------     AVERAGE ANNUAL
                                                            YEARS     MONTHS      COMPENSATION
                                                            -----     ------     --------------
    Mr. Dempsey...........................................    24         3          $178,349
    Mr. Gentile...........................................     7         0          $112,168

     401(k) Plan. The Bank maintains The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan"), a tax-qualified profit-sharing plan under Sections 401(a) and 401(k) of the Code. Employees who satisfy prescribed eligibility requirements may make pre-tax salary deferrals under section 401(k) of the Code. Salary deferrals are made by election and are limited to 15% of compensation up to $160,000 (for 1997), or to a limit imposed under the Code ($9,500 for 1997). The Bank makes matching contributions equal to a percentage of salary contributions determined annually by the Bank, up to 3% of salary. Employees are fully vested in their salary deferrals, and become incrementally vested in the Bank's contribution after one year and fully vested in the Bank's contributions after seven years.

     The Bank has amended the 401(k) Plan in connection with the Conversion to provide that the Bank's matching contributions will be invested in an investment fund consisting primarily of Common Stock of the Company. In addition, participating employees may elect to invest all or a portion of their remaining account balances in such investment fund or the other investment funds provided under the 401(k) Plan. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan will be held by an independent trustee and allocated to the accounts of individual participants. Participants will control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

     Employee Stock Ownership Plan and Trust. The Company has established, and the Bank has adopted, for the benefit of eligible employees, an ESOP and related trust to become effective upon completion of the Conversion. Substantially all employees of the Bank or the Company who have complete 1,000 hours of service during a consecutive 12-month period will be eligible to become participants in the ESOP. The ESOP intends to purchase 8% of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation. As part of the Conversion and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the Bank or the Company expects to contribute to the ESOP sufficient funds to pay the par value of the Common Stock to be purchased, and the ESOP intends to borrow funds from the Company equal to the balance of the aggregate purchase price of the Common Stock. Although contributions to the ESOP will be discretionary, the Company and the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. It is expected that this loan will be for a term of up to 10 years, will bear interest at the rate of 8% per annum and will call for annual payments of principal and all accrued but unpaid interest on the outstanding balance of the loan. It is anticipated that the loan will also permit optional pre-payment. The Company and the Bank may make additional annual contributions to the ESOP to the maximum extent deductible for federal income tax purposes.

     Shares purchased by the ESOP will initially be pledged as collateral for the loan and will be held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants who are employees of the Bank or the Company on the last day of the on the basis of the participants' total taxable compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning on a participant's third year of service with 100% vesting after seven years of service (including past service). Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contribu-tions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

     In connection with the establishment of the ESOP, a Plan Administrator was appointed to administer the ESOP ("Plan Administrator"). An unrelated corporate trustee for the ESOP will be appointed prior to the Conversion and will continue thereafter. The Plan Administrator may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either on a leveraged basis with borrowed funds or with cash dividends, periodic employer contributions or other cash flow. Whether such purchases will be made and the terms and conditions of any such purchases will be determined by the ESOP's fiduciaries taking into account such factors as they consider relevant at the time, including their judgment as to the attractiveness of the Common Stock as an investment, the price at which Common Stock may be purchased and, in the case of leveraged purchases, the terms and conditions on which borrowed funds are available and the willingness of the Company or the Bank to offer purchase money financing or guarantee purchase money financing offered by third parties.

     Stock Option Plan. Following the Conversion, the Board of Directors of the Company intends to adopt a stock-based benefit plan ("Stock Option Plan") which would provide for the granting of options to purchase Common Stock to eligible officers, employees and Outside Directors of the Company and Bank. At a meeting of shareholders of the Company following the Conversion, which under applicable NYBB regulations may be held no earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Stock Option Plan to shareholders for approval. An amount of shares of Common Stock equal to 10% of the shares of Common Stock to be issued in the Conversion, including shares to be issued to the Foundation, is expected to be reserved for issuance under the Stock Option Plan. No determinations have been made by the Board of Directors as to the specific terms of the Stock Option Plan or the amount of awards thereunder. However, NYBB regulations provide that, in the event that such plans are implemented within one year following the Conversion, no individual officer or employee may receive more than 25% of the options granted and that Outside Directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted. NYBB and FDIC regulations also provide that the exercise price of any option granted must be the market price of Common Stock as of the date of grant.

     The purpose of Stock Option Plan will be to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and its subsidiaries and reward officers and key employees for outstanding performance. Although the terms of the Stock Option Plan have not yet been determined, it is expected that the Stock Option Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights (discussed below) which will be exercisable only upon a change of control of the Bank or the Company. Outside Directors of the Company are not eligible to be granted Incentive Stock Options. Unless sooner terminated, any Stock Option Plan adopted will be in effect for a period of 10 years.

     The Stock Option Plan will be administered by a Committee of the Board of Directors ("Stock Option Committee"), and such committee will determine which officers and employees will be granted options and Limited Rights, whether such options will be Incentive Stock Options or Non-Statutory Stock Options, the number of shares subject to each option, the exercise price of each Non-Statutory Stock Option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. It is expected that any Stock Option Plan will permit options to be granted for terms of up to 10 years (5 years in the case of Incentive Stock Options granted to employees who are 10% shareholders) and at exercise prices no less than the fair market value at date of grant (110% of fair market value in the case of

Incentive Stock Options granted to employees who are 10% shareholders). It is expected that in the event of death or disability, upon termination of employment as an officer or employee or upon termination of service as an Outside Director, grants would become 100% vested.

     It is anticipated that the Stock Option Plan will also provide for Limited Rights which, upon a change of control, will allow the holder to exercise such Limited Rights and thereby be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. It is also anticipated that these Limited Rights could be canceled by an acquiror in the contract for an acquisition if such acquiror commits to substitute other consideration (including substitute options on the acquiror's stock) having equivalent value to the options being canceled.

     An employee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option; provided, however, that shares received through the exercise of such option are not disposed of for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option may be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him or her upon exercise in his or her gross income for federal income tax purposes in the year in which the payment is made and the Company may be entitled to a deduction for federal income tax purposes of the amount paid.

     Grants to Outside Directors under the Stock Option Plan are expected to be self-executing. It is anticipated that the exercise price per share of each option granted to Outside Directors will be equal to the fair market value of the shares of Common Stock on the date the option is granted.

     Recognition and Retention Plan. Following the Conversion, the Company also intends to establish the RRP as a method of providing officers, employees and Outside Directors of the Bank and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank and the Company. The Company intends to present the RRP for shareholder approval at a meeting of shareholders, which pursuant to applicable NYBB regulations, may be held no earlier than six months after the completion of the Conversion.

     If the RRP is implemented, the Company expects to contribute funds to the RRP to enable the RRP trust to acquire, in the aggregate, an amount up to 4% of the shares of Common Stock to be issued in the Conversion, including shares to be issued to the Foundation. Shares used to fund the RRP may be acquired through open market purchases, if permitted, or from authorized but unissued shares. No determinations have been made as to the specific terms of the RRP or the amount of awards thereunder. Although no specific award determinations have been made, the Company anticipates that, if the RRP is implemented, the Company will provide awards to eligible officers, employees and directors to the extent permitted by applicable regulations. Current NYBB regulations provide that no individual employee may receive more than 25% of the shares of any plan and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate for all directors, in the case of plans implemented within one year following the Conversion.

     Any RRP adopted shall be administered by a Committee of the Board of Directors ("RRP Committee"). Any grants or allocations under the RRP for the benefit of Outside Directors are expected to be self-executing. All awards are expected to be granted in the form of shares of Common Stock held by the RRP at no cost to the recipients of such awards. The Board intends to appoint an independent fiduciary to serve as trustee of the trust to be established pursuant to any RRP. The RRP is expected to provide for the vesting of awards granted thereunder in the manner specified by the RRP Committee. It is also expected that, in the event of death or disability, grants would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director.

     When shares become vested in accordance with the RRP, the participants will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants may be a deductible expense for tax purposes for the Company. When shares become vested and are actually distributed in accordance with the RRP, the participants will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants may direct the voting of the shares awarded to them. Shares not subject to grants will be voted by the trustee of the RRP in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested. Any awards to Outside Directors under the RRP implemented prior to the first anniversary of the Conversion and the material terms and conditions thereof, will be specified in a plan document approved by shareholders.

     In the event that additional authorized but unissued shares are acquired by the RRP after the Conversion, the interests of existing shareholders will be diluted. See "Pro Forma Data."

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     FIRREA requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has made loans or extended credit to executive officers and also to certain persons related to executive officers and trustees. All such loans were made by the Bank in the ordinary course of business and were not made with more favorable terms nor did they involve more than the normal risk of collectibility or present unfavorable features. The outstanding principal balance of such loans to executive officers and their associates totaled $54,700 or 0.1% of the Bank's retained earnings at May 31, 1997 and 0.01% of the Bank's pro forma stockholders' equity at May 31, 1997, after giving effect to the Conversion, and assuming the sale of Common Stock at the maximum of the Estimated Price Range. In addition, the Bank has committed a line of credit of $2.5 million to the Warwick Valley Telephone Company, of which $400 thousand was outstanding at May 31, 1997. Mr. Knipp is the Chief Executive Officer and Mr. Nielsen is a director of Warwick Valley Telephone Company.

     Mr. Krahulik is a partner in the law firm of Beattie & Krahulik, which the Bank retains to provide certain legal services. In the fiscal year ended May 31, 1997, the Bank paid $112,875 for legal services provided during such period. In addition, the firm received fees in the amount of approximately $395,017 from third parties pursuant to its representation of the Bank in loan closings and other legal matters for the fiscal year ended May 31, 1997. WSB Mortgage and Beattie & Krahulik are co-tenants on the lease for WSB Mortgage's office in West Milford, New Jersey. See "Business of the Bank -- Properties."

     The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent Outside Directors of the Company not having any interest in the transaction.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND TRUSTEES

     The following table sets forth the number of shares of Common Stock the Bank's executive officers and trustees propose to purchase in the Offerings, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                                         AT THE MINIMUM                 AT THE MAXIMUM
                                                        OF THE ESTIMATED               OF THE ESTIMATED
                                                       PRICE RANGE(1)(2)              PRICE RANGE(1)(2)
                                                   --------------------------     --------------------------
                                                                 AS A PERCENT                   AS A PERCENT
                                                    NUMBER        OF SHARES        NUMBER        OF SHARES
               NAME                   AMOUNT       OF SHARES       OFFERED        OF SHARES       OFFERED
----------------------------------  ----------     ---------     ------------     ---------     ------------
Timothy A. Dempsey................  $  150,000       15,000          0.36%          15,000          0.27%
Ronald J. Gentile.................     150,000       15,000          0.36           15,000          0.27
Frances M. Gorish.................      30,000        3,000          0.07            3,000          0.05
R. Michael Kennedy................     150,000       15,000          0.36           15,000          0.27
Fred M. Knipp.....................     150,000       15,000          0.36           15,000          0.27
Emil R. Krahulik..................      30,000        3,000          0.07            3,000          0.05
Thomas F. Lawrence, Jr............      20,000        2,000          0.05            2,000          0.04
Henry L. Nielsen, Jr..............     150,000       15,000          0.36           15,000          0.27
John W. Sanford III...............      35,000        3,500          0.08            3,500          0.06
Robert N. Smith...................     100,000       10,000          0.24           10,000          0.18
Arthur W. Budich..................     150,000       15,000          0.36           15,000          0.27
Laurence D. Haggerty..............     150,000       15,000          0.36           15,000          0.27
Donna M. Lyons....................      75,000        7,500          0.18            7,500          0.13
Barbara A. Rudy...................      50,000        5,000          0.12            5,000          0.09
Nancy L. Sobotor-Littell..........      25,000        2,500          0.06            2,500          0.04
                                    ----------      -------          ----          -------          ----
All trustees and executive
  officers as a group.............  $1,415,000      141,500          3.43%         141,500          2.54%
                                    ==========      =======          ====          =======          ====

---------------
(1) The individual maximum purchase limitation is equal to $150,000. The above table, however, includes proposed subscriptions by Associates (See "The Conversion -- Limitations on Common Stock Purchases"). Does not include subscription orders by the ESOP. The ESOP is expected to purchase 8% of the shares to be issued in the Conversion, including shares to be issued to the Foundation. See "-- Benefits -- Employee Stock Ownership Plan and Trust."

(2) The table does not reflect additional shares that the following persons, who serve as trustees emeritus of the Bank, propose to purchase in the Offerings in the amounts indicated: Harry C. Sayre, Jr., M.D. -- $20,000, John W. Sanford, Jr. -- $25,000, Wilbur L. Smith -- $50,000. Such purchases, when aggregated with the purchases set forth in the table, amount to $1,510,000 or 151,000 shares (3.66% of shares offered at the minimum of the Estimated Price Range and 2.71% of shares offered at the maximum of the Estimated Price Range).

                                 THE CONVERSION

     THE BOARD OF TRUSTEES OF THE BANK AND THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE BANK'S ELIGIBLE ACCOUNT HOLDERS ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE SUPERINTENDENT.

GENERAL

     On July 10, 1997, the Bank's Board of Trustees unanimously adopted the Plan of Conversion pursuant to which the Bank will be converted from a New York mutual savings bank to a New York stock savings bank. The Plan was amended by the Board of Trustees as of August 19, 1997. It is currently intended that all of the outstanding capital stock issued by the Bank pursuant to the Plan will be held by the Company, which is incorporated under Delaware law. The Plan was approved by the Superintendent, and the Bank has received a notice of intent not to object to the Plan from the FDIC, subject to, among other things, approval of the Plan by the Bank's Eligible Account Holders. A special meeting of Eligible
Account Holders has been called for this purpose to be held on December   ,
1997.

     The Company has received approval from the FRB to become a bank holding company and to acquire all of the capital stock of the Bank to be issued in the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining net proceeds to purchase all of the then to be issued and outstanding capital stock of the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company (or of the Bank, if the holding company form of organization is not utilized) to be issued pursuant to the Plan.

     The Plan provides that the Board of Trustees of the Bank may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use the holding company form of organization. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Bank's or the Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Bank's operating policies. In the event such a decision is made, the Bank will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the Superintendent and the FDIC. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Conversion, if permitted by the Superintendent, the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of a holding company and will be solicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Bank's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Bank of such subscriber's intention to affirm, modify or rescind such subscriber's subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock.

     The Plan provides generally that (i) the Bank will convert from a mutual savings bank to a capital stock savings bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders and then to the Employee Plans, including the ESOP. The Plan also provides that shares not subscribed for in the Subscription Offering may be offered in a Community Offering to certain members of the general public. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Company and the Bank have reserved the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "-- Community Offering" and "-- Syndicated Community Offering."

     The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $41,225,000 and $55,775,000, is based upon an independent appraisal prepared by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions, of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Offerings. See "-- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

     The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available from the Bank upon written request and is available for inspection at the offices of the Bank and at the office of the Superintendent. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

     The Bank, as a New York mutual savings bank, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, many other business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate, enhanced future access to capital markets, enhanced ability to diversify into other financial services related activities and enhanced ability to render services to the public.

     The holding company form of organization, if used, would provide additional flexibility to diversify the Bank's business activities through newly-formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. While there are benefits associated with the holding company form of organization, such form of organization may involve additional costs associated with its maintenance and regulation as a savings and loan company, such as additional administrative expenses, taxes and regulatory filings or examination fees.

     The potential impact of the Conversion upon the Bank's capital base is significant. The Bank had Tier 1 Leverage Capital of $27.5 million, or 9.53% of assets, at May 31, 1997. Assuming that $53.7 million of net proceeds are realized from the sale of Common Stock (being the maximum of the Estimated Price Range established by the Board of Directors based on the Valuation Range which has been estimated by FinPro to be from a minimum of $41,225,000 to a maximum of $55,775,000 (see "Pro Forma Data" for the basis of this assumption)) and assuming that $26.9 million of the net proceeds are used by the Company to purchase the capital stock of the Bank, the Bank's Tier 1 Leverage capital ratio, on a pro forma basis, will increase to 15.57% after the Conversion. In the event that the holding company form of organization is not utilized and all of the net proceeds from the Offerings, at the maximum of the Estimated Price Range, are retained by the Bank, the Bank's Tier 1 Leverage capital ratio on a pro forma basis, will increase to 22.45% after Conversion. The investment of the net proceeds from the sale of the Common Stock will provide the Bank with additional income to further enhance its capital position. The additional capital may also assist the Bank in offering new programs and expanded services to its customers.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares to the Foundation or upon exercise of stock options granted pursuant to the Stock Option Plan or the possible issuance of authorized but unissued shares to the RRP. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank -- Executive Compensation."

EFFECTS OF CONVERSION

     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the institution based upon the balance in such depositor's account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced.

     Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. See "-- Liquidation Rights." Such common stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

     Continuity. While the Conversion is being accomplished, and after the consummation of the Conversion, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Superintendent and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The trustees serving the Bank immediately before the Conversion will serve as directors of the Bank after the Conversion. The directors of the Company will consist of all of the individuals currently serving on the Board of Trustees of the Bank. It is anticipated that all officers of the Bank serving immediately before the Conversion will retain their positions after the Conversion. See "Management of the Company" and "Management of the Bank."

     Deposit Accounts and Loans. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase Common Stock in the Conversion. See "-- Procedure for Purchasing Shares in Subscription and Community Offerings." Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

     Furthermore, no loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     Voting Rights of Depositors. It is current mutual form, voting rights and control of the Bank are vested exclusively in the Board of Trustees. After the Conversion, direction of the Bank will be under the control of the Board of Directors of the Bank. The Company, as the holder of all of the outstanding common stock of the

Bank, will have exclusive voting rights with respect to any matters concerning the Bank requiring shareholder approval, including the election of directors of the Bank.

     After the Conversion, subject to the rights of the holders of preferred stock that may be issued in the future, the holders of the Common Stock will have exclusive voting rights with respect to any matters concerning the Company. Each holder of Common Stock will, subject to the restrictions and limitations set forth in the Company's Certificate of Incorporation discussed below, be entitled to vote on any matters to be considered by the Company's shareholders, including the election of directors of the Company.

     Liquidation Rights. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive such depositor's pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, such depositor's claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder, if such account holder were to continue to maintain such account holder's deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the shareholders of the Bank. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, demand deposits transaction accounts such as NOW/Super NOW accounts, money market deposit accounts and certificates of deposit, with an aggregate balance of $100 or more held in the Bank on June 30, 1996 ("Qualifying Deposit"). Each Eligible Account Holder will have a pro rata interest in the total liquidation account for such account holder's deposit accounts based on the proportion that the aggregate balance of such person's Qualifying Deposits on the Eligibility Record Date, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders.

     If, however, on any annual closing date (i.e., the anniversary of the Eligibility Record Date of the Bank, commencing on or after the effective date of the Conversion, the amount in any deposit account is less than the amount in such deposit account on June 30, 1996 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, time deposit accounts shall be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders are satisfied would be distributed to the Company as the sole shareholder of the Bank.

     Tax Aspects. Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS and New York taxing authorities or opinions of counsel with respect to federal and New York income taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Bank or Eligible Account Holders, except as noted below.

     No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Thacher Proffitt & Wood, based on customary certificates delivered by management of the Company and the Bank, that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code, (ii) neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (iii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company or by the Company upon the purchase of its Common

Stock in the Conversion; (iv) no gain or loss will be recognized by Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (v) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (vi) the tax basis of each Eligible Account Holder's interest in the liquidation account will be zero; (vii) no gain or loss will be recognized by Eligible Account Holders upon the distribution to them of non-transferable subscription rights to purchase shares of the Common Stock, provided, that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (viii) the tax basis to the shareholders of the Common Stock of the Company purchased in the Conversion pursuant to the subscription rights will be the amount paid therefore and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised.

     Thacher Proffitt & Wood has also opined, subject to the limitations and qualifications in its opinion, that the Conversion will not be a taxable transaction to the Company or to the Bank for New York income and franchise tax purposes or to Eligible Account Holders for New York income tax purposes. The opinions of Thacher Proffitt & Wood have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Unlike private rulings, opinions of counsel are not binding on the IRS or the New York taxing authorities and the IRS or the New York taxing authorities could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or the New York taxing authorities would not prevail in a judicial or administrative proceeding.

     Certain portions of both the federal and the state tax opinions are based upon the opinion of FinPro that subscription rights issued in connection with the Conversion will have no value. In the opinion of FinPro, which opinion is not binding on the IRS or the New York taxing authorities, the subscription rights do not have any value based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders, are deemed to have an ascertainable value, such Eligible Account Holders could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value, and the Bank could recognize gain on such distribution. Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

ESTABLISHMENT OF THE WARWICK SAVINGS FOUNDATION

     General. In furtherance of the Bank's commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will incorporate the Foundation under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means to establish a common bond between the Bank and its community, enabling the Bank's community to share in the potential growth and success of the Company over the long term. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the Bank's local community, including community development activities.

     Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. In recent years, the Bank has emphasized community lending and community development activities within the Bank's local community. The Bank received a satisfactory CRA rating in its last CRA examination. The Foundation is being formed to complement the Bank's existing community activities, not as a replacement for such activities. The Bank intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Bank's sole corporate purpose. The Foundation will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Bank. In this regard, the Board of Trustees believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Company is a means of enabling the Bank's community to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation will also enable the Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending and charitable activities.

     Structure of the Foundation. The Foundation will be incorporated under Delaware law as a non-stock corporation. The Foundation's Certificate of Incorporation provides that it is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's Certificate of Incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members. A majority of the Board of Directors of the Foundation will consist of individuals who are officers or trustees of the Bank, and the remaining members of the Board will consist of civic and community leaders within the Bank's local community. A Nominating Committee of such Board, which is to be comprised of a minimum of three members of the Board, will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms.

     The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a non-profit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Company held by the Foundation. However, as a condition to receiving the non-objection of the FDIC to the Bank's Conversion, the Foundation will commit in writing to the FDIC that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company; provided, however, that, consistent with the condition, the FDIC shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware; (ii) would cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to FDIC that compliance with the voting restriction would have an effect described in clauses
(i), (ii) or (iii) above. Under those circumstances, the FDIC shall grant a waiver of the voting requirement upon submission of such legal opinion(s) by the Company or the Foundation that are satisfactory to the FDIC. In the event that the FDIC were to waive such voting requirement, the directors would direct the voting of the Common Stock held by the Foundation.

     The Foundation's place of business will be located at the Bank's administrative offices and initially the Foundation is expected to have no employees but will utilize the staff of the Company and the Bank. The

Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, the Bank has provided the FDIC with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.

     The Company intends to capitalize the Foundation with Common Stock of the Company in an amount equal to 3%of the total amount of Common Stock to be sold in connection with the Conversion. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 123,675, 145,500 and 167,325 shares, which would have a market value of $1.2 million, $1.5 million and $1.7 million, respectively, assuming the Purchase Price of $10.00 per share. The Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

     The Foundation will receive working capital from any dividends that may be paid on the Company's Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 4,246,175, 4,995,500 and 5,744,825 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's common stock would be diluted by 2.9%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

     Tax Considerations. The Company and the Bank have been advised by Thacher Proffitt & Wood that an organization created for the above purposes would qualify as an organization exempt from taxation under Section 501(c)(3) of the Code, and would likely be classified as a private foundation. The Foundation will submit an application to the IRS to be recognized as an exempt organization. If the Foundation files such an application within 15 months from the date of its organization, and if the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be retroactive to the date of its organization. Thacher Proffitt & Wood, however, has not rendered any advice on the condition to the contribution to be agreed to by the Foundation which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by shareholders of the Company. Consistent with this condition, in the event that the Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax for "self-dealing" under Section 4941 of the Code, the FDIC will waive such voting restriction upon submission by the Company or the Foundation of a legal opinion(s) to that effect satisfactory to the FDIC. See
"-- Regulatory Conditions Imposed on the Foundation."

     Under the Code, the Company is entitled to a deduction for charitable contributions in an amount not exceeding 10% of its taxable income (computed without regard to the contributions) for the year of the contribution, and any contributions in excess of the deductible amount may be carried forward and deducted in the Company's five succeeding taxable years, subject, in each such year, to the 10% of taxable income limitation. The Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. Based on such consideration, the Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the maximum of the Estimated Price Range, the Company would have pro forma consolidated capital of $75.6 million or 22.64% of pro forma consolidated assets and the Bank's pro forma leverage and risk-based capital ratios would be 15.57% and 30.49%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank, and the Company and the Bank therefore believe that the amount of the charitable contribution is reasonable and will not raise safety and soundness concerns.

     The Company and the Bank have received the opinion of Thacher Proffitt & Wood that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the 10% of taxable income limitation. As discussed above, the Company will be able to carry forward and deduct any portion of the contribution in excess of such 10% limitation for five years following the year of the contribution. If the Company and the Foundation had been established in the fiscal year ended May 31, 1997, the Company would have been entitled to a charitable contribution deduction in its taxable year ended December 31, 1996 of approximately $447 thousand and would have been able to carry forward and deduct approximately $1.2 million over its next succeeding five taxable years (based on the Bank's pre-tax income for 1996 and a contribution in 1996 of Common Stock equal to $1.7 million). Assuming the close of the Offerings at the midpoint of the Estimated Price Range, the Company estimates that the entire amount of the contribution should be deductible over a six-year period. Neither the Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Bank at that time, the interests of shareholders and depositors of the Company and the Bank, and the financial condition and operations of the Foundation.

     Although the Company and the Bank have received the opinion of Thacher Proffitt & Wood that the Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as an organization exempt from taxation under section 501(c)(3) of the Code or that the deduction will be permitted. If the IRS successfully maintains that the Foundation is not so exempt or that the deduction is not permitted, the Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors -- Establishment of Charitable Foundation."

     In general, the income of a private foundation is exempt from federal and state taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's taxable year to maintain its tax-exempt status. The Foundation will also be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers, and a concise statement of the purpose of each grant. The Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

     Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions to be agreed to by the Foundation in writing as a condition to receiving the FDIC's non-objection of the Bank's Conversion: (i) the Foundation will be subject to examination by the FDIC; (ii) the Foundation must comply with supervisory directives imposed by the FDIC; (iii) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; and
(iv) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by shareholders of the Company; provided, however, that, consistent with the condition, the FDIC shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware;
(b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to FDIC that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the FDIC shall grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation which are satisfactory to the FDIC. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the FDIC will grant an unconditional waiver of the voting restriction. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

STOCK PRICING

     The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank and the Company have retained FinPro to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $14,000, plus out-of-pocket expenses. The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro's liability results from its negligence or bad faith.

     An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the financial statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank, and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings associations and savings institutions located in the Bank's market area and the State of New York; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Bank's equity and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, FinPro has advised the Company and the Bank that, in its opinion, dated September 18, 1997, the estimated pro forma market value of the Common Stock ranged from a minimum of $41,225,000 to a maximum of $55,775,000 with a midpoint of $48,500,000. The Board of Trustees of the Bank held a meeting to review and discuss the original appraisal report prepared by FinPro. A representative of FinPro participated in the meeting to explain the contents of the appraisal report. In connection with its review of the reasonableness and adequacy of such appraisal consistent with NYBB and FDIC regulations and policies, the Board of Trustees reviewed the methodology that FinPro employed to determine the pro forma market value of the Common Stock and the appropriateness of the assumptions that FinPro used in determining this value.

     Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Trustees, the Board of Trustees has established the Estimated Price Range of $41,225,000 to $55,775,000, with a midpoint of $48,500,000 million, and the Company expects to issue between 4,122,500 and 5,577,500 shares of Common Stock. The Estimated Price Range may be amended with the approval of the Superintendent and FDIC (if required), if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally.

     THE VALUATION PREPARED BY FINPRO IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. FINPRO DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. The appraisal of FinPro may be inspected by any Eligible Account Holder at the Bank's main office located at 18 Oakland Avenue, Warwick, New York, during regular business hours of the Bank and the other locations specified under "Additional Information." Copies of the appraisal may also be requested by Eligible Account Holders; provided, however, that such Eligible Account Holders pay for all costs associated with the copying and transmittal of such appraisal.

     Following commencement of the Subscription Offering or Community Offering, if any, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 6,414,000 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank, Company, Superintendent and FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause FinPro to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription Offering and Community Offering, if any.

     If, based on FinPro's estimate, the pro forma market value of the Common Stock, as of the date that FinPro so confirms, is not more than 15% above the maximum and not less than the minimum of the Estimated Price Range then, (1) with the approval of the Superintendent and the FDIC, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased, pro rata to the increase or decrease in value, without resolicitation of subscriptions, to no more than 6,414,000 shares or no less than 4,122,500 shares, and (2) all shares purchased in the Subscription and Community Offerings will be purchased for the Purchase Price of $10.00 per share. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans which will be able to subscribe for such adjusted amount up to their 10% subscription. See "-- Limitations on Common Stock Purchases."

     If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Bank and the Company, after consulting with the Superintendent and the FDIC, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, draft or money order, extend or hold new Subscription and Community Offerings, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the Superintendent and the FDIC in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless such resolicitation is further extended by the Superintendent and the FDIC for periods of up to 60 days
not to extend beyond             , 1999.

     If all shares of Common Stock are not sold through the Subscription and Community Offerings, then the Bank and the Company expect to offer the remaining shares in a Syndicated Community Offering, which would occur as soon as practicable following the close of the Subscription Offering or Community Offering, if any, but may commence during the Subscription Offering and Community Offering, if any, subject to the prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "-- Syndicated Community Offering."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank, the Company, Superintendent and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause FinPro to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below, or more than 15% above, the Estimated Price Range would be subject to Superintendent and FDIC approval. If such confirmation is not received, the Bank may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or a Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the Superintendent and FDIC or take such other actions as permitted by the Superintendent and FDIC in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the Superintendent and FDIC. A resolicitation, if any, following the conclusion of the Subscription Offering or the Community Offering would not exceed 45 days, or if following the Syndicated Community Offering, 60 days, unless further extended by the Superintendent for
periods up to 60 days not to extend beyond           , 1999. If such
resolicitation is not effected, the Bank will return with interest all funds promptly at the Bank's passbook rate of interest on payments made by check, savings bank draft or money order.

     Copies of the appraisal report of FinPro, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the offices of the Bank and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED

     Depending upon market or financial conditions following the commencement of the Subscription Offering and Community Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers; provided, that the product of the total number of shares times the price per share is not below the minimum or more than 15% above the maximum of the Estimated Price Range, and the total number of shares to be issued in the Conversion is not less than 4,122,500 or greater than 5,577,500 (or 6,414,000 if the Estimated Price Range is increased by 15%).

     In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, if the Plan is not terminated by the Company and the Bank after consultation with the Superintendent and FDIC, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the Superintendent and FDIC. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans, which will be able to subscribe for such adjusted amount up to its 10% subscription. See "-- Limitations on Common Stock Purchases."

     An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and shareholders' equity on a per share basis while increasing pro forma net earnings and shareholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and shareholders' equity on a per share basis while decreasing pro forma net earnings and shareholder's equity on an aggregate basis. For a presentation of the effects of such changes see "Pro Forma Data."

     To fund the Foundation, the number of shares to be issued and outstanding as a result of the sale of Common Stock in the Conversion will be increased by a number of shares equal to 3% of the Common Stock sold in the Conversion. Assuming the sale of shares in the Offerings at the maximum of the Estimated Price Range, the Company will contribute 167,325 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 5,744,825 shares. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 2.9% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to depositors whose deposits in qualifying accounts in the Bank totaled $100 or more as of June 30, 1996 ("Eligible Account Holders") and then to the Employee Plans. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, non-transferable subscription rights to subscribe for in the Subscription Offering up to the greatest of (i) the amount permitted to be purchased in the Community Offering, which amount is currently $150,000 of the Common Stock offered, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases."

     In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make such Eligible Account Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also trustees or executive officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the one-year period preceding the Eligibility Record Date.

     Priority 2: The Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Employee Plans, including the ESOP, will receive, without payment therefor, second priority, non-transferable subscription rights to purchase up to 10% of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation, subject to the purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Common Stock Purchases." As an Employee Plan, the ESOP intends to purchase 8% of the shares to be issued in the Conversion, or 339,694 shares and 459,586 shares, based on the issuance of 4,122,500 shares and 5,577,500, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's trustees, officers, employees or associates thereof. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."

     Expiration Date for the Subscription Offering.  The Subscription Offering
will expire at 12:00 noon, Eastern Time, on           , 1997, unless extended
for an initial period of up to 45 days by the Bank or additional 60 day periods with the approval of the Superintendent and if necessary, the FDIC. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the Superintendent, all funds delivered to the Bank pursuant to the Subscription Offering will be returned with interest promptly to the subscribers and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Each such extension may not exceed 60 days, and such extensions, in the aggregate, may not
last beyond           , 1999.

     Persons in Non-qualified States or Foreign Countries. The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which the Company or the Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to, a request that the Company and the Bank or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Bank and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

COMMUNITY OFFERING

     Upon completion of the Subscription Offering, to the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders and the Employee Plans, the Bank will offer shares pursuant to the Plan in the Community Offering to certain members of the general public to whom a copy of this prospectus has been delivered, subject to the right of the Company and the Bank to accept or reject any such orders, in whole or in part, in its sole discretion. The Community Offering, if any, shall commence upon the completion of the Subscription Offering and shall terminate 14 days after the close of the Subscription Offering unless extended by the Bank and the Company, with the approval of the Superintendent and the FDIC, if necessary. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $150,000 of Common Stock subject to the maximum purchase limitation. See "-- Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $150,000 of Common Stock at the discretion of the Company and the Bank. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN THEIR DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE. IF THE COMPANY REJECTS A SUBSCRIPTION IN PART, THE SUBSCRIBER WILL NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF HIS OR HER SUBSCRIPTION.

     Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of subscribers in the Community Offering after completion of the Subscription and Community Offerings, such stock will be allocated first to each subscriber whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, unallocated shares will be allocated among such subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated.

MARKETING AND UNDERWRITING ARRANGEMENTS

     The Bank and the Company have engaged Sandler O'Neill as a financial and marketing advisor in connection with the offering of the Common Stock and Sandler O'Neill has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Bank and the Company, Sandler O'Neill will receive a fee for services provided in connection with the Offerings equal to 1.875% of the aggregate Purchase Price of Common Stock sold in the Offerings. No fees will be paid to Sandler O'Neill with respect to any shares of Common Stock purchased by any trustee, trustee emeritus, director, executive officer or employee of the Bank or the Company or members of their immediate families or the ESOP. In the event of a Syndicated Community Offering, Sandler O'Neill will negotiate with the Company for the receipt of an additional fee to be remitted to selected dealers under one or more selected dealer agreements to be entered into by Sandler O'Neill with certain dealers; provided, however, that the aggregate fees payable to Sandler O'Neill and any selected dealers in connection with any Syndicated Community Offering will not exceed 7% of the aggregate Purchase Price of the Common Stock sold in the Syndicated Community Offering. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees. Notwithstanding the foregoing, in the event the Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Sandler O'Neill will be entitled to reimbursement for its reasonable out-of-pocket expenses as described above. The Company and the Bank have agreed to indemnify Sandler O'Neill for costs and expenses in connection with certain claims or liabilities related to or arising out of the services to be provided by Sandler O'Neill pursuant to its engagement by the Bank and the Company as financial advisor in connection with the Conversion, including certain liabilities under the Securities Act. Total marketing fees to Sandler O'Neill are estimated to be $681 thousand and $951 thousand at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Sandler O'Neill will also perform proxy solicitation services, conversion agent services and records management services for the Bank in the Conversion and will receive a fee for these services of $12,500, plus reimbursement of reasonable out-of-pocket expenses.

     Directors, trustees and executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offerings in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 34-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 34-1, so as to permit officers, trustees, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the respective expiration dates for the Offerings, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will only be distributed with a Prospectus and a certification form requiring each prospective investor to acknowledge, among other things, that the shares of Common Stock are not insured by the Bank, the FDIC or any other governmental agency and that such prospective investor has received a copy of this Prospectus, which, among other things, describes the risks involved in the investment in the Common Stock.

     To purchase shares in the Subscription Offering and, if a Community Offering is held, the Community Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at its office by 12:00 Noon, Eastern Time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Company and Bank are not obligated to accept orders submitted on photocopied or facsimiled order forms and will not accept order forms unaccompanied by an executed certification form. The Company and the Bank have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders and other depositors are properly identified as to their stock purchase priorities, depositors must list all accounts on the stock order form giving all names in each account and the account numbers.

     Payment for subscriptions may be made (i) in cash if delivered in person to the office of the Bank, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, cashier's check or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion.

     If a subscriber authorizes the Bank to withdraw the amount of the purchase price from such subscriber's deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a passbook account and will earn interest at the passbook rate. Upon completion of the Conversion, funds withdrawn from depositors' accounts for stock purchases will no longer be insured by the FDIC.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but, rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to the Company from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed. The Company intends to provide such a loan to the ESOP.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES OF COMMON STOCK

     Prior to the completion of the Conversion, the NYBB conversion regulations prohibit any person with subscription rights (i.e., Eligible Account Holders) from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription Offering or the Community Offering, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company. There are no known agreements between Sandler O'Neill and any broker-dealer in connection with a possible Syndicated Community Offering. As an alternative to a Syndicated Community Offering, the Company and the Bank may instead elect to offer for sale such remaining shares to or through underwriters in a public offering, as described under "-- Public Offering Alternative." The Company and the Bank have reserved the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. If the Company or the Bank rejects an order in part, the subscriber will not have the right to cancel the remainder of his or her subscription. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "-- Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $150,000 of the Common Stock offered in the Conversion; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to a maximum purchase limitation of $150,000 of the Common Stock offered.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his or her shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his or her intent to purchase ("debit date") and on or before noon of the next business day following the debit date, will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date, in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his or her order.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the Superintendent and FDIC. Such extensions may not be beyond December 31, 1999. See "-- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

PUBLIC OFFERING ALTERNATIVE

     The Company anticipates that the shares of Common Stock will be sold in the Subscription Offering and, if necessary, in the Community Offering. However, shares of Common Stock not sold in the Subscription Offering or the Community Offering may, as an alternative to a Syndicated Community Offering as described above, be offered for sale by the Company to or through underwriters ("Public Offering"). Certain provisions restricting the purchase and transfer of Common Stock shall not be applicable to sales to underwriters for purposes of such Public Offering. Any such underwriter shall agree to purchase such shares from the Company with a view to reoffering them to the general public, use their best efforts to sell, for the account of the Company, such shares to the general public or a combination of the preceding two provisions, subject to certain terms and conditions described in the Plan. If the Public Offering is utilized, then the Company will amend the Registration Statement, of which this Prospectus is a part, to reflect the specific terms of such Public Offering alternative, including, without limitation, the terms of any underwriting agreements, commission structure and plan of distribution.

LIMITATIONS ON COMMON STOCK PURCHASES

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

        (1) No subscription for fewer than 25 shares will be accepted;

          (2) Each Eligible Account Holder may subscribe for and purchase Common Stock in the Subscription Offering in an amount up to the greater of (a) the amount permitted to be purchased in the Community Offering, currently $150,000 of the Common Stock offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (c) 15 times the product (rounded down to the net whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Conversion by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall limitation in (6) below;

          (3) The Employee Plans are permitted to purchase up to 10% of the shares of Common Stock issued in the Conversion and as an Employee Plan, the ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion, in each case, including shares to be issued to the Foundation;

          (4) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase Common Stock in the Community Offering in an amount up to $150,000 of the Common Stock offered in the Conversion subject to the overall limitation in (6) below;

          (5) Persons purchasing shares of Common Stock in the Syndicated Community Offering, or the Public Offering alternative (exclusive of underwriters), together with associates of and persons acting in concert with such persons, may purchase Common Stock in the Syndicated Offering in an amount up to $150,000 of the shares of Common Stock offered in the Conversion subject to the overall limitation in (9) below; provided, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases by such persons in the Syndicated Community Offering in applying $150,000 purchase limitation;

          (6) Eligible Account Holders and certain members of the general public may purchase stock in the Community Offering and Syndicated Community Offering or Public Offering alternative subject to the purchase limitations described in (4) and (5) above; provided, that, except for the Employee Plans, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered for sale in the Conversion; and

          (7) The directors and officers of the Bank and their associates in the aggregate, excluding purchases by the Employee Plans, may purchase up to 25% of shares offered for sale in the Conversion.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Eligible Account Holders of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the shares offered for sale in the Offering at the sole discretion of the Company and the Bank. It is currently anticipated that the overall maximum purchase limitation may be increased if, after a Community Offering, the Company has not received subscriptions for an aggregate amount equal to at least the minimum of the Estimated Price Range. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Board of Directors of the Company and the Board of Trustees of the Bank may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99% of the shares offered in the Offering; provided, that, orders for shares exceeding 5% of the shares being offered for sale in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Company and the Board of Trustees of the Bank and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan and described herein.

     The overall maximum purchase limitation may not be reduced to less than 1.0%; the individual amount permitted to be subscribed for in the Offerings, however, may be reduced by the Bank to less than $150,000 of the Common Stock offered. An individual Eligible Account Holder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered for sale, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limit for purchases in the Conversion.

     In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% ("Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfilled subscriptions of Eligible Account Holders; (ii) to fill the Employee Plans' subscription of up to 10% of the Adjusted Maximum number of shares; and (iii) to fill unfilled subscriptions in the Community Offering, each to the extent possible.

     The term "Associate" of a person is defined to mean: (i) any corporation or organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or is directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities;
(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any employee stock benefit plan maintained by the Company or the Bank in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by officers and directors and their Associates, the term "Associate" does not include any tax-qualified employee stock benefit plan; and
(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or the Bank. Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "-- Certain Restrictions on Purchase or Transfer of Shares After Conversion," "Management of the
Bank -- Subscriptions by Executive Officers and Directors" and "Restrictions on Acquisition of the Company and the Bank."

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

     All shares of Common Stock purchased in connection with the Conversion by a trustee or an executive officer of the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death or judicial declaration of incompetence of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company and the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Superintendent. This restriction does not apply, however, to the purchase of stock pursuant to the Stock Option Plan or the RRP to be established after the Conversion.

INTERPRETATION, AMENDMENT AND TERMINATION

     All interpretations of the Plan by the Board of the Bank will be final, subject to the authority of the Superintendent and FDIC. The Plan provides that, if deemed necessary or desirable by the Board of Trustees of the Bank, the Plan may be substantively amended prior to the solicitation of proxies from Eligible Account Holders by a vote of the Board of Trustees; amendment of the Plan thereafter requires the approval of the Superintendent and FDIC. The Plan will terminate if the sale of all shares of stock being offered pursuant to the Plan is not completed prior to 24 months after the date of the approval of the Plan by the Superintendent unless a longer time period is permitted by governing laws and regulations. The Plan may be terminated by a vote of the Board of Trustees of the Bank at any time prior to the Special Meeting, and thereafter by such a vote with the approval of the Superintendent and FDIC.

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

            RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

     The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, a Restated Organization Certificate and By-Laws to be adopted by Eligible Account Holders of the Bank. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Trustees of the Bank. See "The Conversion -- General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Certificate of Incorporation and By-Laws and in its management remuneration plans and agreements entered into in connection with the Conversion, together with provisions of the Delaware General Corporation Law ("DGCL"), may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Bank's Restated Organization Certificate and By-Laws and management remuneration plans and agreements entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and By-Laws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, that might have a potential "anti-takeover" effect. The Certificate of Incorporation and By-Laws of the Company are filed as exhibits to the Registration Statement, of which this Prospectus is a part, and the descriptions herein of such documents are qualified in their entirety by reference to such documents. A number of provisions of the Company's Certificate of Incorporation and By-Laws deal with matters of corporate governance and certain rights of shareholders. These provisions might have the effect of discouraging future takeover attempts which are not approved by the Board of Directors but which individual Company shareholders may deem to be in their best interests or in which shareholders may receive substantial premiums for their shares over then current market prices. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and By-Laws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and By-Laws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock ("Limit") shall be entitled or permitted to only one one-hundredth (1/100) of a vote with respect of each share held in excess of the Limit. Beneficial ownership of shares includes shares beneficially owned by such person or any of his affiliates, shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by the Company to be beneficially owned by such person and his affiliates. The Certificate of Incorporation further provides that this provision limiting voting rights may only be amended upon (i) the approval of the Board of Directors, and (ii) the affirmative vote of the holders of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and (iii) by the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Company entitled to vote thereon and, if the amendment is proposed by or on behalf of an Interested

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

Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof.

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the total number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and By-Laws provide that the size of the Board shall be determined by a majority of the directors but shall not be less than seven nor more than 20. The Certificate of Incorporation and the By-Laws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the affirmative vote of at least 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Company may be called only by resolution of at least three-fourths of the Board of Directors then in office or by the Chairman, if one has been elected by the Board, or the Chief Executive Officer of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of twenty million (20,000,000) shares of capital stock, consisting of fifteen million (15,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock ("Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the RRP and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plan, all of which, if implemented prior to the first anniversary of the Conversion, will be presented to shareholders for approval at a meeting of shareholders to be held no earlier than six months after completion of the Conversion.

     Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the Company's outstanding shares of voting stock not beneficially owned by an Interested Shareholder (as defined below) to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the

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

assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary or any employee benefit plan maintained by the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 5% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company other than on a pro rata basis to all shareholders; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof; (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Shareholder or Affiliate thereof; and (vi) the acquisition by the Company or its subsidiary of any securities of an Interested Shareholder or its Affiliates or Associates.

     The trustees and executive officers of the Bank are purchasing in the aggregate approximately 2.54% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation. Additionally, if, the proposed RRP and Stock Options Plan are implemented, the Company expects to acquire 4% of the Common Stock issued in the Conversion, including shares to be issued to the Foundation, on behalf of the RRP and expects to issue an amount equal to 10% of the Common Stock issued in the Conversion, including shares to be issued to the Foundation, under the Stock Option Plan to directors, executive officers and employees. As a result, assuming the RRP and Stock Option Plan are implemented, the directors, executive officers and employees have the potential to control the voting of approximately 25% of the Company's Common Stock, on a fully diluted basis at the maximum of the Estimated Price Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

     Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer to the Company from another party to (i) make a tender or exchange offer for any outstanding equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the shareholders of the Company, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Company and its subsidiaries and on the employees, customers, suppliers and creditors of the Company and its subsidiaries, and the effects on the communities in which the Company's and its subsidiaries' facilities are located. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     Amendment of Certificate of Incorporation and By-Laws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Company entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by any Interested Shareholder or Affiliate or Associate thereof, voting together as a single class. Furthermore, the Company's Certificate of Incorporation provides that provisions of the By-Laws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Absent these provisions, the DGCL provides that a corporation's certificate of incorporation and by-laws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Company's By-Laws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the shareholders. However, this authorization neither divests the shareholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

     Certain By-Law Provisions. The By-Laws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual shareholder meeting to give approximately 60 days notice in advance of the anniversary of the prior year's annual shareholders' meeting to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements and Employee Retention Agreements, the RRP and the Stock Option Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "Management of the Bank -- Employment Agreements," and "-- Benefits -- Stock Option Plan."

     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, By-Laws and management remuneration plans to be established are in the best interests of the Company and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It

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

is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interests of all shareholders.

DELAWARE CORPORATE LAW

     The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (a "DGCL Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became a DGCL Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became a DGCL Interested Shareholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming a DGCL Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became a DGCL Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the DGCL Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or By-Laws electing not to be governed by Section 203 of the DGCL. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S RESTATED ORGANIZATION CERTIFICATE AND BY-LAWS

     Although the Board of Trustees of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by the Banking Law and the conversion regulations of the NYBB to protect the interests of the converted Bank and its shareholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors -- Certain Anti-Takeover Provisions."

     In the event that the Company is not formed and the subscription rights are deemed to be subscriptions to purchase the common stock of the Bank, the provisions contained in the Restated Organization Certificate and By-Laws of the Bank, to be effective on the effective date of the Conversion, will govern corporate procedure and certain rights of shareholders. The anti-takeover effects of such provisions are generally similar to those described above for the Company, except that the issuance of any additional capital stock of the Bank would require the prior approval of the NYSBD, and the consent of the holders of two-thirds of the outstanding shares of capital stock of the Bank would be required prior to effecting a merger of, or certain acquisitions of assets by, the Bank.

     Limitation on Voting Rights. The Bank's Restated Organization Certificate will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or indirectly, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of this provision will not be counted as outstanding for voting purposes. This limitation shall not apply to
(a) any offer or sale with a view towards public resale made exclusively by the Bank to any underwriter acting on behalf of the Bank in connection with a public offering of the common stock of the Bank; (b) any corporation formed by the Bank in connection with its conversion from mutual to stock form to acquire all of the shares of stock of the Bank to be issued in connection with such conversion; or (c) any reclassification of securities (including any reverse stock split), or recapitalization of the Bank, or any merger or consolidation of the Bank with any of its subsidiaries or any other transaction or reorganization (including a transaction in which the Bank shall form a holding company) that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Bank's shareholders, other than pursuant to the exercise of any appraisal rights.

     In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's shareholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Restated Organization Certificate against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Restated Organization Certificate, the Bank's Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its shareholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company.

     Board of Directors. The Board of Directors of the Bank is divided into three classes, each of which shall contain approximately one-third of the total number of members of the Board of Directors. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The staggered terms of the Bank's Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion. In addition, shareholders will not be permitted to cumulate their votes in the election of directors.

     The Restated Organization Certificate and By-Laws of the Bank provide that any director, or the entire Board of Directors, may be removed at any time, but only for cause and only by the affirmative vote of at least 80% of the outstanding shares of voting stock. The Restated Organization Certificate and By-Laws of the Bank also provide that any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled by the shareholders of the Bank, except that vacancies not exceeding one-third of the entire Board of Directors may be filled by the affirmative vote of a majority of the directors then holding office.

     Preferred Stock. Although the Bank has no arrangements, understandings or plans at the present time, the Board of Directors believes that the availability of unissued shares of Preferred Stock will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Bank's Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Bank's Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Bank and its then existing shareholders.

     Shareholder Vote Required for Certain Business Combinations. The Bank's Restated Organization Certificate contains provisions requiring a higher shareholder vote for certain business combinations, which provisions are substantially identical to those contained in the Company's Certificate of Incorporation. See

"-- Restrictions in the Company's Certificate of Incorporation and
By-Laws -- Shareholder Vote Required to Approve Business Combinations with Principal Shareholders."

     Evaluation of Offers. The Restated Organization Certificate of the Bank also provides that the Board of Directors of the Bank, when evaluating any offer to the Bank or to the shareholders of the Bank from another party relating to a change or potential change in control of the Bank, including, without limitation, any offer to (a) purchase for cash or exchange any securities or property for any outstanding equity securities of the Bank, (b) merge or consolidate the Bank with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Bank, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Bank and its shareholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, (1) both the long-term and the short-term interests of the Bank and its shareholders and (2) the effects that the Bank's actions may have in the short-term or in the long-term upon any of the following: (i) the prospects for potential growth, development, productivity and profitability of the Bank; (ii) the Bank's current employees; (iii) the Bank's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Bank; (iv) the Bank's customers and creditors; and (v) the ability of the Bank to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which is does business. By having these standards in the Restated Organization Certificate, the Board of Directors of the Bank may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of the Bank, even if the price offered is significantly greater than the then market price of any equity security of the Bank.

     Amendment of Restated Organization Certificate and By-Laws. The Bank's Restated Organization Certificate provides that certain provisions of the Restated Organization Certificate may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors, or (ii) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of capital stock entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof.

     In addition, provisions of the By-Laws of the Bank that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

REGULATORY RESTRICTIONS

     New York State Banking Board Conversion Regulations. NYBB regulations prohibit any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the Common Stock to be issued upon their exercise. The NYBB regulations also prohibit any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock. See "The Conversion -- Restrictions on Transfer of Subscription Rights and Shares." For one year following the Conversion, NYBB regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except with the prior approval of the Superintendent.

     New York State Change in Bank Control Regulation. Under the Banking law, the prior approval of the NYBB is required before any action is taken that causes any company to acquire direct or indirect control of a banking institution. For this purpose, the term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing business in New York, and an individual or combination of individuals acting in concert and residing or doing business in New York. Control is presumed to exist if any company directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company that owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company that owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution. Accordingly, prior approval of the NYBB would be required before any company could acquire 10% or more of the Common Stock of the Company.

     New York State Bank Holding Company Regulation. Under the Banking Law, the prior approval of the NYBB is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. See "Regulation and Supervision -- Holding Company Regulation -- New York Bank Company Regulation." Accordingly, the prior approval of the NYBB would be required before any bank holding company, as defined under the Banking Law, could acquire 5% or more of the Common Stock of the Company.

     Federal Change in Bank Control Act. Under the CBCA and the FRB's regulations thereunder, a person is required to give 60 days' prior written notice to the FRB before acquiring control of a bank holding company. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "person" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (i) the company's shares are registered pursuant to Section 12 of the Exchange Act or (ii) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The CBCA and the FRB's regulations authorize the FRB to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the FRB would be required under the CBCA before any person could acquire 10% or more of the Common Stock of the Company.

     Federal Bank Holding Company Act. Under the BHCA and the FRB's regulations thereunder, any company seeking to acquire control of a bank or bank holding company, must acquire the prior written approval of the FRB. For this purpose, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain FRB approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the FRB under the BHCA is not subject to the notice requirements of the Change in Bank Control Act of 1978. Accordingly, the prior approval of the FRB under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the Common Stock of the Company and (b) before any other company could acquire 25% or more of the Common Stock of the Company.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue fifteen million (15,000,000) shares of Common Stock having a par value of $.01 per share and five million (5,000,000) shares of Preferred Stock having a par value of $.01 per share. The Company currently expects to issue 5,577,500 shares of Common Stock (or 6,414,000 in the event of an increase of 15% in the Estimated Price Range) and does not expect to issue any shares of Preferred Stock. Except as discussed above in "Restrictions on Acquisition of the Company and the Bank," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the common stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable. THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation and Supervision." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% or two-thirds shareholder vote. See "Restrictions on Acquisition of the Company and the Bank."

     As a New York mutual savings bank, corporate powers and control of the Bank are vested in its Board of Trustees, who elect the officers of the Bank and who fill any vacancies on the Board of Trustees as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which owner will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders (see "The Conversion -- Effects of Conversion -- Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of the liquidation or dissolution of the Company.

     Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unsolicited takeover or attempted change in control.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

     The Restated Organization Certificate of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of fifteen million (15,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share, which Preferred Stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Except as discussed above in "Restrictions on Acquisition of the Company and the Bank," each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Restated Organization Certificate without the approval of the Bank's shareholders, except to the extent that such approval is required by governing law. All of the issued and outstanding common stock of the Bank (which is currently expected to be 1,000 shares) will be held by the Company as the Bank's sole shareholder. THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     Dividends. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation -- Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     Voting Rights. Immediately after the Conversion, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Bank -- Anti-Takeover Effects of the Company's Articles of Incorporation and By-Laws and Management Remuneration Plans Adopted in Conversion."

     Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of its common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

     Preemptive Rights and Redemption. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

PREFERRED STOCK

     None of the shares of the Bank's authorized preferred stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Registrar and Transfer Company.

                                    EXPERTS

     The financial statements of the Bank as of May 31, 1997 and 1996 and for each of the years in the three-year period ended May 31, 1997, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     FinPro has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                               OTHER INFORMATION

     In October of 1996, the Bank's Board of Trustees decided to retain Arthur Andersen LLP as its independent public accountants and dismissed the Bank's former auditors. The former auditors' report on the Bank's balance sheet as of May 31, 1996 does not cover the balance sheet of the Bank included in this Prospectus. Such report did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Bank's balance sheet as of May 31, 1996, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Bank had not consulted with Arthur Andersen LLP regarding accounting principles.

                             LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the federal and state income tax consequences of the Conversion will be passed upon for the Bank and the Company by Thacher Proffitt & Wood, New York, New York, special counsel to the Bank and the Company. Certain legal matters will be passed upon for Sandler O'Neill by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC the Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. Such information is also available on the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System at the SEC's website, www.sec.gov.

     The Bank has filed an application for conversion with the Superintendent and FDIC. Pursuant to the rules and regulations of the Superintendent, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the Superintendent, Two Rector Street, New York, New York 10006.

     The Company has filed with the FRB an application to become a bank holding company. This Prospectus omits certain information contained in such application. Such application may be inspected at the offices of the Federal Reserve Bank of New York, 59 Maiden Lane, New York, New York 10045.

     In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the FDIC under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

     Copies of the Certificate of Incorporation and the By-Laws of the Company and the Restated Organization Certificate and By-Laws of the Bank are available without charge from the Bank upon written or oral request.

                         INDEX TO FINANCIAL STATEMENTS

                            THE WARWICK SAVINGS BANK

                                                                                         PAGE
                                                                                         -----
Report of Independent Public Accountants..............................................   F-2
Financial Statements:
  Consolidated Statements of Financial Condition as of May 31, 1997 and 1996..........   F-3
  Consolidated Statements of Income for Each of the Years in the Three-Year Period
     Ended May 31, 1997...............................................................   37
  Consolidated Statements of Changes in Net Worth for Each of the Years in the
     Three-Year Period Ended May 31, 1997.............................................   F-4
  Consolidated Statements of Cash Flows for Each of the Years in the Three-Year Period
     Ended May 31, 1997...............................................................   F-5
Notes to Consolidated Financial Statements............................................   F-6

     All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of Warwick Community Bancorp, Inc. have been omitted, because Warwick Community Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Examining Committee of
The Warwick Savings Bank:

     We have audited the accompanying consolidated statements of financial condition of The Warwick Savings Bank and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, changes in net worth and cash flows for each of the years in the three-year period ended May 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Warwick Savings Bank and subsidiaries as of May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 11 to the consolidated financial statements, the Bank changed its method of accounting for certain postretirement benefit costs in fiscal 1995 upon adoption of Statement of Financial Accounting Standards No. 106. Also, as discussed in Notes 1 and 7 to the consolidated financial statements, in fiscal 1996, the Bank changed its method of accounting for mortgage servicing rights upon adoption of Statement of Financial Accounting Standards No. 122.

                                          [Andersen Sig.]

New York, New York
July 30, 1997

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             MAY 31, 1997 AND 1996

                                                                        1997           1996
                                                                    ------------   ------------
  ASSETS
  ASSETS:
    Cash on hand and in banks.....................................  $ 10,366,711   $  7,101,510
    Federal funds sold............................................     1,315,000             --
    Securities --
       Trading, at fair value.....................................            --      1,933,694
       Available-for-sale, at fair value..........................   120,301,288    135,232,414
       Held-to-maturity, at amortized cost (fair value of
         $6,116,184 in 1997 and $7,087,692 in 1996)...............     6,091,684      7,117,468
                                                                    ------------   ------------
            Total securities......................................   126,392,972    144,283,576
                                                                    ------------   ------------
    Mortgage loans, net...........................................    97,440,203     71,941,908
    Mortgage loans held-for-sale..................................     4,831,500      5,053,892
    Other loans, net..............................................    36,051,438     31,901,679
    Mortgage servicing rights.....................................       835,079        669,945
    Accrued interest receivable...................................     2,096,627      1,942,185
    Federal Home Loan Bank stock..................................     1,731,300      1,178,100
    Bank premises and equipment, net..............................     2,425,831      2,539,141
    Other real estate owned, net..................................       223,782        330,140
    Other assets..................................................     2,834,743      7,110,877
                                                                    ------------   ------------
            Total assets..........................................  $286,545,186   $274,052,953
                                                                    ============   ============
  LIABILITIES AND NET WORTH
  LIABILITIES:
    Deposits......................................................  $221,211,137   $232,965,276
    Mortgage escrow funds.........................................     1,397,584      1,252,416
    Securities sold under agreements to repurchase................    23,090,000      4,700,000
    Federal Home Loan Bank advances...............................     5,250,000      3,600,000
    Accrued expenses and other liabilities........................     7,482,034      6,764,788
                                                                    ------------   ------------
            Total liabilities.....................................   258,430,755    249,282,480
                                                                    ------------   ------------
  COMMITMENTS AND CONTINGENCIES (Note 14)

  NET WORTH:
    Surplus.......................................................     6,025,846      6,025,846
    Undivided profits.............................................    21,468,663     18,603,160
    Net unrealized gain on securities, net of taxes...............       619,922        141,467
                                                                    ------------   ------------
       Total net worth............................................    28,114,431     24,770,473
                                                                    ------------   ------------
            Total liabilities and net worth.......................  $286,545,186   $274,052,953
                                                                    ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CHANGES IN NET WORTH
               (FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995)

                                                                         UNREALIZED
                                                                        APPRECIATION
                                                                       (DEPRECIATION)
                                                                       ON SECURITIES
                                                        UNDIVIDED        AVAILABLE-
                                         SURPLUS         PROFITS       FOR-SALE, NET         TOTAL
                                        ----------     -----------     --------------     -----------
BALANCE, May 31, 1994.................  $6,025,846     $16,633,815       $ (750,013)      $21,909,648
  Net income..........................          --         503,765               --           503,765
  Unrealized appreciation
     (depreciation) on securities
     available-for-sale, net..........          --              --          662,725           662,725
                                        ----------     -----------        ---------       -----------
BALANCE, May 31, 1995.................   6,025,846      17,137,580          (87,288)       23,076,138
  Net income..........................          --       1,465,580               --         1,465,580
  Unrealized appreciation
     (depreciation) on securities
     available-for-sale, net..........          --              --          228,755           228,755
                                        ----------     -----------        ---------       -----------
BALANCE, May 31, 1996.................   6,025,846      18,603,160          141,467        24,770,473
  Net income..........................          --       2,865,503               --         2,865,503
  Unrealized appreciation
     (depreciation) on securities
     available-for-sale, net..........          --              --          478,455           478,455
                                        ----------     -----------        ---------       -----------
BALANCE, May 31, 1997.................  $6,025,846     $21,468,663       $  619,922       $28,114,431
                                        ==========     ===========        =========       ===========

 The accompanying notes are an integral part of these consolidated statements.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MAY 31, 1997, 1996 AND 1995

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................  $  2,865,503   $  1,465,580   $    503,765
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Cumulative effect of change in accounting
       principle.....................................            --             --        645,184
     Depreciation....................................       459,171        428,008        381,190
     Amortization of premium on investment
       securities....................................       264,120        497,342        848,222
     Accretion of discount on investment
       securities....................................      (189,667)      (509,755)      (204,763)
     Net (increase) decrease in accrued interest
       receivable....................................      (154,589)       140,166       (102,179)
     Net (increase) decrease in mortgage servicing
       rights and other assets.......................     4,111,000     (2,165,524)    (3,051,086)
     Provision for loan losses.......................       130,000        140,000        261,000
     Net (gain) loss on sales of loans...............      (137,403)      (118,807)       (14,107)
     Net (gain) loss on sale of securities...........      (816,304)      (356,266)       428,611
     Net increase (decrease) in accrued interest
       payable.......................................        10,496       (174,460)       530,548
     Net increase (decrease) in accrued expenses and
       other liabilities.............................       706,750      1,539,027       (580,955)
                                                       ------------   ------------   ------------
          Net cash provided by (used in) operating
            activities...............................     7,249,077        885,311       (354,570)
                                                       ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities and calls of securities...    12,424,922     39,576,296     12,067,351
  Purchases of securities............................   (70,743,474)  (108,398,408)   (33,758,984)
  Proceeds from sales of trading securities and
     securities available-for-sale...................    66,376,202     31,727,463     13,855,143
  Principal repayments from mortgage-backed
     securities......................................    10,469,393      3,637,431      3,421,464
  Purchases of Federal Home Loan Bank Stock..........      (553,200)      (267,600)      (910,500)
  Net (increase) decrease in loans...................   (29,187,635)    14,537,389    (14,608,051)
  Purchases of banking premises and equipment, net...      (240,610)        60,174       (201,060)
                                                       ------------   ------------   ------------
          Net cash used in investing activities......   (11,454,402)   (19,127,255)   (20,134,637)
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits................   (11,649,533)      (882,800)    21,684,849
  Net increase (decrease) in mortgage escrow funds...       395,059      3,051,380        305,796
  Increase in borrowed funds.........................    20,040,000      8,300,000             --
                                                       ------------   ------------   ------------
          Net cash provided by financing
            activities...............................     8,785,526     10,468,580     21,990,645
                                                       ------------   ------------   ------------
          Increase (decrease) in cash and cash
            equivalents..............................     4,580,201     (7,773,364)     1,501,438
CASH AND CASH EQUIVALENTS, beginning of year.........     7,101,510     14,874,874     13,373,436
                                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of year...............  $ 11,681,711   $  7,101,510   $ 14,874,874
                                                       ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for --
     Interest on deposits and borrowed funds.........  $  9,365,666   $  8,891,558   $  6,297,235
     Income taxes....................................     2,117,500             --      1,481,740
  Reclassification from held-to-maturity to
     available-for-sale .............................            --     26,180,452             --

 The accompanying notes are an integral part of these consolidated statements.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a description of the significant accounting policies followed by The Warwick Savings Bank and subsidiaries (the "Bank") in the preparation of its consolidated financial statements:

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries, Warsave Development Co., Inc., WSB Financial Services, Inc., and WSB Mortgage Company of New Jersey, Inc., and are prepared on the accrual basis. All significant intercompany balances and transactions are eliminated in consolidation.

  Use of Estimates in the Preparation of Financial Statements

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statements of financial condition. The same is true of revenues and expenses reported for the period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Bank generally considers short-term instruments, with original maturities of three months or less, measured from their acquisition date, and highly liquid instruments readily convertible to known amounts of cash to be cash equivalents.

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds sold are sold for one-day periods.

  Securities

     The Bank classifies its securities as trading securities, available-for-sale securities, or held-to-maturity securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term, and securities classified as held-to-maturity consist of debt securities for which the Bank has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities considered neither trading nor held-to-maturity are classified as available-for-sale securities and are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of net worth (net of related deferred taxes). Trading securities are carried at fair value with unrealized gains and losses included in earnings.

     Federal Home Loan Bank stock is considered restricted stock under SFAS No. 115 and, accordingly, is carried at cost.

     In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report on the implementation of SFAS No. 115. This special report provided an opportunity for a one-time reassessment of an institution's classification of securities as of a single measurement date between November 15, 1995 and December 31, 1995. In December 1995, the Bank transferred $26,180,452 of U.S. Government agency securities and other securities to available-for-sale from the held-to-maturity portfolio.

  Loans

     Loans are stated at the principal amount outstanding, net of unearned income. Loans are placed on nonaccrual status when management has determined that the borrower will be unable to meet contractual principal or interest obligations or when unsecured interest or principal payments are 90 days past due. When a

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES loan is classified as nonaccrual, the recognition of interest income ceases. Interest previously accrued and remaining unpaid is reversed against income. Cash payments received are applied to principal and interest income is not recognized unless management determines that the financial condition and payment record of the borrower warrant the recognition of income.

  Allowance for Loan Losses

     The allowance for loan losses is based upon management's periodic evaluation of the loan portfolio under current economic conditions, considering factors such as the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, and the estimated value of the underlying collateral. Establishing the allowance for loan losses involves significant management judgment, utilizing the best available information at the time of review. Those judgments are subject to further review by various sources, including the Bank's regulators. While management estimates loan losses using the best available information, future adjustments to the allowance may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," was adopted by the Bank in fiscal 1995. Such change in accounting was not material to the consolidated financial statements. SFAS 114 defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Bank applies the impairment criteria to all loans, except for large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. Income recognition and charge-off policies were not changed as a result of this statement. At May 31, 1997 and 1996, in addition to the nonaccrual loans discussed in Notes 4 and 5, there were $504,265 and $25,600, respectively, of loans identified by the Bank as impaired, as defined under SFAS No. 114 with no related reserves for losses.

  Mortgage Loans Held-for-Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, with net unrealized losses (if any) reported in earnings. Realized gains and losses on sales of loans are based on the cost of the specific loans sold.

  Loan Origination Fees and Related Costs

     Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the level-yield method over the contractual life of the loans. Unamortized fees and costs on loans sold or prepaid prior to contractual maturity are recognized as an adjustment to income in the year such loans are sold or prepaid.

  Mortgage Servicing Rights

     In fiscal 1996, the Bank prospectively adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others; however, those servicing rights are acquired. As a result of adopting SFAS No. 122, the Bank capitalized $443,739 of originated mortgage servicing rights during fiscal 1996. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which is effective for transactions occurring after December 31, 1996 (as amended by SFAS No. 127) and which supersedes SFAS No. 122. This standard requires that, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes financial assets when control has been surrendered.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

     The cost of mortgage servicing rights (purchased or originated rights with related loans sold) is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the servicing rights are stratified based on the following predominant risk characteristics of the underlying loans: (a) loan type and (b) origination or securitization date.

  Bank Premises and Equipment

     Bank premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Equipment under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Repairs and maintenance, as well as renewals and replacements of a routine nature, are expensed while costs incurred to improve or extend the life of existing assets are capitalized.

  Other Real Estate Owned

     Other real estate owned ("OREO") represents properties acquired through legal foreclosure. Prior to transferring a real estate loan to OREO, the loan is written down to the lower of the recorded investment in the loan or the fair value of the property. Any resulting write-downs are charged to the allowance for loan losses. Thereafter, the property is carried at the lower of cost or fair value less costs to sell, with any adjustments recorded as an increase or decrease to the allowance for losses on OREO.

  Interest Income

     Interest income includes interest income on loans and investment securities and dividend income received on investment securities.

     The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates and the economic factors beyond its control. Decreases in the Bank's average interest rate spread could adversely affect the Bank's net interest income.

  Net Worth

     The surplus fund primarily represents accumulated mandatory transfers from undivided profits required by New York State banking regulations. Such mandatory transfers are computed as 10% of "net earnings" as defined, and are required in each calendar year quarter so long as the net worth of the Bank is less than 10% of the amount due depositors.

  Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax effects attributable to "temporary differences" (differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) and tax loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income in the period that includes the enactment date of the change.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

  Postretirement Benefits Other Than Pensions

     The Bank changed its method of accounting for the cost of postretirement health care and life insurance benefits in fiscal 1995 upon adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect of this accounting change was fully recognized as a liability in fiscal 1995 equal to the full amount of the Bank's accumulated benefit obligation. Under SFAS No. 106, the cost of postretirement health care and life insurance benefits is recognized on an accrual basis as such benefits are earned by active employees. Prior to fiscal 1995, the Bank recognized the cost of these benefits on a pay-as-you-go (cash) basis.

  New Accounting Pronouncements

     In March 1995, the FASB issued SFAS No. 121, entitled, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996.

     The adoption of SFAS Nos. 121 and 125 did not have a material effect on the Bank's financial statements.

     In March 1997, the FASB issued SFAS No. 128 "Earnings per Share." SFAS No. 128 specifies the computations, presentation, and disclosure requirements for Earnings per Share by all entities with publicly held common stock or potential stock. SFAS 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings per Share." SFAS No. 128 is effective for financial statements for interim and annual periods ending after December 15, 1997.

     In March 1997, the FASB also issued SFAS No. 129 "Disclosure of Information about Capital Structure." SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 does not change disclosure requirements for the Bank.

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." These statements are effective for fiscal years beginning after December 15, 1997 and restatement of financial statements or information for earlier periods provided for comparative purposes is required. The provisions of these statements will not affect the Bank's results of operations or financial condition.

2.  SUBSEQUENT EVENT -- CONVERSION TO STOCK FORM OF OWNERSHIP

     On July 10, 1997, the Board of Trustees adopted a proposed Plan of Conversion ("Plan") to convert the Bank from a New York mutual savings bank to a New York stock savings bank and to become a wholly owned subsidiary of a new Delaware corporation ("Company") to be organized at the direction of the Bank. Pursuant to the Plan, the Company will issue and offer for sale certain shares of its common stock and use up to 50% of the net proceeds of such sale to acquire all of the capital stock of the Bank. The proposed transaction is subject to the approval of the Superintendent of Banks of New York State and of the Federal Deposit Insurance Corporation, as well as to a vote of Bank's Eligible Account Holders (depositors of the Bank having a deposit of at least $100 as of June 30, 1996). In addition, the Company will file a registration statement with the Securities and Exchange Commission ("SEC") with respect to the offering of its common stock and will seek

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES the permission of the Federal Reserve Board ("FRB") to acquire the stock of the Bank to be issued upon the Bank's conversion.

     At the time of conversion, the Bank will establish a liquidation account in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

     The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

     Pursuant to the Plan, the Company intends to establish a Charitable Foundation, Employee Stock Ownership Plan (ESOP), Stock Option Plan, Recognition and Retention Plan, and Employment and Retention Agreements as discussed below.

     The Company proposes to fund the Charitable Foundation by contributing to the Charitable Foundation, immediately following the conversion, a number of shares of authorized but unissued shares of the Common Stock equal to 3% of Common Stock sold in the Offering. Such contribution, once made, will not be recoverable by the Company or the Bank. The Company will recognize the full expense equal to the fair value of the stock, in the amount of the contribution in the quarter in which it occurs. Such expense will reduce earnings and have a material impact on the Company's and the Bank's earnings for such quarter and for the year.

     The Company plans to set up an ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Bank. It is planned that 8% of the shares of Common Stock sold in the Offering will be purchased by the ESOP with funds loaned by the Company. The Company and the Bank intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

     Following consummation of the conversion, the Company intends to adopt a Stock Option Plan and a Recognition and Retention Plan, pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% and 4%, respectively, of the Common Stock issued in the conversion for issuance pursuant to stock options and stock appreciation rights and stock. The Stock Option Plan and Recognition and Retention Plan will not be implemented prior to receipt of stockholder approval of the Plan.

     Upon consummation of the conversion, the Company and the Bank intend to enter into employment agreements with certain senior management personnel and retention agreements with other key employees.

     Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be charged as an expense. As of July 30, 1997, no conversion costs had been incurred.

     The conversion will not affect the terms of any loans held by borrowers of the Bank or the balances, interest rates, federal deposit insurance or maturities of deposit accounts at the Bank.

     A registration statement relating to the securities of the Company has not yet been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective, and the offering of these securities will be made only by means of a prospectus to be included in such registration statement.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

3.  SECURITIES

     A summary of securities at May 31, 1997 and 1996 follows:

                                                                    1997
                                           -------------------------------------------------------
                                                             GROSS         GROSS
                                            AMORTIZED      UNREALIZED    UNREALIZED    ESTIMATED
                                               COST          GAINS        LOSSES       FAIR VALUE
                                           ------------    ----------    ---------    ------------
Securities available-for-sale:
  Debt securities --
     U.S. Government and agency
       obligations........................ $ 29,901,648    $  160,787    $ (40,877)   $ 30,021,558
     Public utilities.....................      999,340            --       (7,710)        991,630
     Industrial and financial.............    6,991,615        51,779       (5,700)      7,037,694
     Collateralized mortgage
       obligations........................    2,695,832            --      (11,354)      2,684,478
     Mortgage-backed securities...........   72,811,663       770,367     (310,970)     73,271,060
                                           ------------    ----------    ----------   ------------
          Total debt securities...........  113,400,098       982,933     (376,611)    114,006,420
  Preferred stock.........................      203,518         1,011          (29)        204,500
  Mutual fund shares......................    5,597,002       493,366           --       6,090,368
          Total securities
            available-for-sale............  119,200,618     1,477,310     (376,640)    120,301,288
                                           ------------    ----------    ----------   ------------
Securities held-to-maturity:
  U.S. Government and agency
     obligations..........................    5,684,812        38,720      (16,932)      5,706,600
  Obligations of state and political
     subdivisions.........................      406,872         2,712           --         409,584
                                           ------------    ----------    ----------   ------------
     Total securities held-to-maturity....    6,091,684        41,432      (16,932)      6,116,184
                                           ------------    ----------    ----------   ------------
          Total securities................ $125,292,302    $1,518,742    $(393,572)   $126,417,472
                                           ============    ==========    ==========   ============

                                                                    1996
                                          ---------------------------------------------------------
                                                            GROSS          GROSS
                                           AMORTIZED      UNREALIZED    UNREALIZED      ESTIMATED
                                              COST          GAINS         LOSSES        FAIR VALUE
                                          ------------    ----------    -----------    ------------
Trading securities -- mortgage-backed
  securities............................. $  1,991,573    $       --    $   (57,879)   $  1,933,694
                                          ------------    ----------    -----------    ------------
Securities available-for-sale:
  Debt securities --
     U.S. Government and agency
       obligations.......................   37,012,296       150,946       (241,698)     36,921,544
     Public utilities....................    2,126,095            --        (31,218)      2,094,877
     Industrial and financial............   11,991,242       106,420        (26,147)     12,071,515
     Canadian Government.................    2,085,660         4,320             --       2,089,980
     Collateralized mortgage
       obligations.......................    4,973,345         5,372        (28,767)      4,949,950
     Mortgage-backed securities..........   67,663,132     1,081,310       (737,460)     68,006,982
                                          ------------    ----------    -----------    ------------
          Total debt securities..........  125,851,770     1,348,368     (1,065,290)    126,134,848
  Preferred stock........................      305,420            --        (28,545)        276,875
  Mutual fund shares.....................    8,636,261       239,549        (55,119)      8,820,691
                                          ------------    ----------    -----------    ------------
          Total securities
            available-for-sale...........  134,793,451     1,587,917     (1,148,954)    135,232,414
                                          ------------    ----------    -----------    ------------
Securities held-to-maturity:
  U.S. Government and agency
     obligations.........................    6,603,426        38,434        (73,914)      6,567,946
  Obligations of state and political
     subdivisions........................      431,542         5,704             --         437,246
  Public utilities.......................       82,500            --             --          82,500
                                          ------------    ----------    -----------    ------------
     Total securities held-to-maturity...    7,117,468        44,138        (73,914)      7,087,692
                                          ------------    ----------    -----------    ------------
          Total securities............... $143,902,492    $1,632,055    $(1,280,747)   $144,253,800
                                          ============    ==========    ===========    ============

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

     A summary of the carrying value of debt securities at May 31, 1997 by contractual maturity is shown below. Actual maturities may differ from contractual maturities because certain security issuers may have the right to call or prepay their obligations.

                                                          AFTER ONE    AFTER FIVE
                                            ONE YEAR       THROUGH       THROUGH      AFTER TEN
                                             OR LESS     FIVE YEARS     TEN YEARS       YEARS         TOTAL
                                           -----------   -----------   -----------   -----------   ------------
Available-for-sale --
  U.S. Government and agency
    obligations..........................  $ 4,340,688   $ 7,651,440   $18,029,430   $        --   $ 30,021,558
  Public utilities.......................           --       991,630            --                      991,630
  Industrial and financial...............    4,998,600     1,279,231       759,863            --      7,037,694
  Collateralized mortgage obligations....    1,982,980        16,635       684,863            --      2,684,478
  Mortgage-backed securities.............    8,743,499     5,841,923     1,555,406    57,130,232     73,271,060
                                           -----------   -----------   -----------   -----------   ------------
         Total available-for-sale........  $20,065,767   $15,780,859   $21,029,562   $57,130,232   $114,006,420
                                           ===========   ===========   ===========   ===========   ============
Held-to-maturity --
  U.S. Government and agency.............  $    65,111   $ 5,619,701   $        --   $        --   $  5,684,812
  Obligations of state and political
    subdivisions.........................      299,986       106,886            --            --        406,872
                                           -----------   -----------   -----------   -----------   ------------
         Total held-to-maturity..........  $   365,097   $ 5,726,587   $        --   $        --   $  6,091,684
                                           ===========   ===========   ===========   ===========   ============

     Proceeds from sales of securities (trading and available-for-sale) are summarized as follows:

                                                              YEARS ENDED MAY 31
                                                  -------------------------------------------
                                                     1997            1996            1995
                                                  -----------     -----------     -----------
    Proceeds from sales.........................  $66,376,202     $31,727,463     $13,855,143
    Gross gains on sales........................  $ 1,046,199     $   545,577     $     2,759
    Gross losses on sales.......................  $   229,895     $   189,311     $   431,370

     No securities held-to-maturity were sold during the three years ended May 31, 1997.

4.  MORTGAGE LOANS

     A summary of mortgage loans at May 31, 1997 and 1996 follows:

                                                                   1997            1996
                                                               ------------     -----------
    Conventional 1 - 4 family residential loans originated...  $ 79,096,961     $58,942,371
    Conventional 1 - 4 family residential loans purchased....     2,706,457       2,993,821
    Loans partially guaranteed by VA or insured by FHA.......       748,520         375,572
    Home equity loans........................................    13,449,077      11,040,096
    Construction loans.......................................     4,109,840         961,187
                                                                -----------     -----------
                                                                100,110,855      74,313,047
    Undisbursed portion of construction loans................    (2,117,833)     (1,838,169)
    Net deferred loan fees...................................      (328,740)       (139,923)
    Allowance for loan losses................................      (224,079)       (393,047)
                                                                -----------     -----------
                                                               $ 97,440,203     $71,941,908
                                                                ===========     ===========

     The Bank has sold certain conventional mortgage loans without recourse and has retained the related servicing rights. The remaining principal balances of mortgage loans serviced for others, which are not included in the accompanying consolidated financial statements, were approximately $122,311,000 and $100,016,000 at May 31, 1997 and 1996, respectively.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

     Mortgage loans in arrears three months or more were approximately $1,214,000 and $692,000 at May 31, 1997 and 1996, respectively. Mortgage loans on nonaccrual status at May 31, 1997 and 1996 were approximately $1,111,000 and $582,000, respectively. Interest income that would have been recorded if the loans had been performing in accordance with their original terms aggregated approximately $93,000, $54,000 and $88,000 during the years ended May 31, 1997, 1996 and 1995, respectively.

     During fiscal 1996, the Bank securitized approximately $70 million of mortgage loans, which were reinvested in Fannie Mae's Mortgage-Backed Securities Program.

5.  OTHER LOANS

     A summary of other loans at May 31, 1997 and 1996 follows:

                                                               1997            1996
                                                            -----------     -----------
        Commercial........................................  $23,417,939     $19,384,969
        Automobile........................................    7,738,516       7,495,811
        Student...........................................    1,331,569       1,532,747
        Credit card.......................................    1,334,548       1,195,377
        Other consumer loans..............................    3,053,852       3,102,389
                                                            -----------     -----------
                                                             36,876,424      32,711,293
        Net deferred loan fees............................      182,590         102,104
        Allowance for loan losses.........................   (1,007,576)       (911,718)
                                                            -----------     -----------
                                                            $36,051,438     $31,901,679
                                                            ===========     ===========

     Commercial loans in arrears three months or more were approximately $121,000 and $58,000 at May 31, 1997 and 1996, respectively. Commercial loans on nonaccrual status at May 31, 1997 and 1996 were approximately $26,000 and $51,000, respectively. Consumer loans in arrears three months or more were approximately $96,000 and $113,000 at May 31, 1997 and 1996, respectively.

6.  ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is as follows:

                                                            YEARS ENDED MAY 31
                                                 ----------------------------------------
                                                    1997           1996           1995
                                                 ----------     ----------     ----------
        Balance at beginning of period.........  $1,304,765     $1,206,486     $  908,915
          Provision for loan losses............     130,000        140,000        261,000
          Charge-offs..........................    (213,042)      (149,877)      (108,379)
          Recoveries...........................       9,932        108,156        144,950
                                                 ----------     ----------     ----------
        Balance at end of period...............  $1,231,655     $1,304,765     $1,206,486
                                                 ==========     ==========     ==========

7.  MORTGAGE SERVICING RIGHTS

     Mortgage servicing rights as of May 31, 1997 and 1996 consist of the following:

                                                                   1997         1996
                                                                 --------     --------
        Mortgage Servicing Rights..............................  $885,992     $681,004
          Less -- Accumulated amortization.....................   (50,913)     (11,059)
                                                                 --------     --------
                                                                 $835,079     $669,945
                                                                 ========     ========

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

     The Bank capitalized originated mortgage servicing rights of $216,047 and $443,739 for the years ended May 31, 1997 and 1996, respectively.

8.  BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at May 31, 1997 and 1996 follows:

                                                               1997            1996
                                                            -----------     -----------
        Land..............................................  $   340,587     $   340,587
        Buildings and improvements........................    2,720,751       2,606,057
        Equipment.........................................    2,522,432       2,322,898
        Furniture and fixtures............................      584,896         562,322
                                                            -----------     -----------
                                                              6,168,666       5,831,864
        Less -- Accumulated depreciation..................   (3,742,835)     (3,292,723)
                                                            -----------     -----------
                                                            $ 2,425,831     $ 2,539,141
                                                            ===========     ===========

9.  DEPOSITOR ACCOUNTS

     Deposit account balances and stated interest rates at May 31, 1997 and 1996 are summarized as follows:

                                                  1997                        1996
                                                 STATED                      STATED
                                                  RATES         1997         RATES          1996
                                               -----------  ------------   ----------   ------------
Demand checking accounts.....................      --%      $ 23,854,838      --%       $ 23,080,009
Negotiable order of withdrawal accounts
  (NOW)......................................  1.00 - 2.25    15,023,912   1.00 - 2.25    14,771,748
Savings accounts.............................     3.00        80,175,311      3.00        80,813,613
Money market accounts........................  2.35 - 3.50    27,119,239   2.35 - 3.50    28,750,026
Time certificates............................  4.30 - 5.50    75,037,837   4.30 - 5.50    85,549,880
                                                            ------------                ------------
          Total deposits.....................               $221,211,137                $232,965,276
                                                            ============                ============

     Time certificate balances at May 31, 1997 and 1996 are summarized by remaining period to contractual maturity as follows:

                                                               1997            1996
                                                            -----------     -----------
        Under one year....................................  $69,248,768     $78,548,354
        One year to under three years.....................    3,792,718       5,859,727
        Three years and over..............................    1,996,351       1,141,799
                                                            -----------     -----------
                                                            $75,037,837     $85,549,880
                                                            ===========     ===========

     The aggregate amount of time certificates in denominations of $100,000 or more was approximately $5,174,000 and $5,460,000 at May 31, 1997 and 1996,
respectively.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

10.  INCOME TAXES

     The tax effects of temporary differences that give rise to the Bank's deferred tax assets and deferred tax liabilities, on a combined basis, for federal and state tax purposes at May 31,1997 and 1996 are as follows:

                                                                      1997       1996
                                                                     ------     ------
                                                                      (000'S OMITTED)
        Deferred tax assets:
          Allowance for loan losses................................  $  504     $  540
          Accrued postretirement benefits..........................     618        520
          Other deductible temporary differences...................     141        157
                                                                     ------     ------
                  Total gross deferred tax assets..................   1,263      1,217
                                                                     ------     ------
        Deferred tax liabilities:
          Bad debt reserves for income tax purposes in excess of
             the base-year reserves................................     289        422
          Net unrealized gain on securities available-for-sale.....     438         59
          Other taxable temporary differences......................     479        377
                                                                     ------     ------
                  Total gross deferred tax liabilities.............   1,206        858
                                                                     ------     ------
                  Net deferred tax asset (included in other
                    assets)........................................  $   57     $  359
                                                                     ======     ======

     Management believes that it is more likely than not that it will realize the net deferred tax asset.

     Provision for income taxes is comprised of the following:

                                                                YEARS ENDED MAY 31
                                                     ----------------------------------------
                                                        1997           1996           1995
                                                     ----------     ----------     ----------
    Current:
      Federal......................................  $1,302,494     $  945,021     $  827,582
      State........................................     450,864        350,741        307,154
                                                     ----------     ----------     ----------
                                                      1,753,358      1,295,762      1,134,736
                                                     ----------     ----------     ----------
    Deferred:
      Federal......................................     109,410       (198,026)      (248,217)
      State........................................    (106,902)       (73,496)       (92,125)
                                                     ----------     ----------     ----------
                                                          2,508       (271,522)      (340,342)
                                                     ----------     ----------     ----------
                                                     $1,755,866     $1,024,240     $  794,394
                                                     ==========     ==========     ==========

     The provision for income taxes for the three years ended May 31, 1997 differs from that computed at the federal statutory rate as follows:

                                                                YEARS ENDED MAY 31
                                                      --------------------------------------
                                                         1997           1996          1995
                                                      ----------     ----------     --------
    Tax at federal statutory rate...................  $1,571,265     $  846,539     $660,737
    State taxes, net of federal income tax
      benefit.......................................     322,566        182,981      141,867
    Excess New York State Bad Debt Reserve..........    (164,817)            --           --
    Other...........................................      26,852         (5,280)      (8,210)
                                                      ----------     ----------     --------
              Total income tax expense..............  $1,755,866     $1,024,240     $794,394
                                                      ==========     ==========     ========
    Effective rate..................................       37.99%         41.14%       40.88%
                                                      ==========     ==========     ========

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

     As a thrift institution, the Bank is subject to special provisions in the federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained for qualifying real property loans and for nonqualifying loans in amounts equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. A supplemental reserve is also maintained. The qualifying and nonqualifying loan reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount or the supplemental reserve which is expected to become taxable (or "recaptured") in the foreseeable future.

     Certain amendments to the federal tax bad debt provisions were enacted in July 1996. The federal amendments include elimination of the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the qualifying and nonqualifying loan reserves in excess of the base-year amounts. However, such recapture requirements were suspended for each of the two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. The Bank previously established, and will continue to maintain a deferred tax liability with respect to such excess federal reserves.

     The New York State amendments enacted in August of 1996 redesignate the Bank's State bad debt reserves at May 31, 1997 as the base-year amount and also provide for future additions to the base-year reserve using the percentage-of-taxable-income method. This change effectively eliminated the excess New York State reserves for which a deferred tax liability had been recognized and, accordingly, the Bank reduced its deferred tax liability by $164,817 (with a corresponding reduction in income tax expense) during the year ended May 31, 1997.

     In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the base-year and supplemental reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include: (i) reductions in the reserves for purposes other than tax bad debt losses, (ii) failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes and (iii) certain stock redemptions, partial or complete liquidation or distribution in excess of post-1951 earnings and profits. The reserve balance of $4,713,000 at December 31, 1987 has not been subject to deferred taxes.

11.  BENEFIT PLANS

  Pension Plan

     All eligible employees of the Bank are included in a noncontributory defined benefit pension plan administered by Actuarial Pension Analysts, Inc. Under the terms of the Plan, participants vest 100% upon completion of five years of service as defined in the plan document. The Bank's policy is to fund the consulting actuary's recommended contribution.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

     The funded status of the Bank's pension plan was as follows at May 31, 1997 and 1996:

                                                                   1997            1996
                                                                -----------     -----------
      Actuarial present value of benefit obligations:
        Accumulated benefit obligation, including vested
           benefits
           of $3,188,237 and $2,828,423 at May 31, 1997
           and 1996, respectively...........................    $(3,203,156)    $(3,139,230)
        Effect of projected future compensation levels......       (915,896)       (695,801)
                                                                -----------     -----------
           Projected benefit obligation.....................     (4,119,052)     (3,835,031)
      Plan assets at fair value, primarily fixed income and
        equity funds........................................      4,990,430       4,488,632
                                                                -----------     -----------
           Excess of plan assets over projected benefit
             obligation.....................................        871,378         653,601
      Unrecognized net gain from past experience different
        from
        that assumed and effect of changes in assumptions...       (515,120)       (220,562)
      Unrecognized past service liability...................        (45,471)        (52,005)
      Unrecognized net transition asset.....................        (19,099)        (52,410)
                                                                -----------     -----------
           Net prepaid pension cost (included in other
             assets)........................................    $   291,688     $   328,624
                                                                ===========     ===========

                                                               YEARS ENDED MAY 31
                                                      -------------------------------------
                                                        1997          1996          1995
                                                      ---------     ---------     ---------
      Net pension cost includes the following
        components:
        Service costs -- benefits earned during
           the period.............................    $ 228,068     $ 176,483     $ 151,059
        Interest cost on projected benefit
           obligation.............................      275,763       266,739       247,131
        Actual return on assets...................     (357,442)     (321,582)     (264,534)
        Amortization of transition assets.........      (33,311)      (33,311)      (33,311)
        Amortization of prior service cost........       (6,534)       (6,024)       (6,024)
                                                      ---------     ---------     ---------
           Net pension cost.......................    $ 106,544     $  82,305     $  94,321
                                                      =========     =========     =========
      Major assumptions utilized as follows:
        Discount rate.............................         7.50%         7.50%         8.25%
        Rate of increase in compensation levels...         5.50          5.50          6.00
        Expected long-term rate of return on Plan
           assets.................................         8.00          8.00          8.00

  Postretirement Benefits Other Than Pensions

     The Bank also sponsors postretirement defined benefit plans that cover substantially all employees and provide health care (medical and dental) benefits and life insurance benefits. Under the current plans, substantially all employees become eligible for benefits if they meet certain age and length of service requirements. Beginning on April 25, 1996, the plans require a partial employee contribution. Prior to that date, the plans were noncontributory for the Bank's employees.

     The Bank adopted SFAS No. 106 in fiscal 1995 and changed its method of accounting for these postretirement benefits. Under SFAS No. 106, the cost of postretirement health care and life insurance benefits is recognized on an accrual basis as such benefits are earned by active employees. Prior to the adoption of SFAS No. 106, the Bank recognized the cost of these benefits on a cash basis.

     The accumulated obligation for these benefits, upon adoption of SFAS No. 106, may be recognized as an immediate charge to earnings, or it may be amortized to expense over a number of years. The Bank recognized

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES in fiscal 1995 the full amount of its accumulated benefit obligation at the time of adoption as a charge to earnings, which amounted to approximately $645,000, after deducting a tax benefit of approximately $455,000.

     At May 31, 1997 and 1996, the actuarial and accrued liabilities for postretirement health care and life insurance benefits, none of which have been funded, were as follows:

                                                                     1997           1996
                                                                  ----------     ----------
      Accumulated postretirement benefit obligations:
        Retirees..............................................    $  629,490     $  643,752
        Other active participants.............................       654,434        721,147
                                                                  ----------     ----------
           Accumulated postretirement benefit obligation......     1,283,924      1,364,899
      Unrecognized (gain) loss................................      (200,486)       114,332
                                                                  ----------     ----------
           Accrued postretirement benefit cost (including
             in other liabilities)............................    $1,484,410     $1,250,567
                                                                  ==========     ==========
      Effect of 1% increase in health care cost trend rate --
        accumulated postretirement benefit obligation.........    $  154,095     $  186,040
                                                                  ==========     ==========

     Net periodic postretirement benefit cost is included in the following components:

                                                                  YEARS ENDED MAY 31
                                                           --------------------------------
                                                             1997        1996        1995
                                                           --------    --------    --------
    Service cost -- benefits attributed to service during
      period.............................................  $ 59,341    $ 72,156    $ 46,115
    Interest cost on accumulated postretirement benefit
      obligation.........................................   101,806     102,074      92,640
    Amortization of prior service cost...................        --          --     (59,693)
    Amortization of (gains) losses.......................   (17,141)     13,845     (28,689)
                                                           --------    --------    --------
         Net periodic postretirement benefit cost........  $144,006    $188,075    $ 50,373
                                                           ========    ========    ========

     The accumulated postretirement benefit obligation was determined using the projected unit cost method, as required by SFAS No. 106, and a discount rate of 8.00% in 1997, 7.50% in 1996 and 8.25% in 1995. The assumed rate of increase in future health care costs was 9.50% in 1997, 10.0% in 1996 and 10.5% in 1995, gradually decreasing to 5.0% in the year 2006 and remaining at that level thereafter.

  401(k) Plan

     The Bank has a 401(k) plan (the "Plan") covering substantially all full-time employees. The Plan provides for employer matching contributions subject to a specified maximum. Amounts charged to operations for the years ended May 31, 1997, 1996 and 1995 were approximately $86,000, $65,000 and $61,000, respectively.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

12.  BORROWED FUNDS AND REPURCHASE AGREEMENTS

     Securities sold under agreements to repurchase at May 31, 1997 and 1996 which were transacted with a major securities firm are as follows:

               1997
-----------------------------------
  AMOUNT         RATE      MATURITY
-----------     ------     --------
$   705,000      5.69%     06/18/97
  4,685,000       5.69     06/18/97
  1,300,000       6.00     06/19/97
  1,300,000       6.40     06/19/98
  4,700,000       6.65     07/01/98
  1,000,000       6.65     06/19/99
  4,700,000       6.32     05/24/99
  4,700,000       6.53     08/01/99
-----------
$23,090,000
-----------

               1996
-----------------------------------
  AMOUNT         RATE      MATURITY
-----------     ------     --------
$ 4,700,000      6.32%       08/96
 ==========

     Information relating to borrowings under repurchase agreements are summarized as follows:

                                                                YEARS ENDED MAY 31
                                                      ---------------------------------------
                                                         1997           1996          1995
                                                      -----------    ----------    ----------
    Average balance during the year.................  $19,685,315    $  101,075    $  875,000
    Average interest rates during the year..........         6.20%         6.32%         5.82%
    Maximum month-end balance during the year.......   23,300,000     4,700,000     4,500,000
    Securities underlying agreement at year-end:
      Amortized cost................................   25,470,851     5,000,000            --
      Estimated market value........................   25,508,437     4,981,000            --

     Federal Home Loan Bank advances are as follows at May 31, 1997 and 1996:

                                           AVAILABLE      OUTSTANDING     RATE       MATURITY
                                          -----------     -----------     -----     ----------
    1997:
      Revolving line of credit..........  $14,417,000     $        --        --%      Daily
      Repricing line of credit..........   14,417,000              --        --      Monthly
      Term loans........................           --         250,000      6.96     06/19/2000
                                                   --       5,000,000      5.79     12/18/2001
                                          -----------      ----------
                                          $28,834,000     $ 5,250,000
                                          ===========      ==========
    1996:
      Revolving line of credit..........  $12,922,000     $ 1,600,000     5.563%      Daily
      Repricing line of credit..........   12,922,000              --        --      Monthly
      Term loan.........................    2,000,000       2,000,000     5.500      May 1997
                                          -----------      ----------
                                          $27,844,000     $ 3,600,000
                                          ===========      ==========

     In addition, the Bank has a $5 million line of credit and a $10 million line of credit with two commercial banks which expire on November 30, 1997. As of May 31, 1997 and 1996, the credit lines were unused.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

13.  REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of May 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the following table (000's omitted):

                                                                                       TO BE WELL
                                                                                      CAPITALIZED
                                                                                         UNDER
                                                                                         PROMPT
                                                                  FOR CAPITAL          CORRECTIVE
                                                                    ADEQUACY             ACTION
                                                 ACTUAL             PURPOSES           PROVISIONS
                                            ----------------    ----------------    ----------------
                                            AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT     RATIO
                                            -------    -----    -------    -----    -------    -----
As of May 31, 1997:
  Total Capital (to risk weighted
     assets)..............................  $28,726    20.33%   $11,302     *8.0%   $14,127    *10.0%
  Tier 1 Capital (to risk weighted
     assets)..............................   27,495    19.46      5,651     *4.0      8,476     *6.0
  Tier 1 Capital (to average assets)......   27,495     9.53     11,535     *4.0     14,419     *5.0
As of May 31, 1996:
  Total Capital (to risk weighted
     assets)..............................  $25,934    18.45%   $11,246     *8.0%   $14,057    *10.0%
  Tier 1 Capital (to risk weighted
     assets)..............................   24,629    17.52      5,623     *4.0      8,434     *6.0
  Tier 1 Capital (to average assets)......   24,629     9.51     10,361     *4.0     12,952     *5.0

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

14.  COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     At May 31, 1997, the Bank was obligated under noncancelable operating leases for office space. Minimum future obligations under the leases are as follows:

                Year ending May 31:
                  1998............................................  $123,935
                  1999............................................    10,328
                  2000............................................        --
                  2001............................................        --
                  2002............................................        --
                  Thereafter......................................        --
                                                                    --------
                                                                    $134,263
                                                                    ========

     Rental expense included in the statements of income was approximately $267,000, $249,000 and $238,000 for the years ended May 31, 1997, 1996 and 1995, respectively.

     In 1993, the Bank entered into an agreement with a company to provide data processing services. Such agreement expires in July 2000. The commitment for future payments fluctuates with the level of service provided. The costs incurred in connection with this agreement are included in data processing expenses in the accompanying statements of income.

  Loan Commitments

     Loan commitments and unused lines of credit as of May 31, 1997 are as follows (with comparative totals as of May 31, 1996):

                                                   COMMITMENTS
                                                       TO            UNUSED
                                                    ORIGINATE       LINES OF
                                                      LOANS          CREDIT          TOTAL
                                                   -----------     ----------     -----------
    Mortgage loans...............................  $19,189,757     $       --     $19,189,757
    Construction loans...........................    4,599,600             --       4,599,600
    Commercial loans.............................      345,000      4,275,202       4,620,202
    Other loans..................................    5,877,312             --       5,877,312
                                                   -----------     ----------     -----------
              Total as of May 31, 1997...........  $30,011,669     $4,275,202     $34,286,871
                                                   ===========     ==========     ===========
              Total as of May 31, 1996...........  $20,765,251     $9,344,404     $30,109,655
                                                   ===========     ==========     ===========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire, the total commitment amounts do not necessarily represent future cash requirements.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the loan commitments is represented by their contractual amount. The Bank controls the credit risk of loan commitments through credit approvals, limits and monitoring procedures. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

CONCENTRATION OF CREDIT RISK

     The Bank grants residential mortgage loans, construction loans, commercial loans and consumer loans to customers located primarily in Orange County, New York and the surrounding counties of Rockland and Dutchess in New York. The borrowers' ability to repay loan principal and accrued interest is dependent upon, among other things, the economic conditions prevailing in the Bank's lending area.

HEDGING

     In the normal course of business, the Bank uses off-balance sheet financial instruments primarily as part of mortgage banking hedging strategies. Such instruments generally include put options purchased and forward commitments to sell mortgage loans. As a result of interest rate fluctuations, these off-balance sheet financial instruments will develop unrealized gains or losses that mitigate changes in the underlying hedged portion of the balance sheet. When effectively used, these off-balance sheet financial instruments are designed to moderate the impact on earnings as interest rates move up or down.

  Nationar

     One of the Bank's correspondents was Nationar, a state-chartered trust company. The Bank had used Nationar for in-clearing of bank checks, money orders and ACH returns. On February 6, 1995, the New York State Superintendent of Banking (the Superintendent) took possession of the business and property of Nationar. At that time, customer accounts were frozen including approximately $3.9 million of the Bank's assets primarily consisting of cash balances. The Superintendent maintained the continued operations of Nationar, managed the process of selling Nationar's assets, and prepared the initial accounting of Nationar's assets and liabilities.

     On June 27, 1996, the Bank received payment of $3.5 million and subsequently received additional payments of $211,595, $3,800 and $75,000 on July 18, 1996, November 12, 1996 and April 22, 1997, respectively. The Bank wrote off its investment in Nationar securities of approximately $97,000 in fiscal 1995.

  Litigation

     The Bank is involved in legal proceedings incurred in the normal course of business. In the opinion of management, none of these proceedings are expected to have a material effect on the consolidated financial position or results of operations of the Bank.

15.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Due from Banks and Federal Funds Sold

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

  Accrued Interest and FHLB Stock

     The carrying amount is a reasonable estimate of fair value.

  Securities

     Fair values for securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                   THE WARWICK SAVINGS BANK AND SUBSIDIARIES

  Loans, net

     For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

     For other loan types, fair value is based on the credit and interest rate characteristics of individual loans. These loans are stratified by type, maturity, interest rate, underlying collateral where applicable, and credit quality ratings. Fair value is estimated by discounting scheduled cash flows through estimated maturities using discount rates which in management's opinion best reflect current market interest rates that would be charged on loans with similar characteristics and credit quality. Credit risk concerns are reflected by adjusting cash flow forecasts, by adjusting the discount rate or by adjusting both.

  Depositor Accounts

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  Mortgage Escrow Funds and Borrowed Funds

     The carrying amount is a reasonable estimate of fair value.

     The following is a summary of the carrying values and estimated fair values of the Bank's financial assets and liabilities at May 31, 1997 and 1996 (000's omitted):

                                                          1997                      1996
                                                  ---------------------     ---------------------
                                                  CARRYING       FAIR       CARRYING       FAIR
                                                   VALUE        VALUE        VALUE        VALUE
                                                  --------     --------     --------     --------
Financial assets:
  Cash on hand and in banks.....................  $ 10,367     $ 10,367     $  7,102     $  7,102
  Federal funds sold............................     1,315        1,315           --           --
  Securities....................................   126,393      126,417      144,284      144,254
  Loans, net....................................   138,323      139,126      108,897      109,553
  Accrued interest receivable...................     2,097        2,097        1,942        1,942
  Federal Home Loan Bank stock..................     1,731        1,731        1,178        1,178
Financial liabilities:
  Demand, NOW, statement savings and passbook,    $146,173     $146,173     $147,415     $147,415
     and money market accounts..................
  Time certificate accounts.....................    75,038       75,003       85,550       85,886
  Mortgage escrow funds.........................     1,398        1,398        1,252        1,252
  Borrowed funds................................    28,340       28,340        8,300        8,300
  Accrued interest payable......................     1,211        1,211        1,201        1,201

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WARWICK COMMUNITY BANCORP, INC., THE WARWICK SAVINGS BANK OR SANDLER O'NEILL & PARTNERS, L.P. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WARWICK COMMUNITY BANCORP, INC. OR THE WARWICK SAVINGS BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Summary...................................    5
Selected Consolidated Financial and Other
  Data of the Bank........................   15
Risk Factors..............................   17
Warwick Community Bancorp, Inc. ..........   24
The Warwick Savings Bank..................   24
Use of Proceeds...........................   26
Dividend Policy...........................   27
Market for the Common Stock...............   28
Regulatory Capital Compliance.............   29
Capitalization............................   30
Pro Forma Data............................   32
Comparison of Valuation and Pro Forma Data
  With and Without Foundation.............   36
The Warwick Savings Bank and Subsidiaries
  Consolidated Statements of Income.......   37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   38
Business of the Company...................   49
Business of the Bank......................   50
Federal and State Taxation................   73
Regulation and Supervision................   74
Management of the Company.................   86
Management of the Bank....................   87
The Conversion............................   99
Restrictions on Acquisition of the Company
  and the Bank............................  119
Description of Capital Stock of the
  Company.................................  127
Description of Capital Stock of the
  Bank....................................  128
Transfer Agent and Registrar..............  129
Experts...................................  129
Other Information.........................  129
Legal and Tax Opinions....................  129
Additional Information....................  129
Index to Financial Statements.............  F-1

                            ------------------------

  UNTIL THE LATER OF            , 199 , OR 25 DAYS AFTER
THE COMMENCEMENT OF THE COMMUNITY OFFERING, IF ANY, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                                5,577,500 SHARES

                                     [LOGO]
                        WARWICK COMMUNITY BANCORP, INC.
                         (PROPOSED HOLDING COMPANY FOR
                           THE WARWICK SAVINGS BANK)
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                        Sandler O'Neill & Partners, L.P.
                               NOVEMBER   , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

New York State Banking Department application fee................................  $    5,000
SEC registration fee(1)..........................................................      20,020
National Association of Securities Dealers filing fee(1).........................       6,915
Nasdaq National Market Listing Fee(1)............................................      34,017
Printing, postage and mailing....................................................     225,000
Legal fees and expenses..........................................................     480,000
Marketing fees and selling commissions(1)........................................   1,075,000
Financial advisor expenses (excluding legal fees)................................       5,000
Accounting fees and expenses.....................................................     250,000
Appraiser's fees and expenses (including preparing business plan)................      25,000
Transfer agent and registrar fees and expenses...................................       8,000
Conversion agent fees and expenses...............................................      12,500
Certificate printing.............................................................       5,000
Telephone, temporary help and other equipment....................................      10,000
Blue Sky fees and expenses (including fees of counsel)...........................      15,000
Miscellaneous....................................................................      10,000
                                                                                   ----------
TOTAL............................................................................  $2,186,452
                                                                                   ==========

---------------
(1) Actual expenses based upon the registration of 6,606,523 and sale of 6,414,100 shares each at $10.00 per share. All other expenses are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Article IX of the Certificate of Incorporation of Warwick Community Bancorp, Inc. (the "Company") provides that a director shall not be personally liable to the Company or its shareholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company.

     Article X also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Warwick Savings Bank currently maintains and the Company expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

     The Company expects to enter into employment agreements with certain executive officers, which agreements are expected to require that the Company will obtain a directors' and officers' liability policy for the benefit of such officers or that the Company will indemnify such officers to the fullest extent provided by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits filed as a part of this Registration Statement are as follows:

     (A). LIST OF EXHIBITS.  (Filed herewith unless otherwise noted.)

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
     1.1      Engagement Letter, dated July 10, 1997, between The Warwick Savings Bank and
              Sandler O'Neill & Partners, L.P.
     1.2      Form of Agency Agreement (To be filed by amendment)
     2.1      Amended and Restated Plan of Conversion of The Warwick Savings Bank
     3.1      Certificate of Incorporation of Warwick Community Bancorp, Inc.
     3.2      By-Laws of Warwick Community Bancorp, Inc.
     3.3      Restated Organization Certificate of The Warwick Savings Bank
     3.4      By-Laws of The Warwick Savings Bank
     4.1      Certificate of Incorporation of Warwick Community Bancorp, Inc. (See Exhibit 3.1)
     4.2      By-Laws of Warwick Community Bancorp, Inc. (See Exhibit 3.2)
     4.3      Form of Stock Certificate of Warwick Community Bancorp, Inc.
     4.4      Form of Stock Certificate of The Warwick Savings Bank
     5.1      Form of Opinion of Thacher Proffitt & Wood regarding legality of the shares issued
     8.1      Form of Opinion of Thacher Proffitt & Wood regarding federal and New York State taxation
     8.2      Opinion of FinPro, Inc. regarding Subscription Rights
    10.1      Warwick Community Bancorp, Inc. Employee Stock Ownership Plan
    10.2      The Warwick Savings Bank 401(k) Savings Plan (To be filed by amendment)
    10.3      Form of ESOP Loan Commitment Letter and ESOP Loan Documents (To be filed by amendment)

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
    10.4      Form of Employment Agreement between Warwick Community Bancorp, Inc. and certain executive officers
    10.5      Form of Employee Retention Agreement by and among The Warwick Savings Bank and certain employees
    10.6      Benefit Restoration Plan of The Warwick Savings Bank
    10.7      Engagement Letter, dated July 11, 1997, between The Warwick Savings Bank and
              FinPro, Inc. for conversion appraisal services and for services related to the preparation of the business plan
    10.8      Engagement Letter, dated July 10, 1997, between The Warwick Savings Bank and
              Sandler O'Neill & Partners, L.P. for conversion agent services
    16.1      Letter of KPMG Peat Marwick LLP certifying as to change in accountants (To be filed by amendment)
    21.1      Subsidiaries of the Registrant
    23.1      Consent of Arthur Andersen LLP
    23.2      Consent of Thacher Proffitt & Wood (Included in Exhibits 5.1 and 8.1)
    23.3      Consent of FinPro, Inc.
    24.1      Power of Attorney (Included in Signature Page of this Registration Statement)
    27.1      Financial Data Schedule (Submitted only with filing in electronic format)
    99.1      Appraisal Report of FinPro, Inc. (To be filed by amendment)
    99.2      Form of Marketing Materials to be used in connection with the Offerings (To be filed by amendment)

     (B). FINANCIAL STATEMENT SCHEDULES.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Warwick, State of New York, on September 17, 1997.

                                          WARWICK COMMUNITY BANCORP, INC.

                                          By: /s/  TIMOTHY A. DEMPSEY
                                            ------------------------------------
                                                     Timothy A. Dempsey
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Timothy A. Dempsey and Ronald J. Gentile as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                 TITLE                       DATE
------------------------------------------  ------------------------------   -------------------

          /s/ TIMOTHY A. DEMPSEY            Director, President and Chief     September 17,1997
------------------------------------------    Executive Officer (Principal
            Timothy A. Dempsey                executive officer)

          /s/ RONALD J. GENTILE             Director, Executive Vice         September 17, 1997
------------------------------------------    President and Chief
            Ronald J. Gentile                 Operating Officer
           /s/ ARTHUR W. BUDICH             Senior Vice President,           September 17, 1997
------------------------------------------    Treasurer and Chief
             Arthur W. Budich                 Financial Officer (Principal
                                              financial and accounting
                                              officer)

          /s/ FRANCES M. GORISH             Director                         September 17, 1997
------------------------------------------
            Frances M. Gorish

          /s/ R. MICHAEL KENNEDY            Director                         September 17, 1997
------------------------------------------
            R. Michael Kennedy

            /s/ FRED M. KNIPP               Director                         September 17, 1997
------------------------------------------
              Fred M. Knipp

                   NAME                                 TITLE                       DATE
------------------------------------------  ------------------------------   -------------------

           /s/ EMIL R. KRAHULIK             Director                         September 17, 1997
------------------------------------------
             Emil R. Krahulik

       /s/ THOMAS F. LAWRENCE, JR.          Director                         September 17, 1997
------------------------------------------
         Thomas F. Lawrence, Jr.

        /s/ HENRY L. NIELSEN, JR.           Director                         September 17, 1997
------------------------------------------
          Henry L. Nielsen, Jr.

         /s/ JOHN W. SANFORD III            Director                         September 17, 1997
------------------------------------------
           John W. Sanford III

           /s/ ROBERT N. SMITH              Director                         September 17, 1997
------------------------------------------
             Robert N. Smith

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
-----------   -----------------------------------------------------------------------  ------------
     1.1      Engagement Letter, dated July 10, 1997, between The Warwick Savings
              Bank and Sandler O'Neill & Partners, L.P.
     1.2      Form of Agency Agreement (To be filed by amendment)
     2.1      Amended and Restated Plan of Conversion of The Warwick Savings Bank
     3.1      Certificate of Incorporation of Warwick Community Bancorp, Inc.
     3.2      By-Laws of Warwick Community Bancorp, Inc.
     3.3      Restated Organization Certificate of The Warwick Savings Bank
     3.4      By-Laws of The Warwick Savings Bank
     4.1      Certificate of Incorporation of Warwick Community Bancorp, Inc. (See
              Exhibit 3.1)
     4.2      By-Laws of Warwick Community Bancorp, Inc. (See Exhibit 3.2)
     4.3      Form of Stock Certificate of Warwick Community Bancorp, Inc.
     4.4      Form of Stock Certificate of The Warwick Savings Bank
     5.1      Form of Opinion of Thacher Proffitt & Wood regarding legality of the shares issued
     8.1      Form of Opinion of Thacher Proffitt & Wood regarding federal and New
              York State taxation
     8.2      Opinion of FinPro, Inc. regarding Subscription Rights
    10.1      Warwick Community Bancorp, Inc. Employee Stock Ownership Plan
    10.2      The Warwick Savings Bank 401(k) Savings Plan (To be filed by amendment)
    10.3      Form of ESOP Loan Commitment Letter and ESOP Loan Documents (To be
              filed by amendment)
    10.4      Form of Employment Agreement between Warwick Community Bancorp, Inc.
              and certain executive officers
    10.5      Form of Employee Retention Agreement by and among The Warwick Savings
              Bank and certain employees
    10.6      Benefit Restoration Plan of The Warwick Savings Bank
    10.7      Engagement Letter, dated July 11, 1997, between The Warwick Savings
              Bank and FinPro, Inc. for conversion appraisal services and for services related to the preparation of the business plan
    10.8      Engagement Letter, dated July 10, 1997, between The Warwick Savings
              Bank and Sandler O'Neill & Partners, L.P. for conversion agent services
    16.1      Letter of KPMG Peat Marwick LLP certifying as to change in accountants
              (To be filed by amendment)
    21.1      Subsidiaries of the Registrant
    23.1      Consent of Arthur Andersen LLP
    23.2      Consent of Thacher Proffitt & Wood (Included in Exhibits 5.1 and 8.1)
    23.3      Consent of FinPro, Inc.
    24.1      Power of Attorney (Included in Signature Page of this Registration
              Statement)
    27.1      Financial Data Schedule (Submitted only with filing in electronic format)
    99.1      Appraisal Report of FinPro, Inc. (To be filed by amendment)
    99.2      Form of Marketing Materials to be used in connection with the Offerings
              (To be filed by amendment)